As filed with the Securities and Exchange Commission on November 10, 2004

Registration No. 333-119217

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO THE

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BANKFINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6035	Being applied for
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15W060 North Frontage Road

Burr Ridge, Illinois 60527

(800) 894-6900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

F. Morgan Gasior

15W060 North Frontage Road

Burr Ridge, Illinois 60527

(800) 894-6900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Agent for Service)

Copies to:

Robert B. Pomerenk, Esq.	Edwin S. del Hierro, Esq.
Ned Quint, Esq.	Barack Ferrazzano Kirschbaum
Luse Gorman Pomerenk & Schick, P.C.	Perlman & Nagelberg LLP
5335 Wisconsin Avenue, N.W., Suite 400	333 W. Wacker Drive, Suite 2700
Washington, D.C. 20015	Chicago, IL 60606

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.01 par value per share	24,466,250 shares	$10.00	$244,662,500	(1)	$30,999	(2)
Participation Interests	985,982 interests	—	—			(3)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	A fee of $25,135 has been previously submitted.
(3)	The securities of BankFinancial Corporation to be purchased by the BankFinancial and Subsidiaries Associate Investment Plan are included in the amount shown for common stock. However, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

BANKFINANCIAL CORPORATION

(Proposed Holding Company for BankFinancial, F.S.B.)

Up to 24,466,250 Shares of Common Stock

BankFinancial Corporation, a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of BankFinancial MHC, Inc. from the mutual to the stock form of organization. All shares of common stock are being offered for sale at a price of $10.00 per share. We expect our shares of common stock will trade on the Nasdaq National Market under the symbol “BFIN.”

We are offering up to 21,275,000 shares of common stock for sale on a best efforts basis. We may sell up to 24,466,250 shares of common stock because of demand for the shares or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 15,725,000 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

•	First, to depositors of BankFinancial, F.S.B. with aggregate account balances of at least $50 on March 31, 2003.

•	Second, to BankFinancial, F.S.B.’s tax-qualified employee benefit plans.

•	Third, to depositors of BankFinancial, F.S.B. with aggregate account balances of at least $50 on September 30, 2004.

•	Fourth, to depositors of BankFinancial, F.S.B. as of November 8, 2004 and to borrowers of BankFinancial, F.S.B. as of January 1, 1999 whose borrowings remained outstanding as of November 8, 2004.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Sandler O’Neill & Partners, L.P.

The minimum number of shares you may order is 25 shares. The offering is expected to expire at 12:00 noon, Central time, on December 20, 2004. We may extend this expiration date without notice to you until February 3, 2005, unless the Office of Thrift Supervision approves a later date, which may not be beyond January 6, 2007. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond February 3, 2005, or the number of shares of common stock to be sold is increased to more than 24,466,250 shares or decreased to less than 15,725,000 shares. If the offering is extended beyond February 3, 2005, or if the number of shares of common stock to be sold is increased to more than 24,466,250 shares or decreased to less than 15,725,000 shares, we will promptly return, with interest, all funds previously delivered to us to purchase shares of common stock in the offering, and subscribers may be resolicited with the approval of the Office of Thrift Supervision. Funds received during the offering will be held in a segregated account at BankFinancial, F.S.B. or another insured depository institution and will earn interest at our passbook savings rate.

Sandler O’Neill & Partners, L.P. will assist us in selling our shares of common stock on a best efforts basis. Sandler O’Neill & Partners, L.P. is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering.

This investment involves a degree of risk, including the possible loss of your investment.

Please read “ Risk Factors” beginning on page 17.

TERMS OF THE OFFERING

Price: $10.00 per Share

	Minimum	Maximum	Adjusted Maximum
Number of shares:	15,725,000	21,275,000	24,466,250
Gross offering proceeds:	$157,250,000	$212,750,000	$244,662,500
Estimated offering expenses:	$2,480,000	$2,939,000	$3,203,000
Estimated net proceeds:	$154,770,000	$209,811,000	$241,460,000
Estimated net proceeds per share:	$9.84	$9.86	$9.87

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sandler O’Neill & Partners, L.P.

The date of this prospectus is             , 2004.

[MAP SHOWING BANKFINANCIAL, F.S.B.’S MARKET AREA APPEARS HERE]

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ABOUT THIS PROSPECTUS

The words “we,” “our” and other similar references are intended to refer to BankFinancial MHC, Inc. and its subsidiaries (including BankFinancial Corporation, a federal corporation, and BankFinancial, F.S.B.) when relating to matters and time periods prior to the completion of the conversion and the offering, and to refer to BankFinancial Corporation, a Maryland corporation, and its subsidiaries (including BankFinancial, F.S.B.) when referring to matters and time periods after completion of the conversion and the offering. In addition, unless otherwise indicated, references to BankFinancial Corporation mean BankFinancial Corporation, the Maryland corporation.

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SUMMARY

The following summary highlights selected information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements.

BankFinancial, F.S.B.

BankFinancial, F.S.B. is a full-service, community-oriented savings bank with total assets of $1.469 billion, total net loans of $1.068 billion and total deposits of $1.105 billion at June 30, 2004. We provide financial services to individuals, families and businesses through our 16 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. Originally organized in 1924, BankFinancial, F.S.B. reorganized into the mutual holding company structure in January 1999. BankFinancial, F.S.B. is currently the wholly owned subsidiary of BankFinancial Corporation, a federal corporation, which is the wholly owned subsidiary of BankFinancial MHC, Inc., a federal mutual holding company.

BankFinancial, F.S.B.’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in multi-family mortgage loans, nonresidential real estate loans, commercial and construction loans and commercial leases, as well as one- to four-family residential mortgage loans and in agency securities and mortgage-backed securities. In addition, we sell annuities and securities through our Wealth Management Group, and we sell title insurance, property and casualty insurance and other insurance products through Financial Assurance Services, one of our two wholly-owned subsidiaries. We design our service delivery channels to suit the needs of our customers, with an emphasis on delivering services electronically and on-demand at our customers’ convenience.

BankFinancial, F.S.B.’s executive offices are located at 15W060 North Frontage Road, Burr Ridge, Illinois 60527. Our telephone number at this address is (800) 894-6900. Our website address is www.bankfinancial.com.

BankFinancial Corporation

BankFinancial Corporation is a newly-formed Maryland corporation that will own all of the outstanding common stock of BankFinancial, F.S.B. upon completion of the mutual-to-stock conversion and the offering. BankFinancial Corporation has not engaged in any business to date.

Our executive offices are located at 15W060 North Frontage Road, Burr Ridge, Illinois 60527. Our telephone number at this address is (800) 242-7700.

Our Organizational Structure

In January 1999, BankFinancial, F.S.B.’s mutual predecessor reorganized into the mutual holding company form of organization by forming BankFinancial MHC, Inc. BankFinancial MHC owns 100% of the outstanding shares of common stock of BankFinancial Corporation, a federal corporation. BankFinancial MHC is a mutual holding company that has no stockholders. BankFinancial Corporation, a federal corporation, owns 100% of the outstanding shares of common stock of BankFinancial, F.S.B. BankFinancial Corporation, a federal corporation, has not issued shares of stock to the public.

Pursuant to the terms of BankFinancial MHC’s plan of conversion and reorganization, BankFinancial MHC will convert from a mutual holding company to the public form of corporate structure. As part of the conversion, we are offering for sale in a subscription offering, and, if necessary, a community offering and a syndicated community offering, shares of common stock of BankFinancial Corporation, a Maryland corporation. Upon the completion of the conversion and offering, BankFinancial MHC and BankFinancial Corporation, the federal corporation, will cease to exist.

Business Strategy

Our primary business strategy for the past five years has been to transform BankFinancial, F.S.B. from a traditional savings bank to a multi-faceted financial institution with a diversified balance sheet and enhanced capabilities in commercial banking products and services, while expanding our geographic presence in the Chicago metropolitan area and developing managerial and technological resources and infrastructure capable of supporting future growth. In pursuing these objectives, we expanded our multi-family and commercial real estate lending and implemented additional commercial lending and leasing capabilities and product lines. We have also added expertise in information technology and expanded our mergers and acquisitions capabilities. In November 2001, we acquired Success Bancshares and its wholly owned subsidiary, Success National Bank. The following represent the major results of our business strategy as of June 30, 2004.

•	We increased multi-family mortgage loans, other nonresidential real estate loans, construction and land loans and commercial loans and leases to $710.3 million, or 66.2% of our total loan portfolio at June 30, 2004, compared to $60.6 million, or 6.1% of our total loan portfolio at December 31, 1999. As a result, our allowance for loan losses increased to 1.00% of total loans, compared to 0.59% at December 31, 1999. Our ratio of nonperforming loans to total loans was 0.74% at June 30, 2004, and 0.66% at December 31, 1999.

•	We increased our commercial demand deposits to $85.7 million, or 7.8% of total deposits at June 30, 2004, compared to $15.2 million, or 1.8% of total deposits at December 31, 1999, through targeted marketing programs and the acquisition of Success Bancshares.

•	We increased our retail core deposits (savings, money market, noninterest bearing demand and NOW accounts) to $568.2 million, or 51.4% of total deposits at June 30, 2004, compared to $296.1 million, or 34.2% of total deposits at December 31, 1999 through new product development and marketing.

•	We added nine branch offices in Chicago and its northern and western suburbs, as well as new capabilities in merchant processing and business cash management, through our acquisition of Success Bancshares, de novo branching and internal development.

•	We reduced our total Federal Home Loan Bank funding by $81.7 million since December 31, 1999, even though we assumed $53.7 million of Federal Home Loan Bank advances from our acquisition of Success Bancshares in 2001.

•	We reduced our future funding costs in 2003 by restructuring $170.0 million in Federal Home Loan Bank borrowings and retiring $15.0 million of subordinated debt underlying the 8.95% trust preferred securities that we assumed through our acquisition of Success Bancshares. Our net loss of $1.9 million in 2003 was primarily due to $12.4 million in prepayment penalties ($8.3 million recorded as non-interest expense and $4.1 million amortization recorded as interest expense) resulting from our restructuring of the Federal Home Loan Bank borrowings, and $800,000 of purchase accounting expense recognition relating to the retirement of the trust preferred securities.

•	We added title insurance capabilities to our existing property and casualty, life and disability insurance operations at our subsidiary, Financial Assurance Services.

We believe that these actions will facilitate our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. We also intend to focus on the following:

•	Expanding our banking franchise through acquisitions and branching. We will attempt to use the net proceeds from the offering, as well as our new stock holding company structure, to expand our market footprint through acquisitions of banks, savings institutions and other financial service providers in the Chicago metropolitan area and through limited de novo branching. We plan to explore acquisition opportunities involving other banks and thrifts, and possibly financial service companies, when and as they arise as a means of supplementing internal growth, filling gaps in our current geographic footprint and expanding our customer base, product lines and internal capabilities. We may also consider the establishment of de novo branches or the acquisition of financial institutions in other Midwestern states. We will attempt to identify institutions that we believe will fit well with our current franchise objectives and corporate culture.

We have no current arrangements or agreements to acquire other banks, thrifts and financial service companies or branch offices. However, we have had, and intend to continue to have, discussions with local financial institutions to determine whether they would be interested in exploring the possibility of our acquiring them after the offering is completed and we have sufficient capital resources to fund an acquisition. In addition, we have participated in, and intend to continue to participate in, sales processes initiated on behalf of local financial institutions that have made a decision to explore the possibility of a sale. We have also explored, and intend to continue to explore, the possibility of acquiring local financial service companies, insurance agencies and engaging in limited de novo branching. We are presently investigating the feasibility of establishing a small number of de novo branches in the Chicago metropolitan area, but have no current plans to engage in extensive de novo branching, and have no current arrangements or agreements, and have filed no regulatory applications, to establish de novo branches. There can be no assurance that we will be able to consummate any acquisition or establish new branches. See “Risk Factors—Our Ability to Successfully Conduct Acquisitions Will Affect Our Ability to Grow Our Franchise and Compete Effectively in Our Marketplace.”

•	Growing our loan portfolio and emphasis on business banking. We intend to continue to emphasize the origination of higher interest margin multi-family mortgage loans, other nonresidential real estate loans, construction and land loans and commercial loans and leases as market conditions, federal regulations and other factors permit. We also intend to continue to expand our commercial banking capabilities by continuing to add experienced commercial bankers to our team, with a particular emphasis on commercial and industrial lending experience, and to enhance our direct marketing efforts to local businesses.

•	Maintaining the quality of our loan portfolio. Maintaining the quality of our loan and lease portfolio is a key factor in managing our growth. We will continue to use risk management techniques, such as independent internal and external loan reviews, risk-focused portfolio credit analysis and field inspections of collateral in overseeing the performance of our loan portfolio.

•	Achieving efficient growth by leveraging our existing operational and management resources. We have invested significant resources in developing a management team and a technological infrastructure that are capable of managing a larger asset and deposit base than we currently have. As a result, we have residential, commercial and consumer loan departments staffed with experienced professionals who are capable of promoting the continued growth and oversight of our loan portfolio, and we intend to approach future growth opportunities with a view toward achieving improved economies of scale.

•	Increasing our noninterest income by diversifying products and services. We have sought to supplement our interest income by increasing our fee income from new products and services. We intend to improve our noninterest income by continuing to offer wealth management services (annuities and securities), property, casualty, life and disability insurance products and title insurance products and services.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview of Financial Condition and Results of Operations—Significant Strategic Initiatives and Impact on Results of Operations” for a further discussion of our business strategy.

Impact on Our Results of Operations

We have taken a number of actions to implement our business strategy, including our acquisition of Success Bancshares and its wholly owned subsidiary, Success National Bank. Although these actions have produced benefits that have furthered the implementation of our business strategy, they have also resulted in additional expenses during the six months ended June 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001. We also experienced an adverse development in our investment securities portfolio. These actions and developments resulted in net losses in recent periods and reduced net income in 2002 and 2001.

For the six months ended June 30, 2004, our net loss was $6.8 million, compared to net income of $2.5 million for the same period in 2003. The net loss for the first six months of 2004 was primarily due to a $15.0 million impairment loss, pre-tax, that we recognized as of June 30, 2004 on preferred securities issued by two federal government-sponsored entities, Fannie Mae and Freddie Mac. The after-tax impact on net income was $9.2 million. The impairment loss resulted from our application of new accounting guidance set forth in the Financial Accounting Standards Board’s Emerging Issues Task Force Issue No. 03-1, “The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments.” The impairment loss on these securities was a non-cash charge that did not impact our equity because the unrealized losses on these securities, net of taxes, were previously included in our accumulated other comprehensive losses and reflected in our equity. See “Business of BankFinancial, F.S.B.—Securities Activities—Equity Securities.”

For the year ended December 31, 2003, we incurred a net loss of $1.9 million compared to net income of $5.0 million for the year ended December 31, 2002. The net loss for the year ended December 31, 2003 was primarily due to $12.4 million in prepayment penalties resulting from our restructuring of the Federal Home Loan Bank borrowings, with $8.3 million recorded as non-interest expense and $4.1 million amortization recorded as interest expense. The after-tax impact on net income was $7.6 million (based on a combined effective federal and state tax rate of 38.74%).

For a more complete discussion of our financial condition and results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including the subsection entitled “Overview of Financial Condition and Results of Operations.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

•	to provide additional financial resources to pursue future acquisition opportunities and limited de novo branching opportunities as discussed above in “—Business Strategy—Expanding our banking franchise through acquisitions and branching.” We have no current arrangements or agreements to acquire other banks, thrifts and financial service companies or branch offices, and have no current arrangements or agreements, and have filed no regulatory applications, to establish de novo branches;

•	to support our internal growth through lending in communities we serve or may serve in the future;

•	to enhance our existing products and services and to support the development of new products and services;

•	to improve our overall competitive position;

•	to repay term debt we incurred in acquiring Success Bancshares and in funding the redemption of the trust preferred securities that we assumed from Success Bancshares in 2003;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock; and

•	to retain and attract qualified personnel by establishing stock benefit plans for management and employees, including a stock option plan, a recognition and retention plan and an employee stock ownership plan.

Terms of the Conversion and the Offering

Under BankFinancial MHC’s plan of conversion and reorganization, our organization will convert to a fully public form of holding company structure. In connection with the conversion, we are offering between 15,725,000 and 21,275,000 shares of common stock to eligible depositors of BankFinancial, F.S.B., to our employee benefit plans and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased up to 24,466,250 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 24,466,250 or decreased to less than 15,725,000, or the offering is extended beyond February 3, 2005, subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock. Sandler O’Neill & Partners, L.P., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Sandler O’Neill is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

(1)	First, to depositors of BankFinancial, F.S.B. with aggregate account balances of at least $50 on March 31, 2003.

(2)	Second, to BankFinancial, F.S.B.’s tax-qualified employee benefit plans.

(3)	Third, to depositors of BankFinancial, F.S.B. with aggregate account balances of at least $50 on September 30, 2004.

(4)	Fourth, to depositors of BankFinancial, F.S.B. as of November 8, 2004 and to borrowers of BankFinancial, F.S.B. as of January 1, 1999 whose borrowings remained outstanding as of November 8, 2004.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons residing in the Illinois Counties of Cook, DuPage, Lake and Will. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Sandler O’Neill & Partners, L.P.

We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering or the syndicated community offering, and, accordingly, any determination to accept or reject purchase orders in the community offering and the syndicated community offering will be based on the facts and circumstances known to us at the time.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering. A detailed description of share allocation procedures can be found in the section entitled “The Conversion; Plan of Distribution.”

How We Determined the Offering Range and the $10.00 Per Share Offering Price

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of BankFinancial Corporation, assuming the conversion and the offering are completed. RP Financial, LC., our independent appraiser, has estimated that, as of October 29, 2004, this market value ranged from $157.3 million to $212.8 million, with a midpoint of $185.0 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 15,725,000 shares to 21,275,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. RP Financial’s appraisal is based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of ten publicly traded savings bank and thrift holding companies that RP Financial considered comparable to us.

The following table presents a summary of selected pricing ratios for BankFinancial Corporation and our peer group companies identified by RP Financial. Our pro forma price-to-core earnings multiple is annualized based on earnings for the twelve months ended September 30, 2004, while information for the peer group companies is based on earnings for the twelve months ended September 30, 2004 or the latest available trailing twelve-month period. All other information presented is as of September 30, 2004. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 85.2% on a price-to-core earnings basis, a discount of 41.9% on a price-to-book value basis and a discount of 43.3% on a price-to-tangible book value basis. The pricing ratios result from our generally having higher levels of equity but lower earnings than the companies in the peer group. Our board of directors, in reviewing and approving the valuation, considered the range of price-to-core earnings multiples and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. Instead, the appraisal concluded that these ranges represented the appropriate balance of the two approaches to valuing BankFinancial Corporation, and the number of shares to be sold, in comparison to the identified peer group institutions. Specifically, in approving the valuation, the board believed that BankFinancial Corporation would not be able to sell its shares at a price-to-book value that was in line with the peer group without unreasonably exceeding the peer group on a price-to-core earnings basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion and offering.

	Pro forma price-to-core earnings multiple		Pro forma price-to-book value ratio	Pro forma price-to-tangible book value ratio
BankFinancial Corporation
Maximum	39.51	x	76.62%	82.94%
Minimum	30.81		68.58	75.56

Valuation of peer group companies as of October 29, 2004
Averages	21.33	x	131.95%	146.20%
Medians	19.64		128.69	143.04

RP Financial did not consider our price-to-earnings multiple meaningful, as we reported a net loss for the period reviewed by RP Financial. Instead, RP Financial calculated an estimate of our core earnings by excluding the effects on our earnings of other-than-temporary losses we recognized as of June 30, 2004 on preferred securities issued by two federal government-sponsored entities, Fannie Mae and Freddie Mac, and gains on the sale of securities and loans. RP Financial then calculated our price-to-core earnings multiples presented in the above table based upon its calculation of our estimated core earnings.

RP Financial estimated our core earnings for the twelve months ended September 30, 2004 as follows:

Amount
(In thousands)
Net income	$(4,051)
Add back: Loss on impairment of securities held for sale (1)	9,018
Subtract: Gain on sale of assets (1)	(642)

Estimated core earnings	$4,325

(1)	Calculated after tax at an effective combined federal and state tax rate of 39.7%.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of BankFinancial Corporation as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial to estimate our market value and not to compare the relative value of our shares of common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent appraisal will be updated prior to the completion of the conversion. If the appraised value decreases below $157.3 million or increases above $244.7 million, we will promptly return, with interest, all funds previously delivered to us to purchase shares of common stock in the offering, and subscribers may be resolicited with the approval of the Office of Thrift Supervision. For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion; Plan of Distribution—Determination of Share Price and Number of Shares to be Issued.”

After-Market Stock Price Performance Provided by Independent Apprasier

In recent years, the prices of shares of common stock of financial institutions or their standard holding companies have generally appreciated in the period immediately following the completion of standard mutual-to-stock conversions like ours. The appraisal report prepared by RP Financial included examples of this after-market stock price performance for the three-month period ended October 29, 2004. The following table presents stock price appreciation information for all standard mutual-to-stock conversions completed between January 1, 2004 and October 29, 2004.

Mutual-to-Stock Conversion Offerings with Completed Closing Dates between January 1, 2004 and October 29, 2004

		Appreciation from Initial Trading Date
Transaction	Conversion Date	1 day	1 week	1 month	Through October 29, 2004
Third Century Bancorp, Inc. – IN	06/30/04	13.2%	10.5%	12.5%	23.0%
SE Financial Corp. – PA	05/06/04	(0.5)	(1.5)	(6.0)	11.1
New Alliance Bancshares, Inc. – CT	04/02/04	51.7	45.3	36.5	38.9
Average		21.5%	18.1%	14.3%	24.3%

The following table presents stock price performance information for all standard mutual-to-stock conversions completed between January 1, 2002 and October 29, 2004. The information shown in the following table was not included in the appraisal report.

Mutual-to-Stock Conversion Offerings with Completed Closing Dates between January 1, 2002 and October 29, 2004

		Appreciation from Initial Trading Date
Transaction	Conversion Date	1 day	1 week	1 month	Through October 29, 2004
Third Century Bancorp, Inc. – IN	06/30/04	13.2%	10.5%	12.5%	23.0%
SE Financial Corp. – PA	05/06/04	(0.5)	(1.5)	(6.0)	11.1
New Alliance Bancshares, Inc. – CT	04/02/04	51.7	45.3	36.5	38.9
KNBT Bancorp, Inc. – PA	11/03/03	68.8	67.5	70.5	72.0
Rainier Pacific Fin Group – WA	10/21/03	69.9	66.0	61.9	76.0
Community First Bancorp, Inc. – KY	06/27/03	20.0	20.0	20.5	40.0
Rantoul First Bank, s.b. – IL	04/02/03	15.1	20.0	23.5	55.0
Provident Fin. Services, Inc – NJ	01/16/03	55.0	56.5	51.5	80.0
CCSB Financial Corp. – MO	01/09/03	20.0	23.1	25.0	40.0
Atlantic Liberty Financial Corp. – NY	10/23/02	30.2	31.0	33.3	87.4
TierOne Corporation – NE	10/02/02	40.0	35.0	37.0	122.8
Monarch Comm. Bancorp, Inc. – MI	08/30/02	16.8	13.8	2.8	40.5
First PacTrust Bancorp, Inc. – CA	08/23/02	18.6	22.9	17.3	132.5
Reserve Bancorp, Inc. – PA	04/08/02	25.0	28.0	28.5	92.5
Heritage Bancshares, Inc. – TX (1)	02/26/02	20.5	17.0	17.5	N/A
Average		31.0%	30.3%	28.8%	67.1%

(1)	The company was deregistered under the Securities Exchange Act of 1934, as amended, as of October 29, 2004.

Stock prices of some mutual-to-stock conversions have decreased, and not increased. For example, while the above table illustrates an average appreciation of 28.8% after one month of trading, the stock of one company was trading below its initial offering price. Both of the tables above present only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. They are also not intended to predict how our shares of common stock may perform following the conversion and the offering. The historical information in the tables may not be meaningful to you because the data were calculated using a small sample and the transactions from which the data were derived occurred primarily during a low market interest rate environment, during which time the trading prices for financial institution stocks typically increase.

The market price in any particular company’s stock is subject to various factors, including the amount of proceeds a company raises and management’s ability to deploy proceeds (such as through investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market conditions, the interest rate environment, the market for financial institutions, merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not necessarily in the control of management or the board of directors.

RP Financial advised the board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date. RP Financial also advised the board of directors that the aftermarket trading experience of recent transactions was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology.

Our board of directors carefully reviewed the information provided to it by RP Financial through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the board draw any conclusions regarding how the historical data reflected above may affect BankFinancial Corporation’s appraisal. Instead, the board of directors engaged RP Financial to help it understand the regulatory process as it applies to the appraisal and to advise the board of directors as to how much capital BankFinancial Corporation would be required to raise under the regulatory appraisal guidelines.

Under certain market and other conditions, many investors consider an investment in mutual-to-stock conversions to be an attractive one. We expect our directors and executive officers, together with their associates, to subscribe for 379,500 shares of common stock in the offering, or 2.1% of the shares to be sold at the midpoint of the offering range.

There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 18.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individual exercising subscription rights through a qualifying account held jointly, may purchase more than 50,000 shares of common stock. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 75,000 shares:

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed description of “acting in concert” and “associate” in “The Conversion; Plan of Distribution—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock

In the subscription offering and community offering, you may pay for your shares only by:

(1)	personal check, bank check or money order, payable to BankFinancial Corporation; or

(2)	authorizing us to withdraw funds from the types of BankFinancial, F.S.B. deposit accounts designated on the stock order form.

BankFinancial, F.S.B. is not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a check drawn on a BankFinancial, F.S.B. line of credit or a check from someone other than you to pay for shares of common stock.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment or authorization to withdraw from one or more of your BankFinancial, F.S.B. deposit accounts, as long as we receive the stock order form before December 20, 2004, which is the end of the offering period. Checks will be deposited with BankFinancial, F.S.B. or another insured depository institution upon receipt. We will pay interest at BankFinancial, F.S.B.’s passbook savings rate from the date funds are received until completion or termination of the conversion and the offering. Withdrawals from certificates of deposit to purchase shares of common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with BankFinancial, F.S.B. must be in the accounts at the time the stock order is received. However, funds will not be withdrawn from the accounts until the completion of the offering and will earn interest at the applicable deposit account rate until that time. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. Please provide a check instead of designating a direct withdrawal from BankFinancial, F.S.B. accounts with check-writing privileges, because we cannot place holds on checking accounts. If you request that we do so, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). After we receive your order, your order cannot be changed or cancelled unless the number of shares of common stock to be offered is increased to more than 24,466,250 or decreased to less than 15,725,000, or the offering is extended beyond February 3, 2005.

By signing the stock order form, you are acknowledging receipt of a prospectus and that the shares of common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by BankFinancial, F.S.B., the Federal Deposit Insurance Corporation or any other government agency.

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. However, shares of common stock must be purchased through and held in a self-directed retirement account, such as those offered by a brokerage firm. By regulation, BankFinancial, F.S.B.’s individual retirement accounts are not self-directed, so they cannot be used to purchase or hold our common stock. If you wish to use some or all of the funds in your BankFinancial, F.S.B. individual retirement account to purchase our common stock, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. It may take several weeks to transfer your BankFinancial, F.S.B. individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the end of the offering period, for assistance with purchases using your individual retirement account or any other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where the funds are held.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are delivered to purchasers, purchasers might not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

How We Intend to Use the Proceeds From the Offering

We estimate net proceeds from the offering will be between $154.8 million and $209.8 million, or $241.5 million if the offering range is increased by 15%. Approximately $77.4 million to $104.9 million of the net proceeds, or $120.7 million if the offering range is increased by 15%, will be invested in BankFinancial, F.S.B. BankFinancial Corporation intends to retain between $77.4 million and $104.9 million of the net proceeds, or $120.7 million if the offering range is increased by 15%, and we intend to utilize these funds as follows. First, a portion of the net proceeds retained by BankFinancial Corporation will be used to repay $30.0 million of term debt acquired and incurred in our acquisition of Success Bancshares and our redemption of the trust preferred securities obtained in that acquisition. Second, a portion of the net proceeds retained by BankFinancial Corporation will be used for a loan to the employee stock ownership plan to fund its purchase of shares of common stock (between $12.6 million and $17.0 million, or $19.6 million if the offering is increased by 15%). And third, BankFinancial Corporation intends to retain the remaining funds of between $34.8 million and $57.9 million of the net proceeds, or $71.2 million if the offering range is increased by 15%. BankFinancial Corporation may use the remaining funds to pay cash dividends and repurchase shares of common stock.

Funds invested in BankFinancial, F.S.B. will be used to support increased lending and new products and services. The net proceeds retained by BankFinancial Corporation and BankFinancial, F.S.B. also may be used for future business expansion through acquisitions of banking or financial services companies or by establishing off-site ATMs and a limited number of de novo branches as discussed above in “—Business Strategy—Expanding our banking franchise through acquisitions and branching.” We have no current arrangements or agreements to acquire other banks, thrifts and financial service companies or branch offices, and have no current arrangements or agreements, and have filed no regulatory applications, to establish de novo branches. Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Please see the section of this Prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the proceeds from the offering.

You May Not Sell or Transfer Your Subscription Rights

Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. You may not add the names of others for joint stock registration unless they were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock in the offering, we must receive a properly completed original stock order form, together with full payment for the shares of common stock, by the Stock Information Center no later than 12:00 noon, Central time, on December 20, 2004, unless we extend this deadline. A postmark prior to December 20, 2004 will not entitle you to purchase shares of common stock unless we receive the envelope by December 20, 2004. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by delivery to our Stock Information Center. Once we receive it, your order is irrevocable unless the offering is terminated or extended beyond February 3, 2005 or the number of shares of common stock to be sold is decreased to less than 15,725,000 shares or increased to more than 24,466,250 shares. If the offering is extended beyond February 3, 2005, or if the number of shares of common stock to be sold is decreased to less than 15,725,000 shares or is increased to more than 24,466,250 shares, we will promptly return, with interest, all funds previously delivered to us to purchase shares of common stock in the offering, and subscribers may be resolicited with the approval of the Office of Thrift Supervision.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 noon, Central time, on December 20, 2004, whether or not we have been able to locate each person entitled to subscription rights.

Steps We May Take if We do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 15,725,000 shares of common stock, we may take several steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase and ownership limitations; and

•	seek the approval of the Office of Thrift Supervision to extend the offering beyond the February 3, 2005 expiration date, so long as we resolicit subscriptions that we have previously received in the offering.

In addition, we may terminate the offering at any time prior to the special meeting of members of BankFinancial MHC that is being called to vote upon the conversion, and at any time after member approval with the approval of the Office of Thrift Supervision.

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 379,500 shares of common stock in the offering, or 2.1% of the shares to be sold at the midpoint of the offering range. The purchase price paid by them for their subscribed shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our tax-qualified employee stock ownership plan to purchase up to 8% of the shares of common stock that we sell in the offering, or 1,702,000 shares of common stock, assuming we sell the maximum of the shares proposed to be sold. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the shares of common stock sold in the offering. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund the employee stock ownership plan. This plan is a tax-qualified retirement plan for the benefit of all our employees. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering. Assuming the employee stock ownership plan purchases 1,702,000 shares in the offering, we will recognize additional compensation expense of $17.0 million over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly.

We also intend to implement a stock-based recognition and retention plan and a stock option plan no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required. If adopted within 12 months following the completion of the conversion, the stock recognition and retention plan will reserve a number of shares not more than 4% of the shares sold in the offering, or up to 851,000 shares of common stock at the maximum of the offering range, for awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock option plan will reserve a number of shares not more than 10% of the shares of common stock sold in the offering, or up to 2,127,500 shares of common stock at the maximum of the offering range, for key employees and directors upon their exercise. If the recognition and retention plan and the stock option plan are adopted after one year from the date of the completion of the conversion, such plans would be permitted to and may grant or award shares of common stock and options greater than 4% and/or 10%, respectively, of the shares of common stock sold in the offering, although such plans, including the amounts awarded under such plans, may remain subject to supervisory restrictions. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or whether we will present these plans for stockholder approval more than 12 months following the completion of the conversion.

If the shares of common stock awarded under the stock recognition and retention plan come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 3.8% in their ownership interest in BankFinancial Corporation. If the shares of common stock issued upon the exercise of options granted under the stock option plan come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 9.1% in their ownership interest in BankFinancial Corporation. Awards made under these plans would be subject to vesting over a period of years.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are expected under the new stock recognition and retention plan and the new stock option plan if such plans are adopted within one year following the completion of the conversion and the offering. The table also shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock Benefit Plans (3)	Value of Grants (1)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued in the Offering (2)		At Minimum of Offering Range	At Maximum of Offering Range
					(Dollars in thousands)
Employee stock ownership plan	1,258,000	1,702,000	8.0%	7.4	$12,580	$17,020
Recognition and retention plan	629,000	851,000	4.0	3.8	6,290	8,510
Stock option plan	1,572,500	2,127,500	10.0	9.1	—	—

Total	3,459,500	4,680,500	22.0%	18.0%	$18,870	$25,530

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. No value is given for options because their exercise price will be equal to the fair market value of the common stock on the day the options are granted. Proposed changes in accounting standards may require us in the future to recognize expense when we grant stock options.
(2)	The stock option plan and recognition and retention plan may award a greater number of options and shares, respectively, if the plans are adopted more than one year after the completion of the conversion.
(3)	Calculated at the maximum of the offering range.

The actual value of restricted stock grants will be determined based on their fair value (the market price of shares of common stock of BankFinancial Corporation) as of the date grants are made. The recognition and retention plan, which is subject to stockholder approval, cannot be implemented until at least six months after the completion of the conversion. The following table presents the total value of all shares to be available for award and issuance under the recognition and retention plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $18.00 per share.

Share Price	629,000 Shares Awarded at Minimum of Offering Range	740,000 Shares Awarded at Midpoint of Offering Range	851,000 Shares Awarded at Maximum of Offering Range	978,650 Shares Awarded at Maximum of Offering Range, As Adjusted
	(In thousands, except share price information)
$8.00	$5,032	$5,920	$6,808	$7,829
$10.00	6,290	7,400	8,510	9,787
$12.00	7,548	8,880	10,212	11,744
$14.00	8,806	10,360	11,914	13,701
$16.00	10,064	11,840	13,616	15,658
$18.00	11,322	13,320	15,318	17,616

The table presented above is provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 18.

Market for Common Stock

We expect to receive approval for our shares of common stock to be listed on the Nasdaq National Market under the symbol “BFIN.” See “Market for the Common Stock.”

Our Dividend Policy

We do not expect to declare a dividend for the first three full fiscal quarters following the completion of the conversion. It is our current expectation that we are reasonably likely to declare a dividend within 12 months following the completion of the conversion. However, we may not be able to, or may decide not to, pay dividends at such time or at any other time in the future, and persons who need or desire dividend income should not purchase our shares of common stock with the expectation that we will pay dividends on the shares of common stock.

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to BankFinancial MHC, BankFinancial Corporation, BankFinancial, F.S.B. or persons eligible to subscribe in the subscription offering.

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

•	The plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of BankFinancial MHC (consisting of depositors and certain borrowers of BankFinancial, F.S.B.). A special meeting of members to consider and vote upon the plan of conversion and reorganization has been set for January 6, 2005;

•	We have received orders to purchase at least the minimum number of shares of common stock offered; and

•	We receive the final approval of the Office of Thrift Supervision to complete the conversion and the offering.

How You Can Obtain Additional Information

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call or visit our Stock Information Center, toll free, at 1-(            )         -                , Monday through Friday between 10:00 a.m. and 4:00 p.m., Central time. The Stock Information Center is located at our main office, 15W060 North Frontage Road, Burr Ridge, Illinois. The Stock Information Center will be closed on weekends and bank holidays.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF DECEMBER 20, 2004 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED ANY LATER THAN FIVE DAYS

PRIOR TO DECEMBER 20, 2004 OR HAND-DELIVERED ANY LATER THAN TWO DAYS PRIOR TO DECEMBER 20, 2004.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Our Nonresidential Real Estate Loans, Multi-family Mortgage Loans, Construction and Land Loans, Commercial Loans and Commercial Leases Expose Us to Increased Credit Risks.

At June 30, 2004, our portfolio of nonresidential real estate loans totaled $254.6 million, or 23.7% of total loans, our portfolio of multi-family mortgage loans totaled $234.7 million, or 21.9% of total loans, our portfolio of construction and land loans totaled $56.6 million, or 5.3% of total loans, our portfolio of commercial loans totaled $83.5 million, or 7.8% of total loans and our portfolio of commercial leases totaled $80.9 million, or 7.5% of total loans. We plan to continue to originate these types of loans and retain them in our portfolio, although we may participate portions of some of these loans to other financial institutions. These types of loans generally have greater credit risk than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful business operations of the borrowers. These loans typically have larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Many of our borrowers also have more than one nonresidential real estate, multi-family mortgage, construction or commercial loan or lease outstanding with us. Consequently, an adverse development involving one or more loans or credit relationship can expose us to significantly greater risk of loss compared to an adverse development involving a one- to four-family residential mortgage loan. For a complete discussion of our loss history with respect to our nonresidential real estate, multi-family mortgage, construction and commercial loans, see “Business of BankFinancial, F.S.B.—Delinquent Loans, Other Real Estate Owned and Classified Assets—Allowance for Loan Losses.”

Our Concentration of Loans in the Healthcare Industry Exposes Us to Increased Credit Risk.

At June 30, 2004, we had $37.8 million of loans to healthcare providers, including nursing homes. These loans represented 3.5% of our total loan portfolio as of that date. Of these loans, $28.6 million, or 75.8%, was collateralized by real estate. The remainder consisted of working capital lines of credit secured by government accounts receivable, of which we are a joint payee. Loans to healthcare providers have unique credit risks. A healthcare provider’s income stream is subject to many factors beyond the control of the healthcare provider, including the risk that the provider will not be reimbursed for all services provided. The State of Illinois has experienced budget shortfalls in recent years, causing delays in state reimbursement for healthcare costs. Government reimbursement rates are also subject to change, including retroactive adjustments. For example, a significant overpayment to a healthcare provider can result in the provider owing significant repayments to the federal or state government. A healthcare provider’s profitability also depends on its ability to maintain certain levels of occupancy. Unexpected declines in occupancy rates can restrict a provider’s cash flow. Any of these factors can impair the ability of our healthcare provider borrowers to make loan repayments, which could result in significant loss to us.

At June 30, 2004, we had not recognized any losses on these types of loans, but we have established specific loan loss reserve allowances in the amount of $436,000 for loans to two borrowers with an aggregate principal balance of $5.2 million. In addition, based on deficiencies in debt service coverage requirements, we classified loans to one borrower, which had a principal balance of $3.5 million, as substandard, even though we did not establish a specific loan loss reserve for these loans. All of these borrowers were current on their loan payments to us as of June 30, 2004.

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.

In the event that our loan customers do not repay their loans according to the terms of the loans, and the collateral securing the repayment of these loans is insufficient to cover any remaining loan balance, we could experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets, if any, serving as collateral for the repayment of our loans. As of June 30, 2004, our allowance for loan losses was $10.7 million, representing 1.00% of total loans and 135.26% of nonperforming loans as of that date. In determining the amount of our allowance for loan losses, we rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable losses inherent in our loan portfolio, which may require additions to our allowance. Any material additions to our allowance for loan losses would materially decrease our net income.

Our business strategy calls for continued growth of nonresidential real estate loans, commercial loans and leases, construction and land loans and multi-family mortgage loans. These loans typically expose us to greater risk than one- to four-family residential real estate loans. As we further increase the amount of these loans in our loan portfolio, we may increase our provisions for loan losses, which could adversely affect our consolidated results of operations.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provisions for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by regulatory authorities could have a material adverse effect on our consolidated results of operations and financial condition.

Changes in Market Interest Rates Could Adversely Affect Our Financial Condition and Results of Operations.

Our financial condition and results of operations are significantly affected by changes in market interest rates because our assets are primarily loans and our liabilities are primarily deposits. Our results of operations depend substantially on our net interest income, which is the difference between the interest income that we earn on our interest-earning assets and the interest expense that we pay on our interest-bearing liabilities.

Changes in interest rates affect the value of our interest-earning assets, and in particular, our securities portfolio. Generally, the value of our debt securities fluctuates inversely with changes in interest rates. At June 30, 2004, our net securities available-for-sale totaled $246.6 million. Unrealized losses on securities available-for-sale, net of tax, amounted to $564,000 and are reported as a separate component of equity. Further decreases in the fair value of securities available-for-sale, therefore, could have an adverse effect on stockholders’ equity.

We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates often result in increased prepayments of loans and mortgage-related securities, as borrowers refinance their loans to reduce borrowing costs. Under these circumstances, we are subject to risk that we are unable to reinvest the cash received from such prepayments in loans or other investments that have interest rates that are comparable to the interest rates on the prepaid loans and securities. Increases in interest rates may decrease loan demand and may make it more difficult for borrowers to repay adjustable rate loans.

We evaluate interest rate sensitivity using a model that estimates the change in BankFinancial, F.S.B.’s net portfolio value over a range of interest rate scenarios. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At June 30, 2004, in the event of an immediate 100 basis point decrease in interest rates, we would be expected to experience a 6.0% decrease in net portfolio value. In the event of an immediate 200 basis point increase in interest rates, we would be expected to experience a 5.3% increase in net portfolio value.

The Net Realizable Value of Our Investment Securities Could Be Lower than the Fair Values Assigned to Them Under Accounting Principles Generally Accepted in the United States of America.

We determine the fair value of our investment securities in accordance with the guidance set forth in Statement of Financial Accounting Standards 115, “Accounting for Certain Investments in Debt and Equity Securities,” and Statement of Financial Accounting Standards 107, “Disclosures about Fair Value of Financial Instruments.” Pursuant to this guidance, we determine fair value based on the most recent quoted market prices as of the balance sheet date. If, due to a lack of trading activity, a quoted market price for a specific security is not available as of or at a time close to the balance sheet date (generally no less recent than the date of the previous quarter-end), we estimate its fair value based on the quoted market price of another security with similar characteristics, adjusted to reflect objectively measurable differences such as coupon rates and reset dates. In the absence of quoted market prices for the same or a similar security, we use other valuation techniques to determine fair value, such as obtaining broker-dealer valuations or estimating fair value based on valuation modeling.

The fair value assigned to a security under Statement of Financial Accounting Standards 115 and Statement of Financial Accounting Standards 107 may differ from the price for which the security could be sold in a market transaction. Among other things, when fair value is based on a quoted market price for a security, adjustments to reflect discounts that could arise in the context of an actual sale, including blockage, illiquidity and other discounts resulting from the inability of the market to absorb the number of shares of the security offered for sale, are not considered. Consequently, the price at which the security could be sold in a market transaction could be significantly lower than the quoted market price for the security, particularly if the quoted market price is based on trades involving a small number of shares, the security has an infrequent or sporadic trading history, the market for the security is illiquid, or a large number of shares must be sold in a short period of time.

If we were to sell a security for a price that is lower than the quoted market price upon which its fair value has been based, the sale would result in a charge against our income in an amount equal to the difference between the fair value that we recorded for the security on our balance sheet and the actual proceeds of the sale. Similarly, a decision to sell such a security, and possibly even a pattern of selling other securities that have declined in fair value, would require the recording of an impairment charge due to the requirement of the Financial Accounting Standards Board’s Emerging Issues Task Force Issue 03-1, “The Meaning of Other-than-Temporary Impairment and Its Application to Certain Instruments” (“EITF 03-1”) that an investor must recognize an impairment charge if it ceases to have the ability and intent to hold the security through the forecasted recovery period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Other-Than-Temporary Impairment of Securities.”

The risk that there will be a material difference between the fair value of a security and its net realizable value is particularly significant with respect to the Fannie Mae and Freddie Mac floating rate preferred stocks that we own. Based on impairment testing that we conducted in connection with our application of Securities and Exchange Commission Staff Accounting Bulletin No. 59, “Noncurrent Marketable Equity Securities” (“SAB No. 59”) and EITF 03-1, we determined that the aggregate fair value of the Fannie Mae and Freddie Mac floating rate preferred stocks was $85.6 million as of June 30, 2004, or $15.0 million lower than our combined initial cost basis of $100.6 million, and recorded a non-cash impairment charge, net of tax effect, in the amount of $9.2 million against our income for the quarter ended June 30, 2004. See “Business of BankFinancial, F.S.B.—Securities Activities—Equity Securities.” We determined the fair value of each Fannie Mae and Freddie Mac floating rate preferred stock based on the quoted market price for the last trade that occurred for the security during June of 2004. In the case of all of the issuances, the trades upon which the quoted market prices were based involved a small number of shares and thus did not reflect blockage discounts.

Our portfolio of Fannie Mae and Freddie Mac floating rate preferred stocks constituted 34.7% of the combined fair value of the securities held in our investment portfolio at June 30, 2004 and 5.8% of our total assets at that date. Our securities portfolio constituted 16.8% of our total assets at June 30, 2004. Based on the size of our holdings, it is possible that blockage discounts could substantially reduce the net realizable value of one or more of the Fannie Mae and Freddie Mac floating rate preferred stocks in the event that we were to sell a large number of shares over a short period of time in a market transaction. In addition, most of the Fannie Mae and Freddie Mac floating rate preferred stock issuances that we own have traded infrequently or sporadically, which further increases the risk that the quoted market prices for these securities may be higher than the prices for which we could sell a large number of shares over a short period of time in a market transaction.

Future Adverse Developments Concerning Fannie Mae or Freddie Mac Could Result in Further Impairment Charges

We own shares of Fannie Mae and Freddie Mac floating rate preferred stocks with an adjusted cost basis of $85.6 million at June 30, 2004. See “—The Net Realizable Value of Our Investment Securities Could Be Lower than the Fair Values Assigned to Them Under Accounting Principles Generally Accepted in the United States of America” and “Business of BankFinancial, F.S.B.—Securities Activities—Equity Securities.” Since June 30, 2004, Fannie Mae’s regulator, the Office of Federal Housing Enterprise Oversight, has issued a supervisory report alleging accounting irregularities at Fannie Mae, and the Securities and Exchange Commission has initiated a formal investigation of Fannie Mae’s accounting practices. Moody’s Investors Services and Standard and Poors also placed Fannie Mae’s subordinated debt and preferred stock on negative credit watch, but did not change the ratings previously assigned to those securities. At September 30, 2004, the combined fair value of the Fannie Mae and Freddie Mac floating rate preferred stocks was $77.6 million, or $8.0 million lower than their combined adjusted cost basis. We determined that these additional declines in fair value did not constitute other than temporary impairments that would warrant our taking a further impairment charge at that time based on the criteria we used to test for impairment at June 30, 2004. See “Business of BankFinancial, F.S.B.—Securities Activities—Equity Securities.” We will test the Fannie Mae and Freddie Mac floating rate preferred stocks for impairment in future reporting periods pursuant to SAB No. 59 and EITF 03-1, as implemented in final form. If we determine in any future reporting period that any difference between the fair value of a Fannie Mae and Freddie Mac floating preferred stock that we own and its adjusted cost basis is an other than temporary impairment under the standards of SAB No. 59 and EITF 03-1, we would be required to record a charge against our income in an amount equal to such difference. Any future adverse developments that may occur with respect to Fannie Mae or Freddie Mac will increase the risk that a future impairment charge will be required in connection with the floating rate preferred stocks.

The Future Price of the Shares of Common Stock May be Less Than the Purchase Price in the Offering.

The $10.00 per share price for the common stock in the offering was not determined through a market mechanism. Instead, we selected this price primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. We cannot assure you that if you purchase shares of common stock in the offering you will be able to sell them later at or above the $10.00 purchase price in the offering at any future time. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the price at which such shares were sold in the offering conducted by those companies. The aggregate purchase price of the shares of common stock sold in our offering will be based on an independent appraisal we have received from RP Financial. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is an appraisal of the value of our equity as a whole and not a determination of the value of an individual share of our common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, external factors such as geopolitical events, investor perceptions of BankFinancial Corporation, our performance and the outlook for the financial institutions industry in general.

Our Return on Stockholders’ Equity Will Continue to Be Low Following the Offering.

Net income divided by average stockholders’ equity, known as return on equity, is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to continue to be low until we are able to use the additional capital raised in the offering to increase our interest-earning assets. Until we can increase our net interest income and noninterest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock.

Our return on equity (ratio of net income (loss) to average equity) for the year ended December 31, 2003 was negative 2.03%. The average return on equity for the twelve months ended September 30, 2004 for a peer group determined by RP Financial was 6.79%. On a pro forma basis, assuming we sold 15,725,000 shares of common stock in the offering and we invested the net proceeds we generated in the offering for additional earnings during the period, our return on pro forma equity for the twelve months ended September 30, 2004 would have been negative 1.43%.

Our Ability to Successfully Conduct Acquisitions Will Affect Our Ability to Grow Our Franchise and Compete Effectively in Our Marketplace.

We completed our acquisition of Success Bancshares and its wholly owned subsidiary, Success National Bank, in November 2001. We will consider the possible acquisition of other banks, thrifts and other financial services companies to supplement internal growth. Our efforts to acquire other institutions may not be successful. Numerous potential acquirors exist for most acquisition candidates, creating intense competition, particularly affecting price. In many cases, our competitors have significantly greater resources than we have, and greater flexibility to structure the consideration for the transaction. We may not participate in specific acquisition opportunities if we consider the proposed transaction unacceptable. We also may not be the successful bidder in acquisition opportunities that we pursue due to the willingness or ability of other potential acquirors to propose a higher purchase price or more attractive terms and conditions than we are willing or able to propose. If we are unable to or do not conduct acquisitions, our ability to deploy effectively the capital we raise in the offering, expand our geographic presence and improve our results of operations could be adversely affected.

The Risks Presented By the Acquisition of Other Institutions Could Adversely Affect Our Financial Condition and Results of Operations

If we are successful in conducting acquisitions, we will be presented with many risks that could have a materially negative impact on our financial condition and results of operations. An institution that we acquire may have unknown asset quality issues or unknown or contingent liabilities that we did not discover or fully recognize in the due diligence process, thereby resulting in unanticipated losses. The acquisition of other institutions typically requires the integration of different corporate cultures, loan and deposit products, pricing strategies, data processing systems and other technologies, accounting, internal audit and financial reporting systems, operational processes, policies, procedures and internal controls, marketing programs and personnel of the acquired institution in order to make the transaction economically advantageous. The integration process is complicated and time consuming, and could divert our attention from other business concerns and be disruptive to our customers and the customers of the acquired institution. Our failure to successfully integrate an acquired institution could result in the loss of key customers and employees, and prevent us from achieving expected synergies and cost savings. Acquisitions also result in professional fees, purchase price adjustments, the amortization of core deposit intangibles and other expenses that could adversely affect our earnings, and in goodwill that could become impaired, requiring us to recognize further charges. We may finance acquisitions with borrowed funds, thereby increasing our leverage and reducing our liquidity, or with potentially dilutive issuances of equity securities.

Since Our Business is Concentrated in the Chicago Metropolitan Area, a Downturn in the Economy of This Area May Adversely Affect Our Business.

Our lending and deposit gathering activities are concentrated primarily in the Chicago metropolitan area. Our success depends on the general economic conditions of this area and surrounding areas. In addition, many of the loans in our loan portfolio are secured by real estate located in the Chicago metropolitan area. Negative conditions in the real estate markets where collateral for a mortgage loan is located could adversely affect the borrower’s ability to repay the loan and the value of the collateral securing the loan. Real estate values are affected by various other factors, including supply and demand, changes in general or regional economic conditions, interest rates, governmental rules or policies and natural disasters.

Adverse changes in the regional and general economy could reduce our growth rate, impair our ability to collect loans and generally have a negative effect on our financial condition and results of operations.

Our Ability to Originate Commercial and Other Nonresidential Loans is Restricted by Federal Regulation.

As a federal savings bank, BankFinancial, F.S.B. is subject to a qualified thrift lender, or “QTL,” test, which generally requires a savings bank to maintain a minimum percentage of its portfolio assets (65% for at least nine months of the most recent 12-month period) in loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes. A savings bank that fails the QTL test must either convert to a bank charter or operate under specified restrictions. If BankFinancial, F.S.B. were required to convert to a bank charter, it would incur expenses to complete such a conversion and to revise its operations, policies and procedures to comply with the regulations of its new regulator. Additionally, we would not be as familiar with the new regulator as we are with the Office of Thrift Supervision, our current primary banking regulator. Conversion to a bank charter could also subject BankFinancial, F.S.B. to the recapture into taxable income of certain bad debt reserves, but we do not believe that such recapture would have a materially adverse impact on our financial condition. See “Taxation—Federal Taxation—Taxable Distributions and Recapture.” The QTL test limits a savings bank’s ability to invest in higher-yielding loans, such as commercial loans and leases, and also limits a savings bank’s ability to diversify its loan portfolio, which leaves a savings bank exposed to greater risk of loss in the event of a downturn in the residential real estate market, or in residential real estate lending in general. At June 30, 2004, BankFinancial, F.S.B. maintained approximately 77.8% of its portfolio assets in qualified thrift investments, and, as of that date, satisfied the QTL test. See “Supervision and Regulation—Federal Banking Regulation—Qualified Thrift Lender Test.”

Our Future Success Is Dependent On Our Ability To Compete Effectively In The Highly Competitive Banking Industry.

We face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive environment. To date, we have grown our business successfully by focusing on our geographic markets and emphasizing the high level of service and responsiveness desired by our customers. We compete for loans, deposits and other financial services with other commercial banks, thrifts, credit unions, brokerage houses, mutual funds, insurance companies and specialized finance companies. Many of our competitors offer products and services that we do not offer, and many have substantially greater resources and lending limits, name recognition and market presence that benefit them in attracting business. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, and smaller newer competitors may also be more aggressive in pricing loans and deposits in order to increase their market share. Some of the financial institutions and financial services organizations with which we compete are not subject to the extensive regulations imposed on savings banks and their holding companies. As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various financial services.

Our Stock-Based Benefit Plans Will Increase Our Costs, Which Will Reduce Our Profitability and Stockholders’ Equity.

We intend to implement a recognition and retention plan after the offering, subject to receipt of stockholder approval. Under this plan, our officers and directors may be awarded, at no cost to them, shares of common stock in an aggregate amount equal to 4% of the shares of common stock sold in the offering if the plan is adopted within 12 months after completion of the conversion, and the awards may exceed 4% of the shares sold in the offering if the plan is adopted more than 12 months after the completion of the conversion, although the recognition and retention plan, including the amounts awarded under such plan, may remain subject to supervisory restrictions if adopted more than 12 months after the completion of the conversion. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or whether we will present these plans for stockholder approval more than 12 months following the completion of the conversion. We will incur an expense for the shares of common stock awarded under the recognition plan over their vesting period equal to the fair market value of the shares on the date they are awarded. The recognition and retention plan cannot be implemented until at least six months after the completion of the offering. If the plan is adopted within 12 months after the completion of the conversion, it is subject to Office of Thrift Supervision regulations. Such plans, including the amounts awarded under such plans, may remain subject to supervisory restrictions if adopted more than 12 months following the completion of the conversion.

If the fair market value of shares of common stock to be granted is the same as the purchase price in the offering, the aggregate expense resulting from the grant would be between $6.3 million, pre-tax at the minimum of the offering range and $9.8 million, pre-tax at the adjusted maximum of the offering range (assuming the recognition and retention plan is adopted within one year following the completion of the conversion and the offering). To the extent the fair market value of the shares of common stock at the time of grant exceeds the offering price of $10.00 per share, the expense would exceed the range described above. Conversely, to the extent the fair market value of such shares is below the offering price of $10.00 per share, the expense would be less than the range described above.

We also intend to implement a stock option plan after the offering, subject to receipt of stockholder approval. On March 31, 2004, the Financial Accounting Standard Board issued an Exposure Draft entitled “Share-Based Payment—an amendment of Statements No. 123 and 95,” which would require companies to incur, as an expense, the fair value of stock options and other stock-based compensation to employees beginning in 2005. If we elect or are required to record an expense for our stock-based compensation plans using the fair value method as describe in the Exposure Draft, we could have significant compensation and benefits expense.

The Implementation of Stock-Based Benefit Plans Following the Offering May Dilute Your Ownership Interest.

Our stock-based benefit plans will be funded either through shares purchased in open market transactions, if permitted, or from the issuance of authorized but unissued shares of common stock of BankFinancial Corporation. While our intention is to fund these plans through open market purchases, stockholders will experience a reduction or dilution in ownership interest of approximately 12.3% in the event newly issued shares are used to fund stock options and stock awards equal to 10% and 4%, respectively, of the shares sold in the offering.

Our Failure to Effectively Utilize the Net Proceeds of the Offering Could Reduce Our Profitability.

We intend to contribute between $77.4 million and $120.7 million of the net proceeds of the offering to BankFinancial, F.S.B. We may use the remaining net proceeds to repay debt and for other general corporate purposes, including to repay the debt that we acquired and incurred in our acquisition of Success Bancshares and its wholly owned subsidiary, Success National Bank, and possibly to finance the acquisition of other financial institutions or financial services companies or to fund the payment of dividends, repurchases of shares of our common stock or the purchase of securities. We also expect to use a portion of the net proceeds to fund the purchase of shares of common stock in the offering by the employee stock ownership plan. BankFinancial, F.S.B. may use the proceeds it receives to establish or acquire new branches, acquire financial institutions or financial services companies, fund new loans, purchase investment securities or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could have an adverse effect on our results of operations.

Various Factors May Make Takeover Attempts That You Want to Succeed More Difficult to Achieve, Which May Effect the Value of Our Shares of Common Stock.

Provisions of our articles of incorporation and bylaws, federal regulations, Maryland law and various other factors may make it more difficult for companies or persons to acquire control of BankFinancial Corporation without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

•	Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the Office of Thrift Supervision.

•	Articles of Incorporation, Bylaws and Statutory Provisions. Provisions of the articles of incorporation and bylaws of BankFinancial Corporation and Maryland law may make it difficult and expensive to pursue a takeover attempt that our board of directors opposes, even if the takeover is favored by a majority of our stockholders. Provisions of our articles of incorporation and bylaws also may make it difficult to remove our current board of directors or management if our board of directors opposes the removal. We have elected to be subject to the Maryland Business Combination Act, which places restrictions on mergers and other business combinations with large shareholders. In addition, our articles of incorporation provide that certain mergers and other similar transactions, as well as amendments to our articles of incorporation, must be approved by stockholders owning at least two-thirds of our shares of common stock entitled to vote on the matter unless first approved by at least two-thirds of our entire board of directors. If approved by at least two-thirds of our board of directors, the action must still be approved by a majority of our shares entitled to vote on the matter. In addition, a director can be removed for office, but only for cause, if such removal is approved by stockholders owning at least two-thirds of our shares of common stock entitled to vote on the matter, unless first approved by at least two-thirds of our board of directors (excluding the director whose removal is sought). If approved by at least two-thirds of our board of directors, the removal may be with or without cause, but must still be approved by a majority of our voting shares entitled to vote on the matter. Additional provisions include limitations on the voting rights of any beneficial owners of more than 10% of our common stock. Our bylaws, which can only be amended by the board of directors, also contain provisions regarding the timing, content and procedural requirements for stockholder proposals and nominations.

•	Required change-in-control payments and issuance of stock options. We intend to enter into employment agreements with certain executive officers, which will require payments to be made to them in the event their employment is terminated following a change in control of BankFinancial Corporation or BankFinancial, F.S.B. We also intend to issue stock options to key employees and directors that will require payments to them in connection with a change in control of BankFinancial Corporation. These payments may have the effect of increasing the costs of acquiring BankFinancial Corporation, thereby discouraging future takeover attempts.

We Continually Encounter Technological Change, and May Have Fewer Resources Than Many of Our Competitors to Continue to Invest In Technological Improvements.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

Our Business May Be Adversely Affected By The Highly Regulated Environment In Which We Operate.

We are subject to extensive federal and state legislation, regulation, examination and supervision. Recently enacted, proposed and future legislation and regulations have had, and will continue to have a material adverse effect on our business and operations. Our success depends on our continued ability to comply with these laws and regulations. Some of these regulations may increase our costs. While we cannot predict what effect any future changes in these laws or regulations or their interpretations would have on us, these changes or interpretations may adversely affect our future operations.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of BankFinancial MHC, Inc. for the periods and at the dates indicated. The information at December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of BankFinancial MHC, Inc. beginning at page F-2 of this prospectus. The information at December 31, 2001, 2000 and 1999 and for the years ended December 31, 2000 and 1999 is derived in part from audited consolidated financial statements that are not included in this prospectus. The information at June 30, 2004 and for the six months ended June 30, 2004 and 2003 is derived from unaudited consolidated financial statements beginning at page F-2 of this prospectus. However, in the opinion of management of BankFinancial MHC, Inc., all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the six months ended June 30, 2004, are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

	At June 30, 2004	At December 31,
		2003	2002	2001	2000	1999
			(In thousands)
Selected Financial Condition Data:

Total assets	$1,468,967	$1,458,131	$1,490,726	$1,635,645	$1,203,653	$1,270,969
Loans, net	1,068,153	1,067,248	1,077,932	1,187,080	949,316	991,918
Loans held for sale	10,816	5,280	11,166	16,087	1,312	795
Securities available-for-sale	246,558	257,520	233,572	306,009	183,578	193,227
Goodwill	10,865	10,865	10,865	10,817	—	—
Core deposit intangible	10,730	11,583	13,352	15,187	—	—
Deposits	1,104,512	1,073,897	1,054,762	1,172,311	837,923	866,672
Borrowings	249,151	268,225	307,180	331,974	250,000	296,000
Equity	95,303	96,907	103,498	102,472	98,833	94,009

	Six Months Ended June 30,		Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
			(In thousands)
Selected Operating Data:

Interest and dividend income	$31,980	$35,591	$68,042	$82,196	$78,451	$81,974	$78,513
Interest expense	11,550	14,971	30,552	38,765	48,746	53,294	51,673

Net interest income	20,430	20,620	37,490	43,431	29,705	28,680	26,840
Provision (credit) for loan losses	—	(275)	(579)	(422)	2,000	2,868	2,472

Net interest income after provision for loan losses	20,430	20,895	38,069	43,853	27,705	25,812	24,368
Noninterest income	4,312	4,155	8,999	6,861	5,041	2,357	4,093
Noninterest expense (1)	36,339	21,794	51,604	44,920	29,011	24,999	23,483

Income (loss) before income tax expense	(11,597)	3,256	(4,536)	5,794	3,735	3,170	4,978
Income tax expense (benefit)	(4,835)	780	(2,589)	748	599	799	1,800

Income (loss) from continuing operations	(6,762)	2,476	(1,947)	5,046	3,136	2,371	3,178
Loss from discontinued operations, net of tax	—	—	—	—	—	(959)	(152)
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—	74	—

Net income (loss)	$(6,762)	$2,476	$(1,947)	$5,046	$3,136	$1,486	$3,026

(footnotes on following page)

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income (loss) to average total assets) (2)	(0.93)%	0.34%	(0.13)%	0.33%	0.25%	0.12%	0.24%
Return on equity (ratio of net income (loss) to average equity) (2)	(14.46)	4.96	(2.03)	4.98	3.10	1.54	3.21
Net interest rate spread (2) (3)	2.76	2.69	2.43	2.68	2.07	1.98	2.00
Net interest margin (2)(4)	2.95	2.95	2.71	2.96	2.46	2.44	2.22
Efficiency ratio (5)	146.87	87.97	111.00	89.32	83.49	80.55	75.92
Noninterest expense to average total assets (2)	4.99	2.96	3.54	2.89	2.30	2.06	1.86
Average interest-earning assets to average interest-bearing liabilities	111.31	112.20	112.25	110.76	109.59	110.22	104.93

Asset Quality Ratios:
Nonperforming assets to total assets	0.63%	0.52%	0.60%	0.99%	0.73%	0.62%	0.65%
Nonperforming loans to total loans	0.74	0.68	0.66	1.27	0.92	0.72	0.66
Allowance for loan losses to nonperforming loans	135.26	176.54	169.02	90.51	122.61	108.61	88.75
Allowance for loan losses to total loans	1.00	1.20	1.12	1.15	1.12	0.78	0.59

Capital Ratios:
Equity to total assets at end of period	6.49%	6.93%	6.65%	6.94%	6.26%	8.21%	7.40%
Average equity to average assets	6.42	6.79	6.58	6.53	8.04	7.96	7.44
Tier 1 leverage ratio (bank only)	7.20	7.81	7.65	7.59	6.50	7.93	6.60

Other Data:
Number of full service offices	16	16	16	16	16	8	7

(1)	Noninterest expense for the six months ended June 30, 2004 includes $15.0 million of impairment loss on securities available-for-sale. Noninterest expense for the year ended December 31, 2003 includes $8.3 million of prepayment penalties related to the restructuring of Federal Home Loan Bank advances.
(2)	Ratios for the six months ended June 30, 2004 and 2003 are annualized.
(3)	The net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities for the period.
(4)	The net interest margin represents net interest income divided by average total interest-earning assets for the period.
(5)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of BankFinancial MHC, Inc. for the periods and at the dates indicated. The information at December 31, 2003 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of BankFinancial MHC, Inc. beginning at page F-2 of this prospectus. The information at September 30, 2004 and for the three and nine months ended September 30, 2004 and 2003 is derived from unaudited consolidated financial statements that are not included in this prospectus. However, in the opinion of management of BankFinancial MHC, Inc., all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the three and nine months ended September 30, 2004, are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

	At September 30, 2004	At December 31, 2003
	(In thousands)
Selected Financial Condition Data:

Total assets	$1,471,698	$1,458,131
Loans, net	1,077,780	1,067,248
Loans held for sale	5,416	5,280
Securities available-for-sale	259,256	257,520
Goodwill	10,865	10,865
Core deposit intangible	10,304	11,583
Deposits	1,124,791	1,073,897
Borrowings	229,446	268,225
Equity	93,393	96,907

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(In thousands)
Selected Operating Data:

Interest and dividend income	$16,719	$16,293	$48,699	$51,581
Interest expense	5,693	7,383	17,243	22,355

Net interest income	11,026	8,910	31,456	29,226
Provision (credit) for loan losses	(212)	—	(212)	(275)

Net interest income after provision for loan losses	11,238	8,910	31,668	29,501
Noninterest income	2,353	2,566	6,664	7,015
Noninterest expense (1)	10,107	19,370	46,444	41,156

Income (loss) before income tax expense	3,484	(7,894)	(8,112)	(4,640)
Income tax expense (benefit)	1,065	(3,182)	(3,770)	(2,402)

Net income (loss)	$2,419	$(4,712)	$(4,342)	$(2,238)

(footnotes on following page)

	At or For the Three Months Ended September 30,		At or For the Nine Months Ended September 30,
	2004	2003	2004	2003
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on assets (ratio of net income (loss) to average total assets) (2)	0.66%	(1.31)%	(0.40)%	(0.20)%
Return on equity (ratio of net income (loss) to average equity) (2)	10.04	(20.59)	(6.13)	(3.08)
Net interest rate spread (2) (3)	3.01	2.32	2.84	2.53
Net interest margin (2)(4)	3.19	2.62	3.03	2.81
Efficiency ratio (5)	75.54	168.79	121.84	113.56
Noninterest expense to average total assets (2)	2.75	5.39	4.24	3.76
Average interest-earning assets to average interest-bearing liabilities	110.50	113.47	111.04	112.79

Asset Quality Ratios:
Nonperforming assets to total assets	0.46%	0.49%	0.46%	0.49%
Nonperforming loans to total loans	0.63	0.67	0.63	0.67
Allowance for loan losses to nonperforming loans	158.95	169.42	158.95	169.42
Allowance for loan losses to total loans	1.01	1.15	1.01	1.15

Capital Ratios:
Equity to total assets at end of period	6.35%	6.76%	6.35%	6.76%
Average equity to average assets	6.55	6.36	6.46	6.63
Tier 1 leverage ratio (bank only)	7.36	7.59	7.36	7.59

Other Data:
Number of full service offices	16	16	16	16

(1)	Noninterest expense for the nine months ended September 30, 2004 includes $15.0 million of impairment loss on securities available-for-sale. Noninterest expense for the three and nine months ended September 30, 2003 includes $8.3 million of prepayment penalties related to the restructuring of Federal Home Loan Bank advances.
(2)	Ratios for the three and nine months ended September 30, 2004 and 2003 are annualized.
(3)	The net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities for the period.
(4)	The net interest margin represents net interest income divided by average total interest-earning assets for the period.
(5)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

Comparison of Financial Condition at September 30, 2004 and December 31, 2003

Total assets increased $13.6 million, or 0.9%, to $1.472 billion at September 30, 2004, from $1.458 billion at December 31, 2003. The increase was the result of increases in loans receivable, cash and cash equivalents and securities available-for-sale.

Net loans receivable increased by $10.5 million, or 1.0%, to $1.078 billion at September 30, 2004 from $1.067 billion at December 31, 2003. One- to four-family residential loans, which includes home equity and other second mortgage loans, increased $16.0 million, or 4.5%, despite our securitizing $60.4 million of adjustable rate one- to four-family residential loans into mortgage-backed securities classified as available-for-sale and our selling $39.5 million of fixed-rate one- to four-family residential loans during the nine-month period. Growth in one- to four-family residential real estate loans of $16.0 million and commercial loans and leases of $22.1 million were partially offset by net paydowns on multi-family mortgages, non-residential real estate loans and construction loans of $27.2 million. The increased commercial loan and commercial lease balances reflected our continued emphasis on originating these loans and increasing line of credit usage by commercial borrowers.

Net securities available-for-sale increased $1.7 million to $259.3 million at September 30, 2004 from $257.5 million at December 31, 2003. The increase was the result of the securitization of $60.4 million of adjustable-rate, one- to four-family residential real estate loans, discussed above, which was partially offset by $35.8 million of principal repayments and $10.6 million in sales of investment securities available for sale. The fair value of our portfolio of Fannie Mae and Freddie Mac floating rate preferred stock decreased $12.2 million, or 13.6%, to $77.6 million at September 30, 2004, from $89.9 million at December 31, 2003. See “Risk Factors—The Net Realizable Value of Our Investment Securities Could Be Lower than the Fair Values Assigned to Them Under Accounting Principles Generally Accepted in the United States of America” and “Risk Factors—Future Adverse Developments Concerning Fannie Mae or Freddie Mac Could Result in Further Impairment Charges.”

Cash and cash equivalents increased by $3.0 million to $31.7 million at September 30, 2004 from $28.6 million at December 31, 2003, primarily due to a significant increase in deposits, discussed below.

Other assets decreased by $1.4 million, or 8.5%, to $14.6 million at September 30, 2004 from $16.0 million at December 31, 2003, the result of a decrease of $1.6 million in real estate owned, due to our sale of foreclosed properties during the nine-month period.

Deposits increased $50.9 million, or 4.7%, to $1.125 billion at September 30, 2004 from $1.074 billion at December 31, 2003. The increase was caused by a $50.9 million, or 31.9%, increase in money market accounts to $210.5 million at September 30, 2004 from $159.6 at December 31, 2003. NOW accounts and savings accounts decreased a combined $16.2 million, or 4.3%, over the first nine months of 2004, to $356.9 million at September 30, 2004 from $373.1 million at December 31, 2003. Core deposits increased $35.6 million, or 5.7%. Core deposits were 59.3% of total deposits at September 30, 2004 compared to 58.7% of total deposits at December 31, 2003. Retail certificates of deposit increased $8.7 million, or 2.1%, to $436.2 million at September 30, 2004 from $427.4 million at December 31, 2003, while brokered certificates of deposit increased $3.7 million, or 19.7%, to $22.2 million at September 30, 2004 from $18.6 million at December 31, 2003. While brokered certificates of deposit can provide a financial institution with a large, short-term source of liquidity, the fees to acquire such deposits can be higher than the expenses associated with other sources of funds, and brokered certificates of deposit tend not to provide a stable, long-term source of liquidity.

Borrowings decreased $38.8 million, or 14.5%, to $229.4 million at September 30, 2004 from $268.2 million at December 31, 2003. The decrease was the result of our replacing maturing Federal Home Loan Bank advances with proceeds from deposit inflows.

Total equity decreased $3.5 million, or 3.6%, to $93.4 million at September 30, 2004 from $96.9 million at December 31, 2003, primarily due to a net loss of $4.3 million for the nine months ended September 30, 2004, which was partially offset by a decrease in unrealized loss on securities available for sale. Total equity at September 30, 2004 reflected a $4.9 million unrealized loss on securities available for sale, net of tax.

Comparison of Operating Results for the Three Months Ended September 30, 2004 and September 30, 2003

Net Income. We had net income of $2.4 million for the three months ended September 30, 2004 compared to a net loss of $4.7 million for the three months ended September 30, 2003. The net loss for the three months ended September 30, 2003 was primarily due to $10.2 million in prepayment penalties resulting from our restructuring of Federal Home Loan Bank borrowings. The after-tax impact on net income was $6.2 million.

Interest Income. Interest income increased $426,000 to $16.7 million for the three months ended September 30, 2004 from $16.3 million for the three months ended September 30, 2003. The increase in interest income resulted from a five basis points increase in the average yield on interest-earning assets to 4.83% from 4.78%, and a $21.0 million, or 1.5%, increase in total interest-earning assets.

Interest income from loans, the most significant portion of interest income, increased $371,000 to $14.3 million for the three months ended September 30, 2004, from $14.0 million for the same period in 2003. The increase resulted from an increase in the average balance of net loans receivable of $27.1 million, or 2.5%, to $1.095 billion for the three months ended September 30, 2004 from $1.068 billion for the same period in 2003, and a slight increase in the average yield on loans to 5.23% for the three months ended September 30, 2004 from 5.22% for the three months ended September 30, 2003. Interest income from one- to four-family residential real estate and multi-family mortgage loans decreased $798,000, or 9.0%, to $8.1 million for the three months ended September 30, 2004 from $8.9 million for the three months ended September 30, 2003. Interest income from commercial loans and leases increased $557,000, or 33.6%, to $2.2 million for the three months ended September 30, 2004 from $1.7 million for the same period in 2003.

Interest income from securities available for sale increased $80,000, totaling $2.0 million for each of the three months ended September 30, 2004 and 2003. The average yield increased eight basis points to 3.18% from 3.10% and the portfolio’s average outstanding balance increased $4.2 million to $256.1 million for the three months ended September 30, 2004 from $251.9 million for the three months ended September 30, 2003.

Interest Expense. Interest expense decreased by $1.7 million, or 22.9%, to $5.7 million for the three months ended September 30, 2004 from $7.4 million for the three months ended September 30, 2003. The decrease in interest expense resulted from a 64 basis points decrease in the rate paid on average interest-bearing liabilities to 1.82% for the three months ended September 30, 2004 from 2.46% for the three months ended September 30, 2003, which reflected a decrease in the average rates we paid on our borrowings. Interest expense on borrowings decreased by $2.3 million, or 54.7%, to $1.9 million for the three months ended September 30, 2004 from $4.2 million for the same period in 2003. The 2004 and 2003 period results included $254,000 and $1.8 million, respectively, of Federal Home Loan Bank advance prepayment penalty amortization. The decrease in interest expense on borrowings was the result of a 323 basis point decline in the average rates paid on borrowings, combined with a $25.2 million decrease in average borrowings. The decrease in rates reflected our restructuring high-costing Federal Home Loan Bank advances in July 2003 as well as our redeeming the Success Bancshares trust preferred securities in December 2003 using lower-cost, adjustable rate term debt.

Interest expense on deposits increased $625,000 to $3.8 million for the three months ended September 30, 2004 from $3.1 million for the same period in 2003. The increase was caused by a $76.4 million, or 8.1%, increase in average interest-bearing deposits for the three months ended September 30, 2004 from the same period in 2003 and an increase in the average rate paid on deposits to 1.48% for the three months ended September 30, 2004 from 1.34% for the three months ended September 30, 2003. Interest expense increased for all categories of our deposits. Specifically, interest expense on money market accounts increased $381,000, or 93.6%, reflecting an increase of $32.2 million in the average balance of these deposits to $190.5 million for the three months ended September 30, 2004 from $158.3 million for the three months ended September 30, 2003 and a 62 basis point increase in the rate paid on these accounts to 1.65% from 1.03%. Rates paid on certain NOW accounts, savings accounts and money market accounts were increased in the third quarter of 2004 in response to the Federal Reserve raising short-term interest rates and in response to an anticipated increase in competitors’ rates. In addition, interest expense on certificates of deposit increased $109,000, or 4.7%, reflecting an increase of $44.7 million in the average balance of these deposits to $461.9 million for the three months ended September 30, 2004 from $417.2 million for the three months ended September 30, 2003, which offset a 12 basis point decrease in the rate paid on these deposits to 2.10% from 2.22%. The decline in average rates paid on certificates of deposit resulted from replacing maturing certificates of deposit with lower-rate certificates.

Net Interest Income. Net interest income increased by $2.1 million, or 23.8% to $11.0 million for the three months ended September 30, 2004 from $8.9 million for the three months ended September 30, 2003. The increase in net interest income reflected an improvement in our net interest rate spread to 3.01% for the three months ended September 30, 2004 from 2.32% for the three months ended September 30, 2003. Our net interest margin improved to 3.19% for the three months ended September 30, 2004 from 2.62% for the three months ended September 30, 2003.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations in order to maintain the allowance for loan losses at a level we consider necessary to absorb probable credit losses incurred in the loan portfolio. In determining the level of the allowance for loan losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or later events change. We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses in order to maintain the allowance.

Based on our evaluation of the above factors, we recorded a recovery for loan losses of $212,000 for the three months ended September 30, 2004, and no provision for loan losses for the three months ended September 30, 2003. Our decision regarding the provision in the 2004 period considered the decline in the ratio of nonperforming loans to total loans to 0.63% at September 30, 2004 compared to 0.74% at June 30. 2004 as well as net recoveries of previously charged-off loans of $321,000 recorded during the quarter. The $9.6 million growth in loans receivable during the quarter included $15.1 million in one- to four-family residential real estate loans, which generally involve a lower degree of credit risk than other loans in our portfolio. The allowance for loan losses was 158.95% of our nonperforming loans at September 30, 2004 and 135.26% of our nonperforming loans at June 30, 2004. The allowance for loan losses was $10.9 million, or 1.01%, of total loans at September 30, 2004 compared to $10.7 million, or 1.00%, of total loans at June 30, 2004. We used the same general methodology in assessing the allowance at both dates.

To the best of our knowledge, we have recorded all losses that are both probable and reasonable to estimate for each reporting period.

Noninterest Income. Our noninterest income decreased to $2.4 million for the three months ended September 30, 2004 from $2.6 million for the same period in 2003. The decrease was caused primarily from a decrease in fee income of $528,000, or 27.6%, to $1.4 million for the three months ended September 30, 2004 from $1.9 million for the three months ended September 30, 2003. The increase in long-term mortgage rates during the three months ended September 30, 2004, when compared to the same period in 2003, led to a decline in prepayments and thus a slower amortization of our mortgage servicing rights in the 2004 period as compared to the 2003 period. Amortization and impairment of mortgage servicing rights decreased to $207,000 for the three months ended September 30, 2004 from $317,000 for the same period in 2003. The decrease in fee income was caused by a $356,000, or 81.5%, decrease in prepayment fees earned on mortgage loans to $81,000 for the quarter ended September 30, 2004 from $437,000 for the quarter ended September 30, 2003. Our gain on sales of loans decreased to $59,000 from $470,000, reflecting $5.5 million of sales during the three months ended September 30, 2004 as compared to $45.7 million of sales during the three months ended September 30, 2003. We recognized $405,000 in income on our operations of real estate owned, resulting primarily from the sale of 12 foreclosed properties during the period. We recognized a gain of $15,000 on our operations of real estate owned during the 2003 period.

Noninterest Expense. Our noninterest expense was $10.1 million for the three months ended September 30, 2004 compared to $19.4 million for the three months ended September 30, 2003. Noninterest expense for the three months ended September 30, 2003 included an $8.3 million expense related to the early extinguishment of debt, as nearly all other items of noninterest expense decreased during the year. Beginning in 2002 and continuing throughout 2003, as a result of the historically low interest rate environment, we experienced unprecedented prepayments of loans and securities and a sharp increase in the interest rate sensitivity of our assets. Because of this increased interest rate sensitivity and its increasingly negative impact on net interest income, we restructured $170.0 million of Federal Home Loan Bank advances. In connection with this action, we recorded a $15.4 million prepayment penalty, recognizing an immediate expense of $8.3 million on the early extinguishment of debt, and, in accordance with Emerging Issues Task Force 96-17, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” amortized the remaining prepayment penalty as a yield adjustment over the life of the refinanced borrowings.

Income Tax Expense. We recorded income tax expense of $1.1 million for the three months ended September 30, 2004 compared to an income tax benefit of $3.2 million for the three months ended September 30, 2003. The income tax expense in 2004 was due to our $3.5 million in income before income taxes for the three months ended September 30, 2004 compared to loss before income taxes of $7.9 million for the three months ended September 30, 2003. The effective tax rate for the three-month period ended September 30, 2004 was 30.6%.

Comparison of Operating Results for the Nine Months Ended September 30, 2004 and September 30, 2003

Net Loss. We had a net loss of $4.3 million for the nine months ended September 30, 2004 compared to a net loss of $2.2 million for the nine months ended September 30, 2003. The net loss for the nine months ended September 30, 2004 was primarily due to a $15.0 million loss, pre-tax, on impairment of securities available for sale due to our application of EITF 03-1. The after-tax impact on net income was $9.2 million. See “Business of BankFinancial Corporation—Securities Activities—Equity Securities.” The net loss for the nine months ended September 30, 2003 was primarily due to $10.2 million in prepayment penalties resulting from our restructuring of Federal Home Loan Bank borrowings. The after-tax impact on net income was $6.2 million.

Interest Income. Interest income decreased $2.9 million, or 5.6%, to $48.7 million for the nine months ended September 30, 2004 from $51.6 million for the nine months ended September 30, 2003. The decrease in interest income resulted from a 26 basis points decline in the average yield on interest-earning assets to 4.69% from 4.95%, reflecting the decline in market interest rates from 2003 to 2004. The decrease in interest income also resulted from a $4.8 million, or 0.3% decrease, in total interest-earning assets.

Interest income from loans, the most significant portion of interest income, decreased $1.2 million to $41.7 million for the nine months ended September 30, 2004, from $42.9 million for the same period in 2003. The decrease resulted from a 36 basis points decrease in the average yield on loans, which was partially offset by an increase in the average balance of net loans receivable of $42.1 million, or 4.0%, to $1.090 billion for the nine months ended September 30, 2004 from $1.048 billion for the same period in 2003. Interest income from one- to four-family residential real estate loans decreased $3.3 million, or 11.9%, to $24.1 million for the nine months ended September 30, 2004 from $27.4 million for the nine months ended September 30, 2003. Interest income from commercial loans and leases increased $1.1 million, or 22.0%, to $6.1 million for the nine months ended September 30, 2004 from $5.0 million for the same period in 2003.

Interest income from securities available for sale decreased $1.4 million, or 18.9%, to $5.9 million for the nine months ended September 30, 2004 from $7.3 million for the nine months ended September 30, 2003. The average yield decreased 71 basis points to 3.03% from 3.74% due to resetting coupon rates on floating rate securities, issuer prepayments of debt securities, and on reinvestment of proceeds from prepaid and maturing securities at lower rates. The portfolio’s average outstanding balance was $259.6 million for each of the nine months ended September 30, 2004 and 2003.

Interest Expense. Interest expense decreased by $5.1 million, or 22.9%, to $17.2 million for the nine months ended September 30, 2004 from $22.4 million for the nine months ended September 30, 2003. The decrease in interest expense resulted from a 57 basis points decrease in the rate paid on average interest-bearing liabilities to 1.85% for the nine months ended September 30, 2004 from 2.42% for the nine months ended September 30, 2003, which primarily reflected a decrease in the average rates we paid on our borrowings. Interest expense on borrowings decreased by $4.8 million, or 39.8%, to $7.3 million for the nine months ended September 30, 2004 from $12.1 million for the same period in 2003. The 2004 period results included $2.4 million of Federal Home Loan Bank advance prepayment penalty amortization compared to $1.8 million of such amortization during the 2003 period. The decrease in interest expense on borrowings was the result of a 197 basis point decline in the average rates paid on borrowings, combined with a $24.2 million decrease in average borrowings. The decrease in rates reflected our restructuring of high-costing Federal Home Loan Bank advances in July 2003 as well as our redeeming the Success Bancshares trust preferred securities in December 2003 using lower-cost, adjustable rate term debt.

Interest expense on deposits decreased $305,000 to $10.0 million for the nine months ended September 30, 2004 from $10.3 million for the same period in 2003. The decrease was caused by a 10 basis point decline in the average rates paid on deposits to 1.34% for the nine months ended September 30, 2004 from 1.44% for the nine months ended September 30, 2003, which was partially offset by a $39.3 million, or 4.1%, increase in average interest-bearing deposits for the nine months ended September 30, 2004 from the same period in 2003. Interest expense on certificates of deposit decreased $647,000, or 8.6%, reflecting a 27 basis point decline in the average rate paid on certificates to 2.04% for the nine months ended September 30, 2004 from 2.31% for the nine months ended September 30, 2003, which was partially offset by an increase of $15.6 million in the average balance of these deposits to $449.6 million for the nine months ended September 30, 2004 from $434.0 million for the three months ended September 30, 2003.

Net Interest Income. Net interest income increased by $2.2 million, or 7.6%, to $31.5 million for the nine months ended September 30, 2004 from $29.2 million for the nine months ended September 30, 2003. The increase in net interest income reflected an improvement in our net interest rate spread to 2.84% for the nine months ended September 30, 2004 from 2.53% for the nine months ended September 30, 2003. Our net interest margin improved to 3.03% for the nine months ended September 30, 2004 from 2.81% for the nine months ended September 30, 2003.

Provision for Loan Losses. We recorded credits for loan losses of $212,000 and $275,000 for the nine months ended September 30, 2004 and 2003, respectively. Our decision regarding the negative provision in the 2004 period reflected a $565,000, or 5.7%, decrease in impaired loans at September 30, 2004 compared to December 31, 2003 and a reduction in the amount of the allowance for loan losses allocated to impaired loans as of September 30, 2004 compared to December 31, 2003. The amount of the allowance for loan losses allocated to impaired loans decreased $1.1 million to $1.7 million at September 30, 2004 compared to $2.9 million at December 31, 2003. The $10.5 million increase in our gross loan portfolio during the nine months ended September 30, 2004 reflects a $16.0 million increase in one- to four-family residential loans, which generally involve a lower degree of credit risk than other loans in our portfolio. The allowance for loan losses was $10.9 million, or 1.01% of total loans at September 30, 2004 compared to $12.1 million, or 1.20% of total loans at June 30, 2004. We used the same general methodology in assessing the allowance for both periods.

To the best of our knowledge, we have recorded all losses that are both probable and reasonable to estimate for each reporting period.

Noninterest Income. Our noninterest income decreased to $6.7 million for the nine months ended September 30, 2004 from $7.0 million for the same period in 2003. Our gain on sales of loans decreased to $216,000 from $2.0 million, reflecting $39.5 million of sales during the nine months ended September 30, 2004 as compared to $129.2 million of sales during the nine months ended September 30, 2003. Amortization and impairment of mortgage servicing rights decreased to $515,000 for the nine months ended September 30, 2004 from $1.6 million for the same period in 2003. The increase in long-term mortgage rates during the nine months ended September 30, 2004, when compared to the same period in 2003, led to a decline in prepayments and thus a slower amortization of our mortgage servicing rights in 2004 as compared to 2003. We recognized $419,000 in gain on the sale of investment securities for the nine months ended September 30, 2004; there were no similar gains in the prior year’s period. We periodically take advantage of market opportunities in our securities portfolio within the context of overall asset-liability management operations.

Noninterest Expense. Our noninterest expense was $46.4 million for the nine months ended September 30, 2004 compared to $41.2 million for the nine months ended September 30, 2003. The $5.3 million increase resulted from a $15.0 million impairment loss, pre-tax, that we recognized as of June 30, 2004 on preferred securities issued by two federal government-sponsored entities, Fannie Mae and Freddie Mac. The impairment loss resulted from our application of the provisions of EITF 03-1. Noninterest expense for the nine months ended September 30, 2003 included the $8.3 million expense related to the early extinguishment of debt, discussed above in “—Comparison of Operating Results for the Three Months Ended September 30, 2004 and September 30, 2003—Noninterest Expense.”

Income Tax Expense. We recorded an income tax benefit of $3.8 million for the nine months ended September 30, 2004 and an income tax benefit of $2.4 million for the nine months ended September 30, 2003. The income tax benefits were due to our loss before income taxes for each of the periods.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect”, “will”, “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends;

•	regulatory changes or actions; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 18.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $154.8 million and $209.8 million, or $241.5 million if the offering range is increased by 15%. We estimate that we will contribute to BankFinancial, F.S.B. between $77.4 million and $104.9 million, or $120.7 million if the offering range is increased by 15%. We intend to retain between $77.4 million and $104.9 million of the net proceeds, or $120.7 million if the offering range is increased by 15%, and we intend to utilize these funds as follows. First, we will retire $30.0 million of term debt incurred as part of our 2001 acquisition of Success Bancshares and its wholly owned subsidiary, Success National Bank, and our 2003 redemption of trust preferred securities acquired in that acquisition. The term debt matures on December 31, 2004, and carries an adjustable interest rate of 90-day LIBOR plus 200 basis points (3.11% at June 30, 2004). Second, between $12.6 million and $17.0 million (or $19.6 million if the offering range is increased) will be used for the loan to the employee stock ownership plan to fund its purchase of shares of common stock. Third, we will retain the remainder of the net proceeds of between $34.8 million and $57.9 million, or $71.2 million if the offering range is increased by 15%, and may use its for a variety of purposes, including those discussed below.

A summary of the anticipated net proceeds at the minimum, midpoint, maximum and adjusted maximum of the offering range and the use of the net proceeds is as follows:

	Based Upon the Sale at $10.00 Per Share of
	15,725,000 Shares		18,500,000 Shares		21,275,000 Shares		24,466,250 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$157,250		$185,000		$212,750		$244,663
Less offering expenses	2,480		2,709		2,939		3,203

Net offering proceeds	$154,770	100.0%	$182,291	100.0%	$209,811	100.0%	$241,460	100.0%

Use of net proceeds:
To BankFinancial, F.S.B.	$77,385	50.0%	$91,146	50.0%	$104,906	50.0%	$120,730	50.0%
To retire term debt	$30,000	19.4%	$30,000	16.5%	$30,000	14.3%	$30,000	12.4%
To fund loan to employee stock ownership plan	$12,580	8.1%	$14,800	8.1%	$17,020	8.1%	$19,573	8.1%
Retained by BankFinancial Corporation	$34,805	22.5%	$46,345	25.4%	$57,885	27.6%	$71,157	29.5%

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering, or regulatory considerations.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of BankFinancial, F.S.B.’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

BankFinancial Corporation May Use the Proceeds it Retains From the Offering:

•	to finance the acquisition of financial institutions or other financial service companies;

•	to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering (between $12.6 million and $17.0 million, or $19.6 million if the offering is increased by 15%);

•	to repay $30.0 million in term debt, discussed above, that we incurred and acquired as part of our acquisition of Success Bancshares and our redemption of trust preferred securities obtained in that acquisition;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock;

•	to invest in securities; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except when extraordinary circumstances exist and with prior regulatory approval.

BankFinancial, F.S.B. May Use the Net Proceeds it Receives From the Offering:

•	to expand its retail and commercial banking franchise by acquiring other financial institutions or other financial services companies, or by acquiring or establishing new branches;

•	to fund new loans, including multi-family mortgage and nonresidential real estate and land loans, construction loans,

•	commercial loans and leases and single-family residential mortgage loans;

•	to enhance existing products and services and to support new products and services;

•	to establish off-site ATMs;

•	to invest in securities; and

•	for other general corporate purposes.

Our short-term and long-term growth plans anticipate that, upon completion of the offering, we will experience measured growth through increased lending and investment activities, limited de novo branching and, possibly, acquisitions, with a particular emphasis on attempting to stimulate internal loan growth through the hiring of additional individuals experienced in the origination of commercial, commercial real estate and multifamily loans using targeted marketing efforts. We plan to explore acquisition opportunities involving other banks and thrifts, and possibly financial service companies, when and as they arise as a means of supplementing internal growth, filling gaps in our current geographic footprint and expanding our customer base, product lines and internal capabilities. We may also consider the establishment of de novo branches or the acquisition of financial institutions in other Midwestern states. We will attempt to identify institutions that we believe will fit well with our current franchise objectives and corporate culture.

We have no current arrangements or agreements to acquire other banks, thrifts and financial service companies or branch offices. However, we have had, and intend to continue to have, discussions with local financial institutions to determine whether they would be interested in exploring the possibility of our acquiring them after the offering is completed and we have sufficient capital resources to fund an acquisition. In addition, we have participated in, and intend to continue to participate in, sales processes initiated on behalf of local financial institutions that have made a decision to explore the possibility of a sale. We have also explored, and intend to continue to explore, the possibility of acquiring local financial service companies, insurance agencies and engaging in limited de novo branching. We are presently investigating the feasibility of establishing a small number of de novo branches in the Chicago metropolitan area, but have no current plans to engage in extensive de novo branching. In addition, we have no current arrangements or agreements, and have filed no regulatory applications, to establish de novo branches. There can be no assurance that we will be able to consummate any acquisition or establish any new branches. See “Risk Factors—Our Ability to Successfully Conduct Acquisitions Will Affect Our Ability to Grow Our Franchise and Compete Effectively in Our Marketplace.”

Initially, the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

OUR DIVIDEND POLICY

We do not expect to declare a dividend for the first three full fiscal quarters following the completion of the conversion. Although we will have a significant dividend paying capacity with the additional capital that is being raised in the offering, the exact extent of this capacity will not be known until the conclusion of the offering. Furthermore, our ability to pay dividends could be diminished by a variety of factors, including the funding requirements of any acquisitions that we are able to pursue. Following the completion of the conversion, our Board of Directors will periodically review and evaluate the advisability of paying cash dividends, taking into account our current and anticipated cash requirements, the financial condition, results of operations and capital needs of BankFinancial Corporation and BankFinancial, F.S.B., regulatory restrictions that affect the payment of dividends by BankFinancial, F.S.B. to BankFinancial Corporation, and any other factors deemed relevant at the time. It is our current expectation that we are reasonably likely to declare a dividend within 12 months following the completion of the conversion. However, we may not be able to, or may decide not to, pay dividends at such time or at any other time in the future, and persons who need or desire dividend income should not purchase our shares of common stock with the expectation that we will pay dividends on the shares of common stock.

The ability of BankFinancial Corporation to pay dividends in the future could depend on the ability of our subsidiary, BankFinancial, F.S.B., to pay dividends to us. Federal law and Office of Thrift Supervision regulations limit the ability of BankFinancial, F.S.B. to make such dividend payments. Under Office of Thrift Supervision regulations, BankFinancial, F.S.B. will not be permitted to pay any dividend that would reduce its stockholder’s equity below the amount of the liquidation account to be established in connection with the conversion. In addition, BankFinancial, F.S.B. will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized under federal law and regulations. BankFinancial, F.S.B. would need the prior approval of the Office of Thrift Supervision to pay a cash dividend or make another type of capital distribution if BankFinancial, F.S.B.’s total capital distributions for the applicable calendar year exceeded the sum of its net income for that year to date plus retained net income for the preceding two years. Because BankFinancial, F.S.B. has experienced net losses in recent periods, it would be required to file an application with the Office of Thrift Supervision if it wanted to pay a capital distribution to us in the near future. For information concerning additional federal and state law and regulations regarding the ability of BankFinancial, F.S.B. to make capital distributions, including the payment of dividends to BankFinancial Corporation, see “The Conversion; Plan of Distribution—Liquidation Rights,” “Taxation—Federal Taxation” and “Supervision and Regulation—Federal Banking Regulation.”

BankFinancial Corporation is subject to state law limitations on the payment of dividends. Maryland law generally limits dividends to an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent.

We have committed to the Office of Thrift Supervision that during the one-year period following the completion of the conversion, we will not, without prior approval of the Office of Thrift Supervision, take any action to declare an extraordinary dividend to our stockholders that would be treated as a tax-free return of capital for federal income tax purposes. In addition, as the holding company for a federal savings bank, we must act as a “source of strength” for BankFinancial, F.S.B., and this could limit our ability to pay dividends at times when BankFinancial, F.S.B. has capital needs.

MARKET FOR THE COMMON STOCK

BankFinancial Corporation has never issued capital stock and there is no established market for it. We anticipate that our common stock will be traded on the Nasdaq National Market under the symbol “BFIN” subject to completion of the offering, and in compliance with certain conditions including the presence of at least three registered and active market makers. Sandler O’Neill & Partners, L. P. has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our shares of common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2004, BankFinancial, F.S.B. exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of BankFinancial, F.S.B. at June 30, 2004, and the pro forma regulatory capital of BankFinancial, F.S.B., after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by BankFinancial, F.S.B. of between $77.4 million and $120.7 million of the net offering proceeds.

	BankFinancial, F.S.B. Historical at June 30, 2004		Pro Forma at June 30, 2004, Based Upon the Sale in the Offering of
			15,725,000 Shares		18,500,000 Shares		21,275,000 Shares		24,466,250 Shares (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in thousands)
Equity capital	$120,887	8.25%	$179,402	11.78%	$189,833	12.38%	$200,263	12.97%	$212,257	13.64%

Tangible capital	$104,013	7.20%	$162,528	10.82%	$172,959	11.43%	$183,389	12.04%	$195,383	12.72%
Tangible requirement	21,663	1.50	22,540	1.50	22,697	1.50	22,853	1.50	23,033	1.50

Excess	$82,350	5.70%	$139,988	9.32%	$150,262	9.93%	$160,536	10.54%	$172,350	11.22%

Core (leverage) capital	$104,013	7.20%	$162,528	10.82%	$172,959	11.43%	$183,389	12.04%	$195,383	12.72%
Core (leverage) requirement (3)	57,767	4.00	60,108	4.00	60,525	4.00	60,942	4.00	61,422	4.00

Excess	$46,246	3.20%	$102,420	6.82%	$112,434	7.43%	$122,447	8.04%	$133,961	8.72%

Total risk-based capital (4)	$113,402	10.39%	$171,917	15.35%	$182,348	16.20%	$192,778	17.05%	$204,772	18.01%
Risk-based requirement	87,284	8.00	89,625	8.00	90,042	8.00	90,460	8.00	90,939	8.00

Excess	$26,118	2.39%	$82,282	7.35%	$92,306	8.20%	$102,318	9.05%	$113,833	10.01%

Reconciliation of capital infused into BankFinancial, F.S.B.:
Net proceeds			$77,385		$91,146		$104,906		$120,730
Less:
Common stock acquired by employee stock ownership plan			12,580		14,800		17,020		19,573
Common stock acquired by recognition and retention plan			6,290		7,400		8,510		9,787

Pro forma increase in GAAP and regulatory capital			$58,515		$68,946		$79,376		$91,370

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market or general financial conditions following the commencement of the offering or regulatory considerations.
(2)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of BankFinancial MHC, at June 30, 2004 and the pro forma consolidated capitalization of BankFinancial Corporation, a Maryland corporation, after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	BankFinancial MHC Historical at June 30, 2004	Pro Forma, Based Upon the Sale in the Offering of
		15,725,000 Shares	18,500,000 Shares	21,275,000 Shares	24,466,250 Shares (1)
	(Dollars in thousands)
Deposits (2)	$1,104,512	$1,104,512	$1,104,512	$1,104,512	$1,104,512
Borrowings	249,151	249,151	249,151	249,151	249,151

Total deposits and borrowed funds	$1,353,663	$1,353,663	$1,353,663	$1,353,663	$1,353,663

Stockholders’ equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized; none to be issued	—	—	—	—	—
Common stock $0.01 par value, 100,000,000 shares authorized; shares to be issued as reflected (3)	—	157	185	213	245
Additional paid-in capital	—	154,613	182,106	209,598	241,215
Retained earnings (4)	95,867	95,867	95,867	95,867	95,867
Accumulated other comprehensive loss	(564)	(564)	(564)	(564)	(564)
Less:
Common stock to be acquired by the employee stock ownership plan (5)	—	(12,580)	(14,800)	(17,020)	(19,573)
Common stock to be acquired by the recognition and retention plan (6)	—	(6,290)	(7,400)	(8,510)	(9,787)

Total stockholders’ equity	$95,303	$231,203	$255,394	$279,584	$307,403

Total stockholders’ equity as a percentage of total assets	6.49%	14.41%	15.68%	16.91%	18.29%

(1)	As adjusted to give effect to an increase in the number of shares of common stock which could occur due to a 15% increase in the offering range to reflect demand for shares, changes in market or general financial conditions following the commencement of the subscription and community offerings or regulatory considerations.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of BankFinancial Corporation common stock pursuant to an additional stock option plan. If this plan is implemented, an amount up to 10% of the shares of BankFinancial Corporation common stock sold in the offering will be reserved for issuance upon the exercise of options under the stock option plan. No effect has been given to the exercise of options currently outstanding. See “Management of BankFinancial Corporation.”
(4)	The retained earnings of BankFinancial, F.S.B. will be substantially restricted after the conversion. See “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation.”
(5)	Assumes that 8.0% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from BankFinancial Corporation. The loan will be repaid principally from BankFinancial, F.S.B.’s contributions to the employee stock ownership plan. Since BankFinancial Corporation will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on BankFinancial Corporation’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(6)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased by the stock recognition and retention plan in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As BankFinancial Corporation accrues compensation expense to reflect the vesting of shares pursuant to the stock recognition and retention plan, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock recognition and retention plan will require stockholder approval. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by BankFinancial Corporation. If the shares to fund the plan are assumed to come from authorized but unissued shares of BankFinancial Corporation, the number of outstanding shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the offering range would be 16,354,000, 19,240,000, 22,126,000 and 25,444,900, respectively, total stockholders’ equity would be $237.5 million, $262.8 million, $288.1 million and $317.2 million, respectively, and total stockholders’ ownership in BankFinancial Corporation would be diluted by approximately 3.8%.

PRO FORMA DATA

The following tables summarize historical data of BankFinancial MHC and pro forma data at and for the six months ended June 30, 2004 and the year ended December 31, 2003. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering. No effect has been given in the table to the possible issuance of additional shares of common stock pursuant to any stock option plan that may be adopted by our stockholders no earlier than six months after the conversion. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the event of a liquidation of BankFinancial, F.S.B., to the recoverability of intangibles or the tax effect of the recapture of any bad debt reserve. See “The Conversion; Plan of Distribution—Liquidation Rights.”

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription and community offerings;

•	379,500 shares of common stock will be purchased by our executive officers and directors, and their associates;

•	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from BankFinancial Corporation. The loan will be repaid in substantially equal payments of principal and interest over a period of 20 years;

•	Sandler O’Neill & Partners, L.P. will receive a fee equal to 0.90% of the dollar amount of shares of common stock sold in the offering. Shares purchased by our employee benefit plans or by our officers, directors and employees, and their immediate families will not be included in calculating the shares of common stock sold, for this purpose; and

•	total expenses of the offering, including the marketing fees to be paid to Sandler O’Neill & Partners, L.P., will be between $2.5 million at the minimum of the offering range and $3.2 million at the maximum of the offering range, as adjusted.

We calculated pro forma consolidated net loss for the six months ended June 30, 2004 and the year ended December 31, 2003 as if the estimated net proceeds we received had been invested at an assumed interest rate of 2.34% (1.41% on an after-tax basis) and 1.64% (0.99% on an after-tax basis), respectively. These figures represent a blended rate assuming retirement of $30.0 million term debt bearing interest at 3.11% and investing the remaining funds to yield the rate on the one-year U.S. Treasury Bill as of June 30, 2004 and December 31, 2003, equal to 2.09% and 1.26%, respectively (which we consider to more accurately reflect the pro forma reinvestment rate than an arithmetic average method in light of current market interests rates).

The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock. The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders’ equity calculations for the assumed earnings on the net proceeds. It is assumed that BankFinancial Corporation will retain between $34.8 million and $57.9 million of the estimated net proceeds in the offering, or $71.2 million if the offering range is increased by 15%. The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. However, we currently estimate the net proceeds to be between $154.8 million and $209.8 million, or $241.5 million if the offering range is increased by 15%. It is assumed that all shares of common stock will be sold in the subscription and community offerings.

	At or For the Six Months Ended June 30, 2004 Based Upon the Sale at $10.00 Per Share of
	15,725,000 Shares	18,500,000 Shares	21,275,000 Shares	24,466,250 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross proceeds	$157,250	$185,000	$212,750	$244,663
Expenses	2,480	2,709	2,939	3,203

Estimated net proceeds	154,770	182,291	209,811	241,460
Common stock acquired by employee stock ownership plan (2)	(12,580)	(14,800)	(17,020)	(19,573)
Common stock acquired by recognition and retention plan (3)	(6,290)	(7,400)	(8,510)	(9,787)

Estimated net proceeds, as adjusted	$135,900	$160,091	$184,281	$212,100

For the Six Months Ended June 30, 2004
Consolidated net loss:
Historical	$(6,762)	$(6,762)	$(6,762)	$(6,762)
Pro forma adjustments:
Income on adjusted net proceeds	958	1,129	1,299	1,495
Employee stock ownership plan (2)	(189)	(223)	(256)	(295)
Recognition and retention plan (3)	(379)	(446)	(513)	(590)

Pro forma net loss	$(6,372)	$(6,302)	$(6,232)	$(6,152)

Loss per share (4):
Historical	$(0.47)	$(0.40)	$(0.34)	$(0.30)
Pro forma adjustments:
Income on adjusted net proceeds	0.07	0.07	0.07	0.07
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Recognition and retention plan (3)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma loss per share (4) (5)	$(0.44)	$(0.37)	$(0.31)	$(0.27)

Offering price to pro forma net loss per share	N/A	N/A	N/A	N/A
Number of shares used in loss per share calculations	14,498,450	17,057,000	19,615,550	22,557,883

At June 30, 2004
Stockholders’ equity:
Historical	$95,303	$95,303	$95,303	$95,303
Estimated net proceeds	154,770	182,291	209,811	241,460
Common stock acquired by employee stock ownership plan (2)	(12,580)	(14,800)	(17,020)	(19,573)
Common stock acquired by recognition and retention plan (3)	(6,290)	(7,400)	(8,510)	(9,787)

Pro forma stockholders’ equity (6)	231,203	255,394	279,584	307,403
Intangible assets	21,595	21,595	21,595	21,595

Pro forma tangible stockholders’ equity (6)	$209,608	$233,799	$257,989	$285,808

Stockholders’ equity per share:
Historical	$6.06	$5.15	$4.48	$3.90
Estimated net proceeds	9.84	9.85	9.86	9.87
Common stock acquired by employee stock ownership plan (2)	(0.80)	(0.80)	(0.80)	(0.80)
Common stock acquired by recognition and retention plan (3)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$14.70	$13.80	$13.14	$12.57

Pro forma tangible stockholders’ equity per share (6)	$13.33	$12.64	$12.13	$11.68

Offering price as percentage of pro forma consolidated stockholders’ equity per share	68.03%	72.46%	76.10%	79.55%
Offering price as percentage of pro forma tangible consolidated stockholders’ equity per share	75.02%	79.11%	82.44%	85.62%
Number of shares used in book value per share calculations	15,725,000	18,500,000	21,275,000	24,466,250

(footnotes begin on following page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering or regulatory considerations.
(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from BankFinancial Corporation. BankFinancial, F.S.B. intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments due on the debt. BankFinancial, F.S.B.’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6, “Employers Accounting for Employee Stock Ownership Plans” (“SOP 93-6”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by BankFinancial, F.S.B., the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 39.75%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net loss further assumes that 31,450, 37,000, 42,550 and 48,933 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of loss per share calculations.
(3)	If approved by BankFinancial Corporation’s stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion, although such plan, including the amount awarded under such plan, may remain subject to supervisory restrictions). Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from BankFinancial Corporation or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by BankFinancial Corporation. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 10% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the six months ended June 30, 2004 and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 39.75%. Assuming stockholder approval of the stock recognition and retention plan and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.
(4)	Loss per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with SOP 93-6, subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods. See note 2. The number of shares of common stock actually sold may be more or less than the assumed amounts.
(5)	No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by BankFinancial Corporation following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by stockholders, a number of shares up to 10% of the shares sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion, although such plan, including the amount awarded under such plan, may remain subject to supervisory restrictions) will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders’ ownership and voting interests by approximately 9.1% at the maximum of the offering range.
(6)	The retained earnings of BankFinancial, F.S.B. will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

	At or For the Year Ended December 31, 2003 Based Upon the Sale at $10.00 Per Share of
	15,725,000 Shares	18,500,000 Shares	21,275,000 Shares	24,466,250 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross proceeds	$157,250	$185,000	$212,750	$244,663
Expenses	2,480	2,709	2,939	3,203

Estimated net proceeds	154,770	182,291	209,811	241,460
Common stock acquired by employee stock ownership plan (2)	(12,580)	(14,800)	(17,020)	(19,573)
Common stock acquired by recognition and retention plan (3)	(6,290)	(7,400)	(8,510)	(9,787)

Estimated net proceeds, as adjusted	$135,900	$160,091	$184,281	$212,100

For the Year Ended December 31, 2003
Consolidated net loss:
Historical	$(1,947)	$(1,947)	$(1,947)	$(1,947)
Pro forma adjustments:
Income on adjusted net proceeds	1,343	1,582	1,821	2,096
Employee stock ownership plan (2)	(379)	(446)	(513)	(590)
Recognition and retention plan (3)	(758)	(892)	(1,025)	(1,179)

Pro forma net loss	$(1,741)	$(1,703)	$(1,664)	$(1,620)

Loss per share (4):
Historical	$(0.13)	$(0.11)	$(0.10)	$(0.09)
Pro forma adjustments:
Income on adjusted net proceeds	0.09	0.09	0.09	0.09
Employee stock ownership plan (2)	(0.03)	(0.03)	(0.03)	(0.03)
Recognition and retention plan (3)	(0.05)	(0.05)	(0.05)	(0.05)

Pro forma loss per share (4) (5)	$(0.12)	$(0.10)	$(0.09)	$(0.08)

Offering price to net loss per share	N/A	N/A	N/A	N/A
Number of shares used in loss per share calculations	14,529,900	17,094,000	19,658,100	22,606,815

At December 31, 2003
Stockholders’ equity:
Historical	$96,907	$96,907	$96,907	$96,907
Estimated net proceeds	154,770	182,291	209,811	241,460
Common stock acquired by employee stock ownership plan (2)	(12,580)	(14,800)	(17,020)	(19,573)
Common stock acquired by recognition and retention plan (3)	(6,290)	(7,400)	(8,510)	(9,787)

Pro forma stockholders’ equity (6)	232,807	256,998	281,188	309,007
Intangible assets	22,448	22,448	22,448	22,448

Pro forma tangible stockholders’ equity (6)	$210,359	$234,550	$258,740	$286,559

Stockholders’ equity per share:
Historical	$6.16	$5.24	$4.55	$3.96
Estimated net proceeds	9.84	9.85	9.86	9.87
Common stock acquired by employee stock ownership plan (2)	(0.80)	(0.80)	(0.80)	(0.80)
Common stock acquired by recognition and retention plan (3)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$14.80	$13.89	$13.21	$12.63

Pro forma tangible stockholders’ equity per share (6)	$13.38	$12.68	$12.16	$11.71

Offering price as percentage of pro forma consolidated stockholders’ equity per share	67.57%	71.99%	75.70%	79.18%
Offering price as percentage of pro forma tangible consolidated stockholders’ equity per share	74.74%	78.86%	82.24%	85.40%
Number of shares used in book value per share calculations	15,725,000	18,500,000	21,275,000	24,466,250

(footnotes begin on following page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares, changes in market and financial conditions following the commencement of the offering or regulatory considerations.
(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from BankFinancial Corporation. BankFinancial, F.S.B. intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. BankFinancial, F.S.B.’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. SOP 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by BankFinancial, F.S.B., the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 39.75%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net loss further assumes that 62,900, 74,000, 85,100 and 97,865 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of loss per share calculations.
(3)	If approved by BankFinancial Corporation’s stockholders, the stock recognition and retention plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion, although such plan, including the amount awarded under such plan, may remain subject to supervisory restrictions). Stockholder approval of the stock recognition and retention plan, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from BankFinancial Corporation or through open market purchases. The funds to be used by the stock recognition and retention plan to purchase the shares will be provided by BankFinancial Corporation. The table assumes that (i) the stock recognition and retention plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock recognition and retention plan is amortized as an expense during the year ended December 31, 2003, and (iii) the stock recognition and retention plan expense reflects an effective combined federal and state tax rate of 39.75%. Assuming stockholder approval of the stock recognition and retention plan and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.8%.
(4)	Loss per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with SOP 93-6, subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods. See note 2. The number of shares of common stock actually sold may be more or less than the assumed amounts.
(5)	No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by BankFinancial Corporation following the offering and presented to stockholders for approval not earlier than six months after the completion of the conversion. If the stock option plan is approved by stockholders, a number of shares up to 10% of the shares sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion, although such plan, including the amount awarded under such plan, may remain subject to supervisory restrictions) will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders’ ownership and voting interests by approximately 9.1% at the maximum of the offering range.
(6)	The retained earnings of BankFinancial, F.S.B. will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The discussion and analysis that follows focuses on the factors affecting our consolidated financial condition at June 30, 2004, December 31, 2003 and December 31, 2002, and our consolidated results of operations for the six months ended June 30, 2004 and 2003, and for the years ended December 31, 2003, 2002 and 2001. The consolidated financial statements and related notes appearing elsewhere in this prospectus should be read in conjunction with this discussion and analysis. The consolidated financial condition and consolidated results of operations reported at and for the six-month period ended June 30, 2004 are not necessarily indicative of the consolidated financial condition and consolidated results of operations that may be expected for the year ending December 31, 2004.

Overview of Financial Condition and Results of Operations

Our primary business strategy for the past five years has been to transform BankFinancial, F.S.B. from a traditional retail savings bank to a multi-faceted financial institution with enhanced capabilities in commercial banking and selected other financial services, an expanded geographic presence in the Chicago metropolitan area, and managerial and technological resources and infrastructure capable of supporting future growth.

We have taken a number of actions to implement this strategy, including our acquisition of Success Bancshares and its wholly owned subsidiary, Success National Bank. Although these actions have produced benefits that have furthered the implementation of our business strategy, they have also resulted in additional expenses during the six months ended June 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001. To provide additional context for our consolidated financial information, we review below what we view as the most significant of these strategic initiatives and the impact they have had on our consolidated financial condition and results of operations.

Significant Strategic Initiatives and Impact on Results of Operations

Loan Portfolio Diversification. At December 31, 1999, our loan portfolio was heavily concentrated in one- to four-family residential real estate loans, which then represented 93.6% of our total loans. Since that time, we have redeployed a significant portion of the cash flows from the repayments and sales of our one- to four-family residential loans into a more diversified mix of commercial, multi-family, nonresidential real estate and construction and land loans and leases. These loans and leases typically offer higher yields than traditional one- to four-family residential loans and generally are of shorter duration. Therefore, they improve our interest income and assist us in managing interest rate risk.

The following table illustrates the major changes that have occurred in the composition of our loan portfolio between December 31, 1999 and June 30, 2004:

	At June 30, 2004		At December 31, 1999		Increase/ (Decrease)
	(Dollars in thousands )
One- to four-family residential	$352,920	32.9%	$932,304	93.6%	$(579,384)
Multi-family mortgage	234,654	21.9	30,553	3.1	204,101
Nonresidential real estate	254,633	23.7	11,143	1.1	243,490
Construction and land	56,590	5.3	2,734	0.3	53,856
Commercial loans	83,473	7.8	14,423	1.4	69,050
Commercial leases	80,907	7.5	1,754	0.2	79,153
Consumer	2,898	0.3	2,728	0.3	170
Other	6,334	0.6	—	—	6,334

Total loans	$1,072,409	100.0%	$995,639	100.0%	$76,770

In the aggregate, multi-family mortgage loans, nonresidential real estate loans, construction and land loans and commercial loans and leases comprised 66.2% of our loan portfolio at June 30, 2004, compared to 6.1% at December 31, 1999. We intend to continue to emphasize the origination of these higher interest margin loans following the offering, subject to the limitations imposed by our federal savings bank charter, general economic conditions, the demand for multi-family mortgage loans, nonresidential real estate loans, construction and land loans and commercial loans and leases in our market, competitive factors and risk management considerations. See “Business of BankFinancial, F.S.B.—Lending Activities” and “Risk Factors— Our Nonresidential Real Estate Loans, Multi-family Mortgage Loans, Construction and Land Loans, Commercial Loans and Commercial Leases Expose Us to Increased Credit Risks.”

Allowance for Loan Losses. We have increased our allowance for loan losses from $5.9 million (0.59% of total loans) at December 31, 1999 to $10.7 million (1.0% of total loans) at June 30, 2004. This increase was based primarily on the change in the composition of our loan portfolio that occurred between 1999 and 2004. Our ratio of non-performing loans to total loans was 0.74% at June 30, 2004, compared to 0.66% at December 31, 1999. Maintaining the quality of our loan and lease portfolio is a key factor in managing our growth. We will continue to use risk management techniques, such as independent internal and external loan reviews, risk-focused portfolio credit analysis and field inspections of collateral, in overseeing the performance of our loan portfolio.

Composition and Cost of Funding. We have changed the composition and the cost of our funding sources in a number of ways:

Core Deposits. We increased our emphasis on local deposits as a primary funding source for commercial real estate and commercial loans. This emphasis and our acquisition of Success Bancshares have increased our level of core deposits (savings, money market, noninterest bearing demand and NOW accounts). At June 30, 2004, our core deposits were 59.2% of our total deposits, compared to 35.9% of total deposits at December 31, 1999. This increase included an increase in business demand deposits to $62.3 million (6% of total deposits) at June 30, 2004 from $15.2 million (2% of total deposits) at December 31, 1999.

Federal Home Loan Bank Funding. We view Federal Home Loan Bank advances as a primary source for funding securities purchases, a secondary source for funding residential real estate loans, and an important means of managing our interest rate risk and liquidity. Because of our emphasis on local deposits as a primary funding source for commercial real estate and commercial loans, we have been able to reduce our utilization of Federal Home Loan Bank advances. At June 30, 2004, our borrowings from the Federal Home Loan Bank of Chicago totaled $214.3 million, compared to $296.0 million at December 31, 1999, even though we assumed $53.7 million of Federal Home Loan Bank advances from our acquisition of Success Bancshares in 2001.

In recent years, our fixed-rate Federal Home Loan Bank advances prevented our average cost of funds from declining in proportion to the general decline in market interest rates. This limited our flexibility in pricing our deposits, placed pressure on our net interest margin, and made it increasingly difficult to maintain the interest rate risk position that we believed was desirable. To address this issue, we restructured $170.0 million in Federal Home Loan Bank advances during 2003. The restructuring consisted of retiring $25.0 million of Federal Home Loan Bank advances, using excess cash and cash equivalents, and replacing the remaining $145.0 million of advances with new Federal Home Loan Bank advances with a weighted average interest rate of 1.38% and a weighted average maturity of approximately one year. The restructuring of the advances reduced the average contractual rate on our Federal Home Loan Bank borrowings from 5.85% at December 31, 2002, to 2.27% as of December 31, 2003, and to 2.50% as of June 30, 2004. The restructuring also reduced the average duration of our liabilities and permitted us to better match the duration of our liabilities with the duration of our assets, which has shortened due to the change in the composition of our loan portfolio.

To accomplish the restructuring, we recorded a $15.4 million prepayment penalty pursuant to EITF 96-19, recognizing an $8.3 million non-interest expense in 2003 and treating the remaining $7.1 million as yield adjustments, which are being amortized as interest expense over approximately a two-year period. Of the $7.1 million in prepayment penalties, $4.1 million was amortized in 2003, $2.1 million was amortized during the six months ended June 30, 2004, $429,000 will be amortized during the remainder of 2004, and $388,000 will be amortized in 2005. The $12.4 million pre-tax expenses ($7.6 million net of tax) that we recorded in 2003 relating to the restructuring of Federal Home Loan Bank advances substantially contributed to our net operating loss of $1.9 million in 2003.

Geographic Expansion. We added nine branch offices in Chicago and its northern and western suburbs since the end of 1999 through our acquisition of Success Bancshares (seven offices) and de novo branching (two offices). We will attempt to further expand our geographic presence through acquisitions that complement our business plan and limited de novo branching. Our future efforts to expand will focus primarily on eliminating gaps in our market “footprint” with a preference for areas with demographics that may give us a competitive advantage in terms of product offerings and service capabilities. We may also consider the establishment of de novo branches or the acquisition of financial institutions in other Midwestern states. We have invested significant resources in building a management team and a technological infrastructure capable of supporting future growth.

We have no current arrangements or agreements to acquire other banks, thrifts and financial service companies or branch offices. However, we have had, and intend to continue to have, discussions with local financial institutions to determine whether they would be interested in exploring the possibility of our acquiring them after the offering is completed and we have sufficient capital resources to fund an acquisition. In addition, we have participated in, and intend to continue to participate in, sales processes initiated on behalf of local financial institutions that have made a decision to explore the possibility of a sale. We have also explored, and intend to continue to explore, the possibility of acquiring local financial service companies, insurance agencies and engaging in limited de novo branching. We are presently investigating the feasibility of establishing a small number of de novo branches in the Chicago metropolitan area, but have no current plans to engage in extensive de novo branching. In addition, we have no current arrangements or agreements, and have filed no regulatory applications, to establish de novo branches. There can be no assurance that we will be able to consummate any acquisition or establish any new branches. See “Risk Factors—Our Ability to Successfully Conduct Acquisitions Will Affect Our Ability to Grow Our Franchise and Compete Effectively in Our Marketplace.”

Success Bancshares Acquisition. Our acquisition of Success Bancshares and its wholly owned subsidiary, Success National Bank, in 2001 produced a number of benefits, including a more diverse loan portfolio and deposit base, and the expansion of our geographic presence in the Chicago metropolitan area. The acquisition also produced certain expenses that have had, and will continue to have, an adverse impact on our results of operations, including the following:

Core Deposit Intangible Amortization. The acquisition of Success Bancshares created a $15.3 million core deposit intangible that we are amortizing over a ten-year period. Of this amount, $153,000 was amortized in 2001, $1.8 million was amortized in 2002, $1.8 million was amortized in 2003 and $853,000 was amortized during the six-month period ended June 30, 2004. As of that date, the unamortized core deposit intangible totaled $10.7 million, of which $848,000 will be amortized during the remainder of 2004, $1.6 million will be amortized in 2005, $1.6 million will be amortized in 2006, $1.5 million will be amortized in 2007, and a total of $5.2 million will be amortized from 2008 to 2031. We must evaluate the core deposit intangible for impairment, at least annually. If impairment is determined to have occurred, we will record an impairment expense equal to that amount in the consolidated statement of income for that period. As of June 30, 2004, no such impairment had occurred.

Interest and Other Expense on Acquisition Funding. We incurred $15.0 million in term debt in November of 2001 to facilitate our acquisition of Success Bancshares and also acquired, as part of the acquisition, $15.0 million in 8.95% fixed-rate subordinated debt underlying trust preferred securities that an affiliate of Success Bancshares had issued in 1998. In December of 2003, we refinanced the subordinated debt with lower cost, variable rate term debt and caused the trust-preferred securities to be redeemed, thereby reducing our interest expense. We intend to use a portion of the net proceeds of the offering to repay the acquisition-related term debt in full. The repayment of the term debt with a portion of the net proceeds of the offering will, in the absence of other factors, reduce our cost of funding by reducing our interest-bearing liabilities.

Goodwill. The acquisition of Success Bancshares created goodwill in the amount of $10.9 million. Although this goodwill is not currently subject to amortization, it is subject to periodic analysis for impairment. If we determine in the future that the goodwill is impaired, we will take a charge to earnings equal to the impairment.

Summary of Results of Operations

Our results of operations depend primarily on our net interest income, which is the difference between the interest income on our interest-earning assets, such as loans and securities, and the interest expense paid on our deposits and borrowings. Results of operations are also affected by noninterest income and noninterest expense, the provision for loan losses and income tax expense. Noninterest income consists primarily of banking fees and service charges, loan servicing fees, gains (losses) on sales of loans and securities available-for-sale, and the amortization and impairment of mortgage servicing rights. Our noninterest income also includes income from wealth management services (with variable annuities and services sold by BankFinancial, F.S.B.), and from the sale of fixed annuities, property, casualty, life and disability insurance products and title insurance products and services through our wholly owned subsidiary, Financial Assurance Services. Our noninterest expense consists primarily of salaries and employee benefits, occupancy and office expenses, advertising and promotion expense, data processing expenses, and the amortization of certain intangible assets. Our results of operations are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, and by economic conditions in the Chicago metropolitan area.

For the six months ended June 30, 2004, our net loss was $6.8 million, compared to net income of $2.5 million for the same period in 2003. The net loss for the first six months of 2004 was primarily due to a $15.0 million impairment loss, pre-tax, that we recognized as of June 30, 2004 on preferred securities issued by two federal government-sponsored entities, Fannie Mae and Freddie Mac. The after-tax impact on net income was $9.2 million. The impairment loss resulted from our application of new accounting guidance set forth in the Financial Accounting Standards Board’s Emerging Issues Task Force Issue No. 03-1, “The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments.” The impairment loss on these securities was a non-cash charge that did not impact our equity because the unrealized losses on these securities, net of taxes, were previously included in our accumulated other comprehensive losses and reflected in our equity. See “Business of BankFinancial, F.S.B.—Securities Activities—Equity Securities.”

Net interest income decreased $190,000 for the six months ended June 30, 2004 to $20.4 million for the six months ended June 30, 2004 from $20.6 million for the six months ended June 30, 2003. The decrease resulted from a $3.6 million, or 10.1%, decrease in total interest income to $32.0 million for the six months ended June 30, 2004 from $35.6 million for the six months ended June 30, 2003, which was partially offset by a $3.4 million, or 22.9%, decrease in interest expense. A 62 basis point decrease in average yield on loans to 5.03% for the six months ended June 30, 2004, offset a $52.9 million, or 5.1%, increase in average loans. Interest expense totaled $11.6 million for the six months ended June 30, 2004, compared to $15.0 million for the same period in 2003. Interest expense for the six months ended June 30, 2004 included $2.1 million in amortization of prepayment penalties on Federal Home Loan Bank advances. The improvement in interest expense was a direct result of the Federal Home Loan Bank advance restructuring in July 2003. Noninterest income increased slightly to $4.3 million for the six months ended June 30, 2004, compared to $4.2 million for the same period in 2003. Gain on sale of loans declined $1.8 million due to a lower volume of loan originations and sales as a result of rising market interest rates. This was offset by a decrease in the impairment of mortgage servicing assets. A $1.2 million charge to income was recorded in the six months ended June 30, 2003, compared to a $307,000 charge in the 2004 period. Noninterest expense for the six months ended June 30, 2004 was $36.3 million compared to $21.8 million in the 2003 period. The $14.5 million increase in noninterest expense resulted primarily from the $15.0 million impairment loss, pre-tax, on securities available-for-sale that we recorded for the six months ended June 30, 2004.

For the year ended December 31, 2003, we incurred a net loss of $1.9 million compared to net income of $5.0 million for the year ended December 31, 2002. The net loss for the year ended December 31, 2003 was primarily due to $12.4 million in prepayment penalties resulting from our restructuring of the Federal Home Loan Bank borrowings. The after-tax impact on net income was $7.6 million. Net interest income decreased by $5.9 million to $37.5 million for the year ended December 31, 2003, compared to $43.4 million for the year ended December 31, 2002. The $5.9 million decrease resulted primarily from charges related to the Federal Home Loan Bank advance restructuring and the redemption of trust preferred securities. These changes resulted in a 25 basis points decrease in our net interest margin and a 25 basis points decrease in our net interest rate spread from year-to-year. In addition, noninterest expense increased by $6.7 million, or 14.9%, primarily due to the $8.3 million prepayment penalty we recognized in restructuring our Federal Home Loan Bank advances. The lower net interest income and higher noninterest expense was partially offset by the $2.1 million, or 31.2%, increase in noninterest income. This noninterest income was earned largely from fees from residential mortgage loan refinancings, as historically low market interest rates caused a surge in residential mortgage loan originations and refinancings. Our gain on sales of loans increased $1.1 million, or 78.9%, to $2.4 million for the year ended December 31, 2003 from $1.4 million for the year ended December 31, 2002, due to a higher volume of originations of fixed-rate residential mortgage loans, all of which were sold in the secondary mortgage market.

The credit quality of our loan portfolio improved in 2003 as we benefited from the strengthening Chicago metropolitan area economy during the latter part of the year and we resolved a number of problem loans that we assumed in our acquisition of Success Bancshares. At December 31, 2003, nonperforming loans were 0.66% of total loans, compared to 1.27% of total loans at December 31, 2002.

Our net income increased $1.9 million, or 61.0%, to $5.0 million for the year ended December 31, 2002 from $3.1 million for the year ended December 31, 2001. We acquired Success Bancshares in November 2001. Our 2002 performance, which reflected a full-year of our combined operations, was significantly affected by the acquisition. Net interest income increased by $13.7 million to $43.4 million for the year ended December 31, 2002 compared to $29.7 million for the year ended December 31, 2001. The improvement in net interest income reflected the increase in higher-yielding commercial and business loans due in part to our acquisition of Success Bancshares. In addition, noninterest income increased by $1.8 million, or 36.1%, while noninterest expense increased by $15.9 million, or 54.8%, to $44.9 million for the year ended December 31, 2002 from $29.0 million for the year ended December 31, 2001.

Expected Increase in Noninterest Expense as a Result of the Conversion

Following the completion of the conversion, our noninterest expense is expected to increase because of the increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan and our adoption of a recognition and retention plan, if approved by our stockholders.

Assuming that 24,466,250 shares (15% above the maximum of the offering range) are sold in the offering:

(i)	the employee stock ownership plan will acquire 1,957,300 shares of common stock with a $19.6 million loan that is expected to be repaid over 20 years, resulting in an annual expense (pre-tax) of approximately $979,000 (assuming that the shares of common stock maintain a value of $10.00 per share); and

(ii)	the recognition and retention plan would authorize awards of a number of shares equal to 4% of the shares sold in the offering, or 978,650 shares, to eligible participants, and would be expensed as the awards vest. Assuming all shares are awarded under the recognition and retention plan at a price of $10.00 per share, and that the awards vest over five years, the corresponding annual expense (pre-tax) associated with shares awarded under the recognition and retention plan would be approximately $1.96 million.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share will increase the total employee stock ownership plan expense, and accelerated repayment of the loan will increase the employee stock ownership plan expense for those periods in which accelerated or larger loan repayments are made. Further, the actual expense of the recognition and retention plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share.

We also intend to implement a stock option plan after the offering, subject to receipt of stockholder approval. On March 31, 2004, the Financial Accounting Standard Board issued an Exposure Draft entitled “Share-Based Payment – an Amendment of Statements No. 123 and 95,” which would require companies to recognize, as an expense, the fair value of stock options and other stock-based compensation to employees beginning in 2005. If we elect or are required to record an expense for our stock-based compensation plans using the fair value method as described in the Exposure Draft, we could have significant compensation and benefits expense.

Our noninterest expense is also expected to increase as a result of our complying with statutes, rules and regulations applicable to public companies. Among the expenses, we anticipate incurring additional accounting and legal fees paid in connection with required current, quarterly and annual reports, additional third-party fees paid for mandated corporate governance activities, as well as printing and mailing costs associated with holding meetings of stockholders.

Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that the most critical accounting policies upon which our financial condition and results of operation depend, and which involve the most complex subjective decisions or assessments, are as follows:

Allowance for Loan Losses. Arriving at an appropriate level of allowance for loan losses involves a high degree of judgment. Our allowance for loan losses provides for probable losses based upon evaluations of known and inherent risks in the loan portfolio. We review the level of the allowance on a quarterly basis and establish the provision for loan losses based upon historical loan loss experience, the nature and volume of the loan portfolio, information about specific borrower situations, estimated collateral values, economic conditions and other factors to assess the adequacy of the allowance for loan losses. Among the material estimates that we must make to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if borrower financial, collateral valuation or economic conditions differ substantially from the information and assumptions used in making the evaluation. In addition, as an integral part of their examination process, our regulatory agencies periodically review the allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their judgments of information available to them at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings.

For a full discussion of the allowance for loan losses, see “Business Of BankFinancial, F.S.B.—Delinquent Loans, Other Real Estate Owned and Classified Assets—Allowance for Loan Losses.”

Other-Than-Temporary Impairment of Securities. We have historically reviewed investment securities with significant declines in fair value for potential other-than-temporary impairment pursuant to the guidance set forth in Statement of Financial Accounting Standards 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”) and other related Financial Accounting

Standards Board pronouncements. As part of this review, we have evaluated whether any declines in fair value are attributable to factors specific to the issuer of the securities, such as its financial condition and the ratings for its securities, or to market-related factors, such as interest rates, interest rate volatilities and spreads over relevant risk-free benchmarks, and for all factors identified, we have evaluated whether they were expected to reverse over time. We generally have not considered declines in value to be other than temporary if we determined that they were primarily attributable to interest rates and other market factors that are not specific to the issuer of the securities and are likely to revert over time to historical norms, with respect to equity securities and debt instruments that can be repaid for less than their initial cost.

The Financial Accounting Standards Board’s Emerging Issues Task Force Issue 03-1, “The Meaning of Other-than-Temporary Impairment and Its Application to Certain Instruments” (“EITF 03-1”) provides more stringent standards and specific guidance than SFAS 115 and related pronouncements concerning the testing of equity securities for impairment. EITF 03-1 establishes the following three-step test for evaluating whether a security is other-than-temporarily impaired:

•	Consider any investment security with a fair value that is less than its initial cost to be impaired.

•	Evaluate whether the impairment is other than temporary. For equity securities and debt securities that can contractually be prepaid for less than their initial cost, an impairment is considered to be other-than-temporary unless the investor has the ability and intent to hold the investment for a reasonable period of time sufficient for a forecasted market price recovery, and evidence indicating that the full initial cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. For debt securities generally, an impairment is considered other than temporary only if the investor does not have the ability and intent to hold the debt security until its maturity date or the date the forecasted recovery occurs, or it is probable that the investor will be unable to collect all amounts due according to the contractual terms of the debt security. The investor is required to make evidence-based judgments on these issues by giving appropriate and unbiased weighting to all reasonably available information in forecasting a recovery of fair value, taking into account the severity and duration of the loss in relation to the forecasted recovery period and other relevant evidence. Greater evidence is needed to conclude that impairment is not other than temporary as the severity and duration of a loss and the length of the forecasted recovery period increase.

•	If the impairment is other-than-temporary, an impairment loss must be recognized against earnings in an amount equal to the difference between the investment’s cost and its fair value. The fair value of the investment then becomes the new cost basis of the investment and it generally cannot be adjusted for subsequent recoveries in fair value.

We elected to apply EITF 03-1 to our June 30, 2004 consolidated financial statements because of our belief that SFAS 115 does not establish standards for impairment testing that are sufficiently stringent to meet the standards set forth in Securities and Exchange Commission Staff Accounting Bulletin No. 59 “Noncurrent Marketable Equity Securities,” (“SAB No. 59”). The Financial Accounting Standards Board recently delayed the effective date of the impairment testing requirements of EITF 03-1. The delay does not affect the impairment testing requirements currently imposed by SAB No. 59.

Intangible Assets. Acquisitions accounted for under purchase accounting must follow SFAS No. 141 “Business Combinations” and SFAS No. 142 “Goodwill and Other Intangible Assets.” SFAS

No. 141 requires us to record as assets on our financial statements both goodwill, an intangible asset which is equal to the excess of the purchase price which we pay for another company over the estimated fair value of the net assets acquired, and identifiable intangible assets such as core deposit intangibles and non-compete agreements. Under SFAS No. 142, we regularly evaluate goodwill for impairment, and we will reduce its carrying value through a charge to earnings if impairment exists. Core deposit and other identifiable intangible assets are amortized to expense over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The valuation techniques used by us to determine the carrying value of tangible and intangible assets acquired in acquisitions and the estimated lives of identifiable intangible assets involve estimates for discount rates, projected future cash flows and time period calculations, all of which are susceptible to change based on changes in economic conditions and other factors. Future events or changes in the estimates that we used to determine the carrying value of our goodwill and identifiable intangible assets or which otherwise adversely affect their value or estimated lives could have a material adverse impact on our results of operations. As of June 30, 2004, our intangible assets consisted of goodwill of $10.9 million and core deposit intangible of $10.7 million.

Mortgage Servicing Rights. Mortgage servicing rights represent the present value of the future servicing fees from the right to service loans in our loan servicing portfolio. Mortgage servicing rights are recognized as assets for both purchased rights and for the allocation value of retained servicing rights on loans sold. The most critical accounting policy associated with mortgage servicing is the methodology used to determine the fair value of capitalized mortgage servicing rights, which requires the development of a number of estimates, the most critical of which is the mortgage loan prepayment speed assumption. The mortgage loan prepayment speed assumption is significantly affected by interest rates. In general, during periods of falling interest rates, mortgage loans prepay faster and the value of our mortgage servicing assets declines. Conversely, during periods of rising rates, the value of mortgage servicing rights generally increases due to slower rates of prepayments. The amount and timing of mortgage servicing rights amortization is adjusted monthly based on actual results. In addition, on a quarterly basis, we perform a valuation review of mortgage servicing rights for potential declines in value. This quarterly valuation review entails applying current assumptions to the portfolio classified by interest rates and, secondarily, by geographic and prepayment characteristics. Based on the significance of any changes in assumptions since the preceding appraisal, this valuation may include an independent appraisal of the fair value of our servicing portfolio.

Key economic assumptions that we used in measuring the fair value of our mortgage servicing rights as of June 30, 2004 and the effect on the fair value of our mortgage servicing rights from adverse changes in those assumptions, are as follows:

At June 30, 2004
(Dollars in thousands)
Fair value of mortgage servicing rights	$3,676

Weighted-average annual prepayment speed	12.14%
Decrease in value from 10% adverse change	$161
Decrease in value from 20% adverse change	$303

Weighted-average annual discount rate	12.00%
Decrease in value from 10% adverse change	$134
Decrease in value from 20% adverse change	$260

The sensitivities reflected in the table above are hypothetical and may not fully predict actual decreases in value. Changes in fair value based on variations in individual assumptions generally cannot be used to predict changes in fair value based upon further variations of the same assumptions. Also, in the above table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another factor, which could magnify or counteract the sensitivities.

Income Taxes. We consider accounting for income taxes a critical accounting policy due to the subjective nature of certain estimates that are involved in the calculation. We use the asset/liability method of accounting for income taxes in which deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. We must assess the realization of the deferred tax asset and, to the extent that we believe that recovery is not likely, a valuation allowance is established. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

Management of Interest Rate Risk

Qualitative Analysis. We believe that our most significant form of market risk is interest rate risk. Interest rate risk results from timing differences in the maturity or repricing of our assets, liabilities and off balance sheet contracts (i.e., forward loan commitments), the effect of loan prepayments and deposit withdrawals, the difference in the behavior of lending and funding rates arising from the use of different indices and “yield curve risk” arising from changing rate relationships across the spectrum of maturities for constant or variable credit risk investments. In addition to directly affecting net interest income, changes in market interest rates can also affect the amount of new loan originations, the ability of borrowers to repay variable rate loans, the volume of loan prepayments and refinancings, the carrying value of investment securities classified as available-for-sale and the flow and mix of deposits.

The general objective of our interest rate risk management is to determine the appropriate level of risk given our business strategy and then manage that risk in a manner that is consistent with our policy to reduce, to the extent possible, the exposure of our net interest income to changes in market interest rates. Our Asset/Liability Management Committee (“ALCO”), which consists of senior management, evaluates the interest rate risk inherent in certain assets and liabilities, our operating environment and capital and liquidity requirements, and modifies our lending, investing and deposit gathering strategies accordingly. The Board of Directors’ Asset/Liability Management Committee then reviews the ALCO’s activities and strategies, the effect of those strategies on our net interest margin, and the effect that changes in market interest rates would have on the economic value of our loan and securities portfolios as well as the intrinsic value of our deposits and borrowings, and reports to the full Board of Directors.

We actively evaluate interest rate risk in connection with our lending, investing and deposit activities. In an effort to better manage interest-rate risk, we have increased our focus on the origination and securitization for our portfolio of adjustable-rate residential mortgage loans, as well as the origination of nonresidential mortgage loans, adjustable rate construction loans and commercial loans. In addition, depending on market interest rates and our capital and liquidity position, we generally sell all or a portion of our longer-term, fixed-rate residential loans, usually on a servicing-retained basis. Further, we primarily invest in shorter-duration securities, which generally have lower yields compared to longer-term investments. Shortening the average maturity of our interest-earning assets by increasing our investments in shorter-term loans and securities, as well as loans with variable rates of interest, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. Finally, we have classified all of our investment portfolio as available-for-sale so as to provide flexibility in liquidity management.

We utilize a combination of analyses to monitor BankFinancial, F.S.B.’s exposure to changes in interest rates. The economic value of equity analysis is a model that estimates the change in net portfolio value (“NPV”) over a range of interest rate scenarios. NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. In calculating changes in NPV, we assume estimated loan prepayment rates, reinvestment rates and deposit decay rates that seem most likely based on historical experience during prior interest rate changes.

Our net interest income analysis utilizes the data derived from the dynamic GAP analysis, described below, and applies several additional elements, including actual interest rate indices and margins, contractual limitations such as interest rate floors and caps and the US Treasury yield curve as of the balance sheet date. In addition, we apply consistent parallel yield curve shifts (in both directions) to determine possible changes in net interest income if the theoretical yield curve shifts occurred instantaneously. Net interest income analysis also adjusts the dynamic GAP repricing analysis based on changes in prepayment rates resulting from the parallel yield curve shifts.

Our dynamic GAP analysis determines the relative balance between the repricing of assets and liabilities over multiple periods of time (ranging from overnight to five years). Dynamic GAP analysis includes expected cash flows from loans and mortgage-backed securities, applying prepayment rates based on the differential between the current interest rate and the market interest rate for each loan and security type. This analysis identifies mismatches in the timing of asset and liability repricing but does not necessarily provide an accurate indicator of interest rate risk because it omits the factors incorporated into the net interest income analysis.

Quantitative Analysis. The table below sets forth, as of June 30, 2004, the estimated changes in our NPV and net interest income that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Given the historically low level of market interest rates, we did not estimate changes in NPV or net interest income for an interest rate decrease of greater than 100 basis points.

	NPV			Net Interest Income
Change in Interest Rates (basis points)	Estimated NPV	Estimated Increase (Decrease) in NPV		Estimated Net Interest Income	Increase (Decrease) in Estimated Net Interest Income
		Amount	Percent		Amount	Percent
(Dollars in thousands)
+300	$160,052	$9,066	6.00%	$51,583	$5,714	12.46%
+200	158,932	7,946	5.26	50,160	4,291	9.35
+100	156,010	5,024	3.33	48,233	2,364	5.15
0	150,986	—	—	45,869	—	—
-100	141,865	(9,121)	(6.04)	42,954	(2,915)	(6.36)

The table set forth above indicates that at June 30, 2004, in the event of an immediate 100 basis point decrease in interest rates, we would be expected to experience a 6.04% decrease in NPV and a $2.9 million decrease in net interest income. In the event of an immediate 200 basis point increase in interest rates, we would be expected to experience a 5.26% increase in NPV and a $4.3 million increase in net interest income. These increases do not reflect any actions that we may undertake in response to changes in interest rates, such as changes in rates paid on certain deposit accounts based on local competitive factors, which could reduce actual increases in NPV and net interest income, if any.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV and net interest income requires that we make certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The NPV and net interest income table presented above assumes that the composition of our interest-rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and, accordingly, the data does not reflect any actions that we may undertake in response to changes in interest rates, such as changes in rates paid on certain deposit accounts based on local competitive factors. The table also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the NPV and net interest income table provides an indication of our sensitivity to interest rate changes at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Analysis of Net Interest Income

Net interest income is the difference between our interest income on interest-earning assets and our interest expense on interest-bearing liabilities. Our net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them, respectively.

The following tables set forth average balance sheets, average yields and costs, and certain other information at and for the periods indicated. No tax-equivalent yield adjustments were made, as the effect of these adjustments would not be material. Average balances for the six months ended June 30, 2004 and 2003 and the years ended December 31, 2003 and 2002 are daily average balances. Average balances for the year ended December 31, 2001 are month-end averages. Nonaccrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees and expenses, discounts and premiums, purchase accounting adjustments and Federal Home Loan Bank advance prepayment penalties that are amortized or accreted to interest income or expense.

		Six Months Ended June 30,
		2004			2003
	At June 30, 2004	Average Outstanding Balance	Interest	Yield/Rate (1)	Average Outstanding Balance	Interest	Yield/Rate (1)
	Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	5.10%	$1,087,619	$27,342	5.03%	$1,034,752	$29,223	5.65%
Securities available-for-sale	2.94	261,321	3,872	2.96	263,462	5,330	4.05
Stock in FHLB	5.77	23,165	714	6.16	21,679	612	5.65
Other	0.90	11,171	52	0.93	78,047	426	1.09

Total interest-earning assets	4.69	1,383,276	31,980	4.62	1,397,940	35,591	5.09

Noninterest-earning assets		74,379			72,353

Total assets		$1,457,655			$1,470,293

Interest-bearing liabilities:
Savings deposits	0.51	$135,786	345	0.51	$124,672	322	0.52
Money market deposits	1.21	162,813	900	1.11	149,879	907	1.21
NOW deposits	0.43	237,343	506	0.43	241,669	696	0.58
Certificates of deposit	2.04	443,330	4,443	2.00	442,586	5,222	2.36

Total deposits	1.30	979,272	6,194	1.27	958,806	7,147	1.49
Borrowings	3.48	263,493	5,356	4.07	287,110	7,824	5.45

Total interest-bearing liabilities	1.70	1,242,765	11,550	1.86	1,245,916	14,971	2.40

Noninterest-bearing liabilities		121,366			124,533

Total liabilities		1,364,131			1,370,449
Equity		93,524			99,844

Total liabilities and equity		$1,457,655			$1,470,293

Net interest income			$20,430			$20,620

Net interest rate spread (2)	2.99%			2.76%			2.69%
Net interest-earning assets (3)		$140,511			$152,024

Net interest margin (4)				2.95%			2.95%
Ratio of interest-earning assets to interest-bearing liabilities			111.31%			112.20%

(footnotes on following page)

	Years Ended December 31,
	2003			2002			2001
	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$1,058,188	$56,912	5.38%	$1,118,435	$68,230	6.10%	$916,745	$62,234	6.79%
Securities available-for-sale	259,869	9,288	3.57	276,087	12,016	4.35	250,949	14,273	5.69
Stock in FHLB	22,026	1,359	6.17	20,711	1,117	5.39	17,167	1,041	6.06
Other	44,386	483	1.09	53,046	833	1.57	24,415	903	3.70

Total interest-earning assets	1,384,469	68,042	4.91	1,468,279	82,196	5.60	1,209,276	78,451	6.49

Noninterest-earning assets	74,819			83,847			49,779

Total assets	$1,459,288			$1,552,126			$1,259,055

Interest-bearing liabilities:
Savings deposits	$127,212	690	0.54	$117,922	901	0.76	$92,244	1,727	1.87
Money market deposits	154,604	1,735	1.12	157,268	2,572	1.64	80,668	2,112	2.62
NOW deposits	237,480	1,208	0.51	254,116	2,203	0.87	164,787	3,062	1.86
Certificates of deposit	431,556	9,684	2.24	465,683	13,832	2.97	502,439	25,812	5.14

Total deposits	950,852	13,317	1.40	994,989	19,508	1.96	840,138	32,713	3.88
Borrowings	282,485	17,235	6.10	330,601	19,257	5.82	263,345	16,033	6.09

Total interest-bearing liabilities	1,233,337	30,552	2.48	1,325,590	38,765	2.92	1,103,483	48,746	4.42

Noninterest-bearing liabilities	129,952			125,162			54,363

Total liabilities	1,363,289			1,450,752			1,157,846
Equity	95,999			101,374			101,209

Total liabilities and equity	$1,459,288			$1,552,126			$1,259,055

Net interest income		$37,490			$43,431			$29,705

Net interest rate spread (2)			2.43%			2.68%			2.07%
Net interest-earning assets (3)	$151,132			$142,689			$105,793

Net interest margin (4)			2.71%			2.96%			2.46%
Ratio of interest-earning assets to interest-bearing liabilities	112.25%			110.76%			109.59%

(1)	Yields and rates for the six months ended June 30, 2004 and 2003 are annualized.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	Six Months Ended June 30, 2004 vs. 2003			Years Ended December 31,
				2003 vs. 2002			2002 vs. 2001
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$3,479	$(5,360)	$(1,881)	$(3,539)	$(7,779)	$(11,318)	$12,742	$(6,746)	$5,996
Securities available-for-sale	(43)	(1,415)	(1,458)	(675)	(2,053)	(2,728)	1,329	(3,586)	(2,257)
FHLB stock	44	58	102	74	168	242	199	(123)	76
Other	(319)	(55)	(374)	(121)	(229)	(350)	650	(720)	(70)

Total interest-earning assets	3,161	(6,772)	(3,611)	(4,261)	(9,893)	(14,154)	14,920	(11,175)	3,745

Interest-bearing liabilities:
Savings deposits	37	(14)	23	67	(278)	(211)	390	(1,216)	(826)
Money market deposits	153	(160)	(7)	(43)	(794)	(837)	1,466	(1,006)	460
NOW deposits	(12)	(178)	(190)	(136)	(859)	(995)	1,214	(2,073)	(859)
Certificates of deposit	26	(805)	(779)	(957)	(3,191)	(4,148)	(1,771)	(10,209)	(11,980)
Borrowings	(604)	(1,864)	(2,468)	(2,903)	881	(2,022)	3,943	(719)	3,224

Total interest- bearing liabilities	(400)	(3,021)	(3,421)	(3,972)	(4,241)	(8,213)	5,242	(15,223)	(9,981)

Change in net interest income	$3,561	$(3,751)	$(190)	$(289)	$(5,652)	$(5,941)	$9,678	$4,048	$13,726

Comparison of Financial Condition at June 30, 2004 and December 31, 2003

Total assets increased $10.8 million, or 0.74%, to $1.469 billion at June 30, 2004, from $1.458 billion at December 31, 2003. The increase was primarily the result of an increase in cash and cash equivalents partially offset by a decrease in securities available-for-sale.

Net loans receivable increased by $905,000, or 0.1%, to $1.068 billion at June 30, 2004 from $1.067 billion at December 31, 2003. One- to four-family residential loans, which includes home equity and other second mortgage loans, increased $841,000, or 0.2%, despite our securitizing $29.3 million of adjustable rate one- to four-family residential loans into mortgage-backed securities classified as available-for-sale and our selling $34.1 million of fixed-rate one- to four-family residential loans during the six-month period. The gross loan portfolio decreased $4.2 million during the six months ended June 30, 2004. Net paydowns on multi-family mortgages, non-residential real estate loans and construction loans of $15.8 million were only partially offset by growth in commercial loans of $3.7 million, or 4.7%, and commercial leases of $7.9 million, or 10.9%. The increased commercial loan and commercial lease balances reflected our continued emphasis on originating these loans.

Nonperforming assets, which include nonaccrual loans and real estate owned, increased $441,000, or 5.0%, to $9.2 million at June 30, 2004 from $8.8 million at December 31, 2003. The increase was primarily due to increases of $1.3 million in nonaccrual multi-family mortgage loans and $337,000 in nonaccrual non-residential real estate loans. These increases were significantly offset by the combined $1.2 million decrease in nonaccrual one- to four-family residential loans, construction and land loans, commercial loans and real estate owned.

Net securities available-for-sale decreased $11.0 million, or 4.3%, to $246.6 million at June 30, 2004 from $257.5 million at December 31, 2003. The decrease was the result of $23.0 million of principal repayments and $10.1 million in sales of mortgage-backed securities, which were offset by the securitization of $29.3 million of adjustable-rate, one- to four-family residential real estate loans, discussed above.

Cash and cash equivalents increased by $17.1 million to $45.7 million at June 30, 2004 from $28.6 million at December 31, 2003, primarily due to a significant increase in deposits late in the quarter ended June 30, 2004. Certificates of deposit and money market deposits grew $19.8 million in June 2004. Additional cash and cash equivalents were held at June 30, 2004 to pay advances maturing in July 2004.

Other assets decreased by $1.0 million, or 6.5%, to $14.9 million at June 30, 2004 from $16.0 million at December 31, 2003, the result of a decrease of $1.2 million in net deferred taxes.

Deposits increased $30.6 million, or 2.9%, to $1.105 billion at June 30, 2004 from $1.074 billion at December 31, 2003. Each category of deposits increased over the first six months of 2004, with the exception of NOW accounts, which remained stable. Non-interest bearing demand and money market accounts increased $11.6 million, or 11.9%, and $18.6 million, or 11.6%, respectively. Brokered certificates of deposit increased $3.7 million, or 19.7%, to $22.2 million at June 30, 2004 from $18.6 million at December 31, 2003, while retail certificates of deposit increased $3.9 million, or 0.9%, to $428.4 million at June 30, 2004 from $424.5 million at December 31, 2003. Core deposits increased $23.1 million, or 3.7%. While brokered certificates of deposit can provide a financial institution with a large, short-term source of liquidity, the fees to acquire such deposits can be higher than the expenses associated with other sources of funds, and brokered certificates of deposit tend not to provide a stable, long-term source of liquidity. Core deposits were 59.2% of total deposits at June 30, 2004 compared to 58.7% of total deposits at December 31, 2003.

Borrowings decreased $19.1 million, or 7.1%, to $249.2 million at June 30, 2004 from $268.2 million at December 31, 2003. The decrease was the result of increased deposit inflows. Other liabilities remained nearly unchanged at $11.7 million at June 30, 2004, compared to $11.6 million at December 31, 2003.

Total equity decreased $1.6 million, or 1.7%, to $95.3 million at June 30, 2004 from $96.9 million at December 31, 2003, primarily due to a net loss of $6.8 million for the six months ended June 30, 2004, which was partially offset by a decrease in unrealized loss on securities available-for-sale. Total equity at June 30, 2004 reflected a $564,000 unrealized loss on securities available-for-sale, net of tax.

Comparison of Financial Condition at December 31, 2003 and December 31, 2002

Total assets decreased by $32.6 million, or 2.2%, to $1.458 billion at December 31, 2003 from $1.491 billion at December 31, 2002. The decrease was primarily the result of a decrease in net loans receivable and cash and cash equivalents, which was partially offset by an increase in net securities available-for-sale and other assets.

Net loans receivable decreased by $10.7 million, or 1.0%, to $1.067 billion at December 31, 2003 from $1.078 billion at December 31, 2002. The decrease was primarily due to the low market interest rate environment and high levels of refinancing and repayment activity, and $137.7 million in securitizations of one- to four-family residential mortgage loans, which decreased by $101.8 million or 22.4%, to $352.1 million at December 31, 2003 from $453.9 million at December 31, 2002. The reduction in one- to four-family residential real estate loans was substantially offset by growth in our portfolio of multi-family mortgage loans, nonresidential real estate loans, construction and land loans, and commercial leases.

Nonperforming assets, which include nonaccrual loans and real estate owned, totaled $8.8 million at December 31, 2003 compared to $14.7 million at December 31, 2002, a decrease of $6.0 million, or 40.5%. The decrease was due to a decrease of $1.4 million, or 34.0%, in nonaccrual one- to four-family residential mortgage loans and a decrease of $3.7 million, or 50.5%, in nonaccrual nonresidential real estate loans, and a decrease of $1.1 million, or 75.4%, in nonaccrual commercial loans. The decreases in nonaccrual loans reflected improved economic conditions in our market area and the resolution of nonperforming loans.

Net securities available-for-sale increased by $23.9 million, or 10.3%, to $257.5 million at December 31, 2003 from $233.6 million at December 31, 2002. The increase reflected the securitization of adjustable rate residential mortgage loans that we originated or purchased. We securitized such loans to increase the liquidity of these assets and also to enhance our regulatory capital position, since agency-backed securities such as these securities have a lower risk-weight than the loans that were securitized. These securitizations, along with $25.7 million in purchases of securities available-for-sale, more than offset $127.0 million in repayments due to refinancing activity during the year.

Premises and equipment increased by $6.2 million, or 23.2%, to $33.0 million at December 31, 2003 from $26.8 million at December 31, 2002, reflecting the occupancy in 2003 of our new office facility in Burr Ridge, Illinois. The new office facility was completed in July 2003 at a final construction cost of $8.2 million.

The increases in premises and equipment, net securities available-for-sale and in other assets were funded by a $52.1 million, or 64.5%, decrease in cash and cash equivalents to $28.6 million at December 31, 2003 from $80.7 million at December 31, 2002.

Our core deposit intangible relating to the Success Bancshares acquisition decreased by $1.8 million, or 13.2%, to $11.6 million at December 31, 2003 from $13.4 million at December 31, 2002. The change reflected aggregate amortization expense for the year ended December 31, 2003.

Other assets increased by $6.6 million to $16.0 million at December 31, 2003 from $9.4 million at December 31, 2002, reflecting primarily a $5.2 million increase in net deferred tax assets.

Deposits increased $19.1 million, or 1.8%, to $1.074 billion at December 31, 2003 from $1.055 billion at December 31, 2002. The deposit growth was concentrated in money market accounts, which increased 8.5%, savings accounts, which increased 11.3% and time deposits, which increased by 3.9%. The increases in these accounts reflected our customers’ preference for the higher rates available on our time accounts and money market accounts as compared to our noninterest bearing demand accounts, which decreased by $15.4 million, or 13.6%. Of this decrease, $10.8 million was a decrease in internal checking accounts, such as bank cashiers’ checks, money orders and Financial Title escrow funds.

We reduced our borrowings by $39.0 million, or 12.7%, to $268.2 million at December 31, 2003 from $307.2 million at December 31, 2002. In addition to repaying and refinancing certain Federal Home Loan Bank advances, we redeemed trust preferred securities in December 2003 which had been issued in May 1998 by Success Bancshares, which we acquired in 2001. The redemption reduced our balance of trust preferred securities to $0 at December 31, 2003 from $14.2 million at December 31, 2002. We funded the redemption by increasing to $30.0 million from $15.0 million our term debt under our loan facility with another financial institution.

Total equity decreased by $6.6 million, or 6.4%, to $96.9 million at December 31, 2003 from $103.5 million at December 31, 2002. The decrease in total equity reflected our net loss of $1.9 million for the year ended December 31, 2003, as well as a $4.6 million increase in other comprehensive losses due to unrealized losses on securities available-for-sale, net of tax at December 31, 2003. The $5.7 million in unrealized losses on securities available-for-sale, net of tax, reflected $10.8 million in gross unrealized losses on our Fannie Mae and Freddie Mac preferred stock portfolio at December 31, 2003, as historically low market interest rates and other factors related to interest rates negatively affected the fair value of these floating rate securities. See “Business of BankFinancial, F.S.B.—Securities Activities—Equity Securities.”

Comparison of Operating Results for the Six Months Ended June 30, 2004 and June 30, 2003

Net Income. We had a net loss of $6.8 million for the six months ended June 30, 2004 compared to net income of $2.5 million for the six months ended June 30, 2003. The decrease was primarily due to a $15.0 million loss, pre-tax, on impairment of securities available-for-sale due to our application of EITF 03-1. The after-tax impact on net income was $9.2 million. See “Business of BankFinancial, F.S.B.—Securities Activities—Equity Securities.”

Interest Income. Interest income decreased $3.6 million, or 10.2%, to $32.0 million for the six months ended June 30, 2004 from $35.6 million for the six months ended June 30, 2003. The decrease in interest income resulted from a 47 basis points decline in the average yield on interest-earning assets to 4.62% from 5.09%, reflecting the decline in market interest rates from 2003 to 2004. The decrease in interest income also resulted from a $14.7 million, or 1.0%, decline in total interest-earning assets.

Interest income from loans, the most significant portion of interest income, decreased $1.9 million to $27.3 million for the six months ended June 30, 2004, from $29.2 million for the same period in 2003. The decrease resulted from a 62 basis points decrease in the average yield on loans, which was partially offset by an increase in the average balance of net loans receivable of $52.9 million, or 5.1%, to $1.088 billion for the six months ended June 30, 2004 from $1.035 billion for the same period in 2003. Interest income from one- to four-family residential real estate and consumer loans decreased $2.0 million for the six months ended June 30, 2004 compared to the 2003 period, reflecting continued repayments and refinancing activity in a low interest rate environment.

Interest income from securities available-for-sale decreased $1.5 million, or 27.4%, to $3.9 million for the six months ended June 30, 2004 from $5.3 million for the six months ended June 30, 2003. The average yield decreased 109 basis points to 2.96% from 4.05%, due to resetting coupon rates on floating rate securities, issuer prepayments of debt securities, the reinvestments of prepaid and maturing securities at lower rates. In addition, the portfolio’s average outstanding balance decreased $2.1 million to $261.3 million for the six months ended June 30, 2004 from $263.5 million for the six months ended June 30, 2003.

Interest Expense. Interest expense decreased by $3.4 million, or 22.9%, to $11.6 million for the six months ended June 30, 2004 from $15.0 million for the six months ended June 30, 2003. The decrease in interest expense resulted from a 54 basis points decrease in the rate paid on average interest-bearing liabilities to 1.86% for the six months ended June 30, 2004 from 2.40% for the six months ended June 30, 2003, which reflected the decrease in market interest rates between the periods. Interest expense on deposits decreased $953,000, or 13.3%, to $6.2 million for the six months ended June 30, 2004 from $7.1 million for the same period in 2003. The decrease was caused by a 22 basis point decline in the average rates paid on such deposits to 1.27% for the six months ended June 30, 2004, which more than offset a $20.5 million, or 2.1%, increase in average interest-bearing deposits for the six months ended June 30, 2004 from the same period in 2003. The principal component of the decrease in interest expense was a decrease of $779,000, or 14.9%, in the interest paid on certificates of deposit, reflecting a 36 basis point decline in the average rate paid on certificates to 2.00% for the six months ended June 30, 2004.

Interest expense on borrowings decreased by $2.5 million, or 31.5%, to $5.4 million for the six months ended June 30, 2004 from $7.8 million for the same period in 2003. The 2004 period results include $2.1 million of Federal Home Loan Bank prepayment penalty amortization. The decrease in interest expense on borrowings was the result of a 138 basis point decline in the average rates paid on borrowings, combined with a $23.6 million decrease in average borrowings. The decrease in rates reflected a restructuring of high-costing Federal Home Loan Bank advances in July 2003 as well as our redeeming the Success Bancshares trust preferred securities in December 2003 using lower-cost, adjustable rate term debt.

Net Interest Income. Net interest income decreased by $190,000, or 0.9% to $20.4 million for the six months ended June 30, 2004 from $20.6 million for the six months ended June 30, 2003. The modest decrease in net interest income occurred notwithstanding a slight improvement in our net interest rate spread to 2.76% for the six months ended June 30, 2004 from 2.69% for the six months ended June 30, 2003. The decrease in net interest income resulted from a reduction in our ratio of interest-earning assets to interest-bearing liabilities as our average interest-earning assets decreased by $14.6 million while our average interest-bearing liabilities decreased by only $3.2 million. Our net interest margin remained stable at 2.95% for the six months ended June 30, 2004 and 2003.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations in order to maintain the allowance for loan losses at a level we consider necessary to absorb probable credit losses incurred in the loan portfolio. In determining the level of the allowance for loan losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or later events change. We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses in order to maintain the allowance. Based on our evaluation of the above factors, we recorded no provision for loan losses for the six months ended June 30, 2004. Our decision regarding the provision reflected the $4.2 million decline in our gross loan portfolio and the reduction in the amount of the allowance for loan losses allocated to impaired loans as of June 30, 2004 compared to December 31, 2003. The amount of the allowance for loan losses allocated to impaired loans decreased $1.5 million to $1.4 million at June 30, 2004 compared to $2.9 million at December 31, 2003, due to the charge-off of two nonresidential loans and two commercial loans. We used the same general methodology in assessing the allowance for both periods. The allowance for loan losses was $10.7 million, or 1.00% of total loans at June 30, 2004, as compared to $12.1 million, or 1.20% of total loans at June 30, 2003. The allowance for loan losses was 135.26% of our nonperforming loans at June 30, 2004 and 176.54% of our nonperforming loans at June 30, 2004. To the best of our knowledge, we have recorded all losses that are both probable and reasonable to estimate for each reporting period.

Noninterest Income. Our noninterest income increased by $156,000, or 3.8%, to $4.3 million for the six months ended June 30, 2004 from $4.2 million for the same period in 2003. We recognized $419,000 in gain on the sale of investment securities for the six months ended June 30, 2004; there were no similar gains in the prior year’s period. We periodically take advantage of market opportunities to decrease our securities portfolio if there would be a positive impact on our net interest margin and no material loss on the sale. Loan servicing fees increased by $187,000, or 68.8%, to $459,000 for the six months ended June 30, 2004, reflecting the increase in our total mortgage servicing portfolio. Amortization and impairment of mortgage servicing rights decreased to $307,000 for the six months ended June 30, 2004 from $1.2 million for the same period in 2003. The increase in long-term mortgage rates in the first half of 2004, when compared to the first half of 2003, led to a decline in prepayments and thus a slower amortization of our mortgage servicing rights in 2004 as compared to 2003. Our gain on sales of loans decreased to $157,000 from $1.9 million, reflecting $39.6 million of sales during the six months ended June 30, 2004 as compared to $83.5 million of sales during the six months ended June 30, 2003.

Noninterest Expense. Our noninterest expense was $36.3 million for the six months ended June 30, 2004 compared to $21.8 million in 2003. The $14.5 million increase resulted from a $15.0 million impairment loss, pre-tax, that we recognized as of June 30, 2004 on preferred securities issued by two federal government-sponsored entities, Fannie Mae and Freddie Mac. The impairment loss resulted from our application of the provisions of EITF 03-1. Compensation expense decreased by $327,000, or 2.4%, to $13.2 million, due to executive severance payments in the 2003 period that did not recur in the 2004 period.

Income Tax Expense. We recorded an income tax benefit of $4.8 million for the six months ended June 30, 2004 compared to income tax expense of $780,000 for the six months ended June 30, 2003. The income tax benefit in 2004 was due to our $11.6 million loss before income taxes for the six months ended June 30, 2004 compared to income before income taxes of $3.3 million for the six months ended June 30, 2003.

Comparison of Operating Results for the Years Ended December 31, 2003 and December 31, 2002

Net Income. We recorded a net loss of $1.9 million for the year ended December 31, 2003 compared to net income of $5.0 million for the year ended December 31, 2002. The net loss resulted primarily from a decrease in net interest income and higher noninterest expense resulting primarily from a $12.4 million prepayment penalty on Federal Home Loan Bank advance restructuring, which was partially offset by increased noninterest income. The after-tax impact of the prepayment penalties was $7.6 million.

Interest Income. Interest income decreased by $14.2 million, or 17.2%, to $68.0 million for the year ended December 31, 2003 from $82.2 million for the year ended December 31, 2002. The decrease in interest income resulted primarily from a 69 basis points decline in the average yield on interest earning assets to 4.91% for the year ended December 31, 2003 from 5.60% for the year ended December 31, 2002, reflecting declining market interest rates from year-to-year. The decrease in interest income also was due to a $83.8 million, or 5.7%, decrease in total interest-earning assets to $1.384 billion for the year ended December 31, 2003 from $1.468 billion for the prior year.

Interest income on loans decreased by $11.3 million, or 16.6%, to $56.9 million for the year ended December 31, 2003 from $68.2 million for the same period in 2002. The decrease in interest income on loans was attributable to a 72 basis points decrease in the average yield on loans to 5.38% from 6.10%, reflecting lower market interest rates, and a $60.2 million, or 5.4%, decrease in the average balance of loans. During 2003, $137.7 million of adjustable rate residential mortgage loans were securitized; and there were no securitizations in 2002. In addition, in 2003, substantially all eligible fixed-rate residential mortgage loans we originated were sold in the secondary mortgage market with servicing rights retained.

Interest income on securities available-for-sale decreased $2.7 million, or 22.7%, to $9.3 million for the year ended December 31, 2003 from $12.0 million for the year ended December 31, 2002. The decrease resulted from a 78 basis point decrease in the yield on such assets to 3.57% for the year ended December 31, 2003 from 4.35% for the year ended December 31, 2003, reflecting prepayments and repricing of the securities in a declining interest rate environment. The decrease was also due to a $16.2 million, or 5.9%, decrease in the average balance of available-for-sale securities to $260.0 million for the year ended December 31, 2003 from $276.1 million for the year ended December 31, 2002. Interest income on Federal Home Loan Bank stock increased $242,000 to $1.4 million for the year ended December 31, 2003 from $1.1 million for the year ended December 31, 2002. The increase reflected a 78 basis point increase in average yield on Federal Home Loan Bank stock to 6.17% of for the year ended December 31, 2003 from 5.39% for the year ended December 31, 2002, as well as a $1.3 million increase in the average balance of Federal Home Loan Bank stock.

Interest Expense. Interest expense decreased by $8.2 million, or 21.1%, to $30.6 million for the year ended December 31, 2003 from $38.8 million for the year ended December 31, 2002. Interest expense on deposits decreased by $6.2 million, or 31.7%, to $13.3 million for the year ended December 31, 2003 from $19.5 million for the same period in 2002. The decrease was due to a 56 basis point decline in average rates paid on such deposits to 1.40% for the year ended December 31, 2003, and a $44.1 million, or 4.4%, decrease in the average balance of such deposits. A principal component of the decrease in interest expense was a $4.1 million, or 30.0%, decrease in interest expense on certificates of deposit. This decrease resulted from a 73 basis point decrease in the cost of such deposits to 2.24% for the year ended December 31, 2003, and reflected a decrease in market interest rates generally.

Interest expense on borrowings decreased by $2.0 million, or 10.5%, to $17.2 million for the year ended December 31, 2003 from $19.3 million for the same period in 2002. The decrease in interest expense on borrowings reflected a $48.1 million, or 14.6%, decrease in the average balance of such borrowings, which more than offset a 28 basis point increase in the average cost of such borrowings to 6.10% from 5.82%. Interest expense for the year ended December 31, 2003 included $4.1 million in amortization of prepayment penalties on our Federal Home Loan Bank advance restructuring. The decrease in average borrowings was largely due to our restructurings of $170.0 million in Federal Home Loan Bank advances in July 2003.

Net Interest Income. Net interest income decreased by $5.9 million, or 13.7%, to $37.5 million for the year ended December 31, 2003 from $43.4 million for the year ended December 31, 2002. The decrease was primarily due to a contraction of our net interest margin to 2.71% for the year ended December 31, 2003 from 2.96% for the same period in 2002 and a contraction of our net interest rate spread for the year ended December 31, 2003 to 2.43% for the year ended December 31, 2003 from 2.68% for the earlier year. The contraction in net interest margin and net interest rate spread were only partially offset by an improvement in our ratio of interest-earning assets to interest-bearing liabilities to 112.25% from 110.76%, as the difference between our total average interest-earning assets and average interest-bearing liabilities increased by $8.4 million. The decrease in our interest rate spread was due in part to the $4.1 million Federal Home Loan Bank advance prepayment amortization and to $1.8 million of amortization attributable to the redemption of the trust preferred securities and prepayments in the loan portfolio acquired from Success Bancshares.

Provision for Loan Losses. We recorded a credit for loan losses of $579,000 for the year ended December 31, 2003 compared to a credit for loan losses of $422,000 for the year ended December 31, 2002. The credit in 2003 reflected recoveries of $585,000 for the year ended December 31, 2003, which more than offset charge-offs of $433,000 for the period, as well as a $4.2 million reduction in the balance of our loan portfolio. The 2003 recoveries included $278,000 for several commercial loans and $275,000 for two non-residential loans that had been charged-off by Success Bancshares prior to the acquisition. Nonperforming loans decreased by $6.6 million to $7.1 million at December 31, 2003 from $13.8 million at December 31, 2002. The allowance for loans losses was $12.0 million, or 1.12% of total loans at December 31, 2003, compared to $12.5 million, or 1.15% of total loans at December 31, 2002. The allowance for loan losses was 169.02% of our nonperforming loans at December 31, 2003 and 90.51% of our nonperforming loans at December 31, 2002. To the best of our knowledge, we have recorded all losses that are both probable and reasonable to estimate for each reporting period.

Noninterest Income. Our noninterest income increased by $2.1 million, or 31.2%, to $9.0 million for the year ended December 31, 2003 from $6.9 million for the year ended December 31, 2002. The increase reflected a $1.1 million, or 78.9%, increase in gain on sales of loans. This increase reflected the high volume of originations of fixed-rate residential mortgage loans, all of which were sold in the secondary mortgage market. Fees and service charges increased $678,000, or 13.3%, and loan servicing fees increased $58,000, or 9.6%, reflecting this origination and sales activity. Amortization and impairment of mortgage servicing rights decreased to $1.5 million for the year ended December 31, 2003 from $2.1 million for the year ended December 31, 2002. The somewhat higher long-term mortgage rates in late 2003 compared to 2002 led to lower expected prepayment rates, which resulted in reduced impairment of our mortgage servicing rights.

Noninterest Expense. Noninterest expense increased by $6.7 million, or 14.9%, to $51.6 million for the year ended December 31, 2003 from $44.9 million for the year ended December 31, 2002. The primary cause for the increase in noninterest expense was the $8.3 million expense related to the early extinguishment of debt, as nearly all other items of noninterest expense decreased during the year. In July 2003, as a result of the historically low interest rate environment, we experienced unprecedented prepayments of loans and securities and a sharp increase in the interest rate sensitivity of our assets. Because of this increased interest rate sensitivity and our expectations of future higher market interest rates, we restructured $170.0 million of Federal Home Loan Bank advances. In connection with this action, we recorded a $15.4 million prepayment penalty, recognizing an immediate expense of $8.3 million on the early extinguishment of debt, and, in accordance with Emerging Issues Task Force 96-17, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” amortized the remaining prepayment penalty as a yield adjustment over the life of the refinanced borrowings. Partly offsetting the noninterest expense related to the restructuring of the Federal Home Loan Bank advances were decreases in office occupancy expense of $1.3 million, or 21.4% (reflecting the occupancy of our new office facility in July 2003 and the reduction in rent expense related to the closing in 2002 of Success Bancshares’ former headquarters) and data processing expense of $879,000, or 25.9%, as Success Bancshares’ data processing platform was integrated during the year. Our other general and administrative expenses increased $782,000, or 22.1%.

Income Tax Expense. We recorded an income tax benefit of $2.6 million for the year ended December 31, 2003 compared to an income tax expense of $748,000 for the year ended December 31, 2002. The income tax benefit in 2003 was due in part to a $4.5 million loss before income taxes for the year ended December 31, 2003 compared to our $5.8 million in income before income tax for the prior year. Our effective tax rate was 12.91% in 2002. The effective tax rate differed from the statutory tax rate of 34%, primarily due to the dividend-received deduction on our Fannie Mae and Freddie Mac preferred stock.

Comparison of Operating Results for the Years Ended December 31, 2002 and December 31, 2001

Net Income. Net income was $5.0 million for the year ended December 31, 2002, the first full year following our acquisition of Success Bancshares and its wholly owned subsidiary, Success National Bank, compared to $3.1 million for the year ended December 31, 2001. The increase in net income reflected increased net interest income and noninterest income, which was partially offset by increased noninterest expense.

Interest Income. Interest income increased by $3.7 million, or 4.8%, to $82.2 million for the year ended December 31, 2002 from $78.5 million for the year ended December 31, 2001. The increase in interest income resulted primarily from a $259.0 million, or 21.4%, increase in total interest-earning assets, which more than offset an 89 basis point decrease in average yield on these assets to 5.60% for the year ended December 31, 2002 from 6.49% for the prior year, reflecting a decline in market interest rates, including the prime rate, through 2002 as compared to the previous year.

Interest income on loans increased $6.0 million, or 9.6%, reflecting a $201.7 million, or 22.0%, increase in the average balance of loans, due principally to our acquisition of Success Bancshares. While this increase was partially offset by a decrease of 69 basis points in the average yield on loans in the lower market interest rate environment, the decline in average yields was moderated by the change in our balance sheet resulting from the assumption of higher yielding multi-family mortgage loans, nonresidential real estate loans and commercial leases acquired in the Success Bancshares acquisition.

Interest income on securities available-for-sale decreased $2.3 million, or 15.8%, to $12.0 million for the year ended December 31, 2002 from $14.3 million for the year ended December 31, 2001. The decrease was due primarily to a 134 basis point decline in the average yield of the securities available for sale portfolio reflecting a decline in market interest rates generally, which was only partially offset by a $25.1 million, or 10.0%, increase in the average balance of the securities in our portfolio, principally because of the Success Bancshares acquisition. Interest income on Federal Home Loan Bank stock increased slightly by $76,000 to $1.1 million for the year ended December 31, 2002 from $1.0 million for the year ended December 31, 2001. This increase resulted from a $3.5 million, or 20.6%, increase in the average balance of Federal Home Loan Bank stock to $20.7 million from $17.2 million, which was almost entirely offset by a 67 basis points decrease in the average yield on such stock to 5.39% for the year ended December 31, 2002 from 6.06% for the year ended December 31, 2001.

Interest Expense. Interest expense decreased by $10.0 million, or 20.5%, to $38.8 million for the year ended December 31, 2002 from $48.7 million for the year ended December 31, 2001. The decrease in interest expense resulted from a 150 basis points decrease in the cost of average interest-bearing liabilities to 2.92% for the year ended December 31, 2002 from 4.42% for the year ended December 31, 2001, which was only partially offset by a $222.1 million, or 20.1%, increase in average interest-bearing liabilities to $1.326 billion for the year ended December 31, 2002 from $1.103 billion for the year ended December 31, 2001. The significant decrease in the average cost of interest-bearing liabilities reflected the decline in market interest rates generally from year to year. Interest expense on deposits decreased by $13.2 million, or 40.4%, to $19.5 million for the year ended December 31, 2002 from $32.7 million for the year ended December 31, 2001. The decrease was due to a 192 basis point decrease in the rates paid on deposits in the lower market interest rate environment in 2002 as compared to 2001. The decrease in rates paid more than offset the effects of a $154.9 million, or 18.4%, increase in the average balance of interest-bearing deposits due to the acquisition of Success Bancshares. The principal component of the decrease in interest expense was a decrease of $12.0 million, or 46.4%, in the interest expense on certificates of deposit, as the average rates paid on these liabilities decreased 217 basis points to 2.97% for the year ended December 31, 2002 from 5.14% for the year ended December 31, 2001 and the average balance of these liabilities decreased by $36.8 million, or 7.3%, to $465.7 million for the year ended December 31, 2002 from $502.4 million for the year ended December 31, 2001. The decrease in the average balance of certificates of deposit reflected, in part, deposit attrition following the Success Bancshares acquisition.

Interest expense on borrowings increased $3.2 million, or 20.1%, to $19.3 million for the year ended December 31, 2002 from $16.0 million for the prior year. The increase was due to a $67.3 million, or 25.5%, increase in the average balance of such borrowings, which more than offset the 27 basis point decrease in the average rate paid on such borrowings. The increase in the average balance of such borrowings reflected the acquisition of Success Bancshares, which funded its assets in part through Federal Home Loan Bank advances and had outstanding $15.0 million of trust preferred securities. In addition, we borrowed $15.0 million from another financial institution to fund a portion of the acquisition of Success Bancshares.

Net Interest Income. Net interest income increased by $13.7 million, or 46.2%, to $43.4 million for the year ended December 31, 2002 from $29.7 million for the year ended December 31, 2001. The increase was due primarily to an improvement in of our net interest rate spread to 2.68% for the year ended December 31, 2002 from 2.07% for the same period in 2001, as the average rates paid on interest-bearing liabilities decreased 150 basis points to 2.92% from 4.42% while the average yield on our interest-earning assets decreased by only 89 basis points, reflecting lower market interest rates during 2002 as compared to 2001. In addition to the effect of improvement in our net interest rate spread, the improvement in our net interest income was attributable to an increase in our ratio of interest-earning assets to interest-bearing liabilities as average interest-earning assets increased by $259.0 million, or 21.4%, to $1.468 billion for the year ended December 31, 2002, while our average interest-bearing liabilities increased by $222.1 million, or 20.1%. The growth in our average interest-earning assets was principally due to our acquisition of Success Bancshares in November 2001. The higher-yielding multi-family mortgage loans, nonresidential real estate loans and commercial leases acquired in this transaction helped moderate the decline in market interest rates for the period.

Provision for Loan Losses. We recorded a credit for loan losses of $422,000 for the year ended December 31, 2002 as compared to a provision of $2.0 million for the prior year. The credit was based in part on recoveries during 2002 of $710,000, which partially offset total charge-offs during the year of $1.3 million. The $2.0 million provision for the year ended December 31, 2001 was primarily attributable to the ongoing shift of our loan portfolio from lower risk one- to four-family residential mortgage lending to higher risk commercial lending. At December 31, 2002, the ratio of our allowance for loan losses to total loans was 1.15% and the ratio of our allowance for loan losses to nonperforming loans was 90.51%. At December 31, 2001, the ratio of our allowance for loan losses to total loans was 1.12% and the ratio of our allowance for loan losses to nonperforming loans was 122.61%. Nonperforming loans increased by $2.8 million to $13.8 million at December 31, 2002 from $11.0 million at December 31, 2001. To the best of our knowledge, we have recorded all losses that are both probable and reasonable to estimate for each reporting period.

Noninterest Income. Noninterest income increased by $1.8 million, or 36.1%, to $6.9 million for the year ended December 31, 2002 from $5.0 million for the year ended December 31, 2001. The increase reflected a $2.0 million, or 63.8%, increase in fees and service charges related to the significant increase in loan and deposit relationships attributable to the Success Bancshares acquisition. Also contributing to the increase in noninterest income was a $354,000, or 140.5%, increase in loan servicing fees related to our mortgage banking operations. Noninterest income for the year ended December 31, 2001 was negatively impacted when we recorded a $982,000 decrease in the fair value of derivatives due to the termination of all remaining interest rate swap contracts. The increases in noninterest income were partially offset by higher amortization and impairment of mortgage servicing assets, which increased to $2.1 million for the year ended December 31, 2002 from $439,000 for the year ended December 31, 2001. The higher amortization and impairment in 2002 reflected higher prepayment activity in 2002 compared to 2001, the growth in our mortgage servicing rights portfolio and the continued decrease in long-term mortgage rates in 2002, which led to higher expected prepayment rates and the resulting impairment of our mortgage servicing rights.

Noninterest Expense. Our noninterest expense increased by $15.9 million, or 54.8%, to $44.9 million for the year ended December 31, 2002 from $29.0 million for the year ended December 31, 2001. The primary reason for the increased noninterest expense was an $8.6 million, or 45.3%, increase in compensation reflecting increased personnel and associated expenses resulting from the Success Bancshares acquisition in late 2001. Similarly, data processing expenses increased by $1.1 million, or 46.2%, resulting from our using multiple data processing platforms prior to the systems conversion of Success Bancshares. Supplies, telephone and postage expenses increased $882,000, or 66.1%, and office occupancy expenses increased by $2.9 million, or 83.5%, both resulting from the seven branch offices added in the Success Bancshares acquisition. Amortization of intangibles acquired in the Success Bancshares transaction was $1.8 million for the year ended December 31, 2002, and there was no similar noninterest expense incurred for the year ended December 31, 2001.

Income Tax Expense. Income taxes increased by $149,000, or 24.9%, to $748,000 for the year ended December 31, 2002 compared to $599,000 for the prior year. The increase reflected higher pre-tax income in 2002 compared to 2001. The effective tax rate was 12.9% in 2002 compared to 16.0% in 2001. The effective tax rates were lower than the statutory rate of 34.0% for these periods primarily due to the dividends-received deduction with respect to our Freddie Mac and Fannie Mae preferred stock portfolio.

Impact of Inflation and Changing Prices

The financial statements and related notes of BankFinancial Corporation have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

Liquidity and Capital Resources

The overall objective of our liquidity management is to ensure the availability of sufficient cash funds to meet all financial commitments and to take advantage of investment opportunities. We manage liquidity in order to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

Our primary sources of funds are deposits, principal and interest payments on loans and securities, and, to a lesser extent, wholesale borrowings, the proceeds from maturing securities and short-term investments, and the proceeds from the sales of loans and securities. The scheduled amortization of loans and securities, as well as proceeds from borrowings, are predictable sources of funds. Other funding sources, however, such as deposit inflows, mortgage prepayments and mortgage loan sales are greatly influenced by market interest rates, economic conditions and competition.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in the Consolidated Statements of Cash Flows in our Consolidated Financial Statements beginning on page F-6 of this prospectus. Our primary investing activities are the origination for investment or sale of one- to four-family residential mortgage loans, the origination for investment of multi-family mortgage, nonresidential real estate and other loans, and the purchase of investment securities and mortgage-backed securities. During the six months ended June 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, our loans originated for sale totaled $39.6 million, $83.5 million, $158.1 million, $117.2 million and $77.0 million, respectively. During the six months ended June 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, our loans originated for investment totaled $217.5 million, $263.9 million, $534.3 million, $605.9 million and $187.7 million, respectively. Purchases of loans totaled $43.1 million, $11.3 million, $115.7 million, $13.8 million and $1.8 million for the six months ended June 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, respectively. Purchases of securities available-for-sale totaled $0, $24.7 million, $25.7 million, $70.4 million and $210.4 million for the six months ended June 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, respectively.

These activities were funded primarily by principal repayments on loans and securities, and the sale of loans. During the six months ended June 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, principal repayments on loans totaled $234.2 million, $279.6 million, $515.9 million, $723.1 million and $324.4 million, respectively. During the six months ended June 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, principal repayments on securities available-for-sale totaled $23.0 million, $72.0 million, $127.0 million, $66.5 million and $22.4 million, respectively. During the six months ended June 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, the proceeds from the sale of loans totaled $34.2 million, $85.4 million, $160.5 million, $123.5 million and $63.6 million, respectively. In addition, during the six months ended June 30, 2004 and 2003 and the year ended December 31, 2003, we securitized $29.3 million, $70.6 million and $137.7 million in conforming adjustable rate residential mortgage loans.

Loan origination commitments totaled $64.1 million at June 30, 2004, and consisted of $8.7 million of fixed-rate loans and $55.4 million of adjustable-rate loans. Unused lines of credit and standby letters of credit granted to customers were $217.5 million and $1.3 million, respectively, at June 30, 2004. At June 30, 2004, commitments to sell mortgages totaled $3.3 million.

Deposit flows are generally affected by the level of market interest rates, the interest rates and other conditions on deposit products offered by our banking competitors, and other factors. Our deposit flows were also affected by our acquisition of Success Bancshares in 2001 and depositor attrition partially due to our repricing of some of the higher cost deposits that we acquired in the acquisition. The net change in total deposits was $30.8 million, $12.6 million, $19.7 million, $(116.0) million and $(97.3) million for the six months ended June 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001, respectively. At times during recent periods, we have not actively competed for higher cost money-market accounts and certificates of deposit, choosing instead to fund loan growth from the repayment of one- to four-family residential mortgage loans. Certificates of deposit that are scheduled to mature in one year or less from June 30, 2004 totaled $317.2 million. Based upon prior experience and our current pricing strategy, we believe that a significant portion of these deposits will remain with us.

We anticipate that we will have sufficient funds available to meet current loan commitments and lines of credit and maturing certificates of deposit that are not reinvested with us. We generally remain fully invested and utilize additional sources of funds through Federal Home Loan Bank advances, of which $214.3 million were outstanding at June 30, 2004. At June 30, 2004 we had the ability to borrow an additional $167.1 million under our credit facilities with the Federal Home Loan Bank of Chicago. We also maintain a $5.0 million revolving line of credit with another financial institution at the 90-day LIBOR plus 200 basis points. The interest rate of this line of credit resets quarterly. At June 30, 2004, we had not drawn on this line of credit. Finally, at June 30, 2004 we had available pre-approved overnight federal funds borrowing and repurchase agreement lines of credit of $101.8 million. At June 30, 2004, there was no outstanding balance on these credit lines.

We minimize the funds required to originate one- to four-family residential mortgage loans in two ways. We sell in the secondary market virtually all of our eligible fixed-rate one- to four-family residential mortgage loans. We also securitize the conforming adjustable-rate one- to four-family residential mortgage loans that we originate and hold the securities we receive in exchange. During 2003, we securitized $137.7 million of such loans. The resulting mortgage-backed securities that we retain on our balance sheet can be sold more readily to meet our liquidity or interest rate management needs. Because the securities carry a lower risk-weight than the underlying loans, the securitizations also lower our regulatory capital requirements.

Under the rules of the Office of Thrift Supervision, BankFinancial, F.S.B. will not be permitted to pay dividends on its capital stock to BankFinancial Corporation, its sole stockholder, if BankFinancial, F.S.B.’s stockholder’s equity would be reduced below the amount of the liquidation account to be established in connection with the conversion. See “The Conversion; Plan of Distribution—Liquidation Rights.”

As of December 31, 2003, we were not aware of any known trends, events or uncertainties that have or are reasonably likely to have a material impact on our liquidity. As of December 31, 2003, we had no material commitments for capital expenditures.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit, standby letters of credit, unused lines of credit and commitments to sell loans. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans made by us. Although we consider commitments to extend credit in determining our allowance for loan losses, at June 30, 2004, we had made no provision for losses on commitments to extend credit, and had no specific or general allowance for losses on such commitments, as we have had no historical loss experience with commitments to extend credit and we believed that no probable and reasonably estimable losses were inherent in our portfolio as a result of our commitments to extend credit. For additional information, see Note 14, “Loan Commitments and Other Related Activities,” to our Consolidated Financial Statements beginning on page F-2 of this prospectus.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at December 31, 2003. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
Contractual Obligations	Less than One Year	One to Three Years	Three to Five Years	More than Five Years	Total
	(In thousands)
Long-term debt	$—	$78,914	$25,000	$25,000	$128,914
Standby letters of credit	1,767	30	—	—	1,797
Operating leases	442	789	542	—	1,773

Total	$2,209	$79,733	$25,542	$25,000	$132,484

Commitments to extend credit	$228,963	$—	$—	$—	$228,963

Recent Accounting Standards

In March 2004, Staff Accounting Bulletin No. 105 was issued, which provides guidance regarding loan commitments that are accounted for as derivative instruments under Statement of Financial Accounting Standards No. 133 (as amended), “Accounting for Derivative Instruments and Hedging Activities.” In this Bulletin, the Securities and Exchange Commission ruled that the amount of expected servicing rights should not be included when determining the fair value of derivative interest rate lock commitments. This guidance must be applied to rate locks initiated after March 31, 2004. The adoption of this guidance did not have a material impact on our consolidated financial statements.

In January 2003, the Emerging Issues Task Force (“EITF”) began a project (EITF 03-01) to provide additional guidance on when a market value decline on debt and marketable equity securities should be considered other-than-temporary. Currently, declines in market value that are considered to be other-than-temporary require that a loss be recognized through the income statement. The EITF issued additional guidance in March 2004 establishing criteria for recognition and measurement under this pronouncement to be effective for reporting periods beginning after June 15, 2004. We have elected to apply EITF 03-1 as of June 30, 2004. The implementation resulted in a reduction of $15.0 million in the combined carrying value of our Fannie Mae and Freddie Mac preferred stocks and we recorded an impairment charge, net of tax effect, in the amount of $9.2 million against our income for the quarter ended June 30, 2004.

The Financial Accounting Standards Board is preparing a proposed Statement that would be effective for all employee awards granted, modified, or settled in 2006 for calendar year-end companies. As of the effective date, compensation expense related to the non-vested portion of awards outstanding as of that date would be based in the grant-date fair value as calculated under the original provisions of Statement 123, “Accounting for Stock-Based Compensation.” Adoption of this proposed statement could materially impact the amount of compensation expense incurred for future financial statements reporting if we have a stock award program in place at the time the proposed statement becomes effective.

BUSINESS OF BANKFINANCIAL CORPORATION

BankFinancial Corporation is incorporated in the State of Maryland. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of BankFinancial, F.S.B. We will retain up to 50% of the net proceeds from the offering and invest 50% of the remaining net proceeds in BankFinancial, F.S.B. as additional capital in exchange for 100% of the outstanding common stock of BankFinancial, F.S.B. BankFinancial Corporation will use a portion of its net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, BankFinancial Corporation, as the holding company of BankFinancial, F.S.B., will be authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies, which may include the acquisition of banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation—Permitted Activities” for a discussion of the activities that are permitted for bank holding companies. We currently have no specific arrangements or understandings regarding any specific acquisition transaction. We may also borrow funds for reinvestment in BankFinancial, F.S.B.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends received from BankFinancial, F.S.B. Initially, BankFinancial Corporation will neither own nor lease any property, but will instead pay a fee to BankFinancial, F.S.B. for the use of its premises, equipment and furniture of BankFinancial, F.S.B. At the present time, we intend to employ only persons who are officers of BankFinancial, F.S.B. to serve as officers of BankFinancial Corporation. We will, however, use the support staff of BankFinancial, F.S.B. from time to time. We will pay a fee to BankFinancial, F.S.B. for the time devoted to BankFinancial Corporation by employees of BankFinancial, F.S.B. However, these persons will not be separately compensated by BankFinancial Corporation. BankFinancial Corporation may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF BANKFINANCIAL, F.S.B.

General

BankFinancial, F.S.B. is a full-service, community-oriented savings bank with total assets of $1.469 billion, total net loans of $1.068 billion and total deposits of $1.105 billion at June 30, 2004. We provide financial services to individuals, families and businesses through our 16 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. Originally organized in 1924, BankFinancial, F.S.B. reorganized into the mutual holding company structure in January 1999.

BankFinancial, F.S.B.’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in multi-family mortgage loans, nonresidential real estate loans, commercial and construction loans and commercial leases, as well as, one- to four-family residential mortgage loans and in agency securities and mortgage-backed securities. In addition, we sell annuities and securities through our Wealth Management Group, and we sell title insurance, property and casualty insurance and other insurance products through Financial Assurance Services Corporation, one of our two wholly-owned subsidiaries. We design our service delivery channels to suit the needs of our customers, with an emphasis on delivering services electronically and on-demand at our customers’ convenience.

We seek to distinguish ourselves through proactive customer service. We identify and meet customer needs in a professional manner through market research, continuing education of our employees, systems-based internal coordination and performance-tracking; consequently, we earn new business opportunities and customers through referrals from satisfied customers. We also promote relationships within local communities and seek to capitalize on our de-centralized regional management to build brand awareness and new relationships.

Market Area

At June 30, 2004, our 16 full-service banking offices consisted of 10 offices in Cook County, Illinois, one office in DuPage County, Illinois, four offices in Lake County, Illinois and one office in Will County, Illinois. We acquired three of the Cook County offices and all of our Lake County offices as part of our acquisition of Success Bancshares, which was completed in November 2001. Our primary market for deposits is currently concentrated around the areas where our full-service banking offices are located. Our primary lending area consists of the counties where our branch offices are located, as well as contiguous counties in the states of Illinois and Indiana.

The Chicago metropolitan area is one of the largest in the United States. In addition, the Chicago metropolitan statistical area has a diversified economy, employment base and population base. However, as of June 2004, unemployment rates in Cook County (6.6%), and Will County (6.7%) exceeded the national average (5.8%). The unemployment rates for DuPage and Lake Counties were 4.7% and 5.3%, respectively, as of June 2004. The population of the Chicago metropolitan statistical area increased at an annual growth rate of approximately 0.8% between 2000 and 2004, compared to an annual growth rate of 1.0% for the United States as a whole during the same period.

Lending Activities

General. We originate multi-family mortgage loans, nonresidential real estate loans, commercial loans and commercial leases, and construction and land loans. In addition, we originate one- to four-family residential mortgage loans and consumer loans.

As of June 30, 2004, $234.7 million, or 21.9%, of our total loan portfolio consisted of multi-family mortgage loans, $254.6 million, or 23.7%, of our total loan portfolio consisted of nonresidential real estate loans, $83.5 million, or 7.8%, of our total loan portfolio, consisted of commercial loans, $80.9 million, or 7.5%, of our total loan portfolio, consisted of commercial leases, $56.6 million, or 5.3%, of our total loan portfolio, consisted of construction and land loans and $352.9 million, or 32.9%, of our total loan portfolio, consisted of one- to four-family residential mortgage loans, including home equity and other second mortgage loans.

Multi-Family Mortgage Lending. Loans secured by multi-family mortgages totaled approximately $234.7 million, or 21.9% of our total loan portfolio, at June 30, 2004. Multi-family mortgage loans generally are secured by multi-family rental properties, such as apartment buildings, including subsidized apartment units. At June 30, 2004, we had 588 multi-family mortgage loans with an average loan balance of approximately $399,100. The majority of our multi-family mortgage loans have adjustable interest rates.

In underwriting multi-family mortgage loans, we consider a number of factors, which include the projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 115% for loans below $400,000 and 120% for loans above $400,000), the age and condition of the collateral, the financial resources and income level of the borrower and the borrower’s experience in owning or managing similar properties. Multi-family mortgage loans are originated in amounts up to 80% of the appraised value of the property securing the loan. Personal guarantees are usually obtained from multi-family mortgage borrowers.

Loans secured by multi-family mortgages generally involve a greater degree of credit risk than one- to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family mortgages typically depends upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.

Nonresidential Real Estate Lending. We also originate real estate loans secured by first liens on nonresidential real estate. The nonresidential real estate properties are predominantly office buildings, light industrial buildings, shopping centers and mixed-use developments and, to a lesser extent, more specialized properties such as nursing homes and other healthcare facilities. We may, from time to time, purchase commercial real estate loan participations. We emphasize nonresidential real estate loans with initial principal balances between $1.0 million and $5.0 million. Loans secured by nonresidential real estate totaled $254.6 million, or 23.7%, of our total loan portfolio at June 30, 2004, and consisted of 372 loans outstanding with an average loan balance of approximately $684,500, although there are a large number of loans with balances substantially greater than this average. Substantially all of our nonresidential real estate loans are secured by properties located in our primary market area.

Our nonresidential real estate loans are written as three- or five-year adjustable-rate mortgages or mortgages with balloon maturities of three or five years. Amortization on these loans is typically based on 20- to 25-year payout schedules. We also originate some 15-year fixed-rate, fully amortizing loans. Margins generally range from 200 basis points to 300 basis points above the applicable Federal Home Loan Bank advance rate.

In the underwriting of nonresidential real estate loans, we generally lend up to 80% of the property’s appraised value. We base our decisions to lend on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 120%), computed after deduction for a vacancy factor and property expenses we deem appropriate. Personal guarantees are usually obtained from nonresidential real estate borrowers. We require title insurance insuring the priority of our lien, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property.

Nonresidential real estate loans generally carry higher interest rates and have shorter terms than those on one- to four-family residential mortgage loans. Nonresidential real estate loans, however, entail significant additional credit risks compared to one- to four-family residential mortgage loans, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

Commercial Loans. We make various types of secured and unsecured commercial loans to customers in our market area for the purpose of financing equipment acquisition, expansion, working capital and other general business purposes. The terms of these loans generally range from less than one year to five years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to (i) a lending rate that is determined internally, or (ii) a short-term market rate index. At June 30, 2004, we had 392 commercial loans outstanding with an aggregate balance of $83.5 million, or 7.8% of the total loan portfolio. These totals include 84 unsecured commercial loans with an aggregate outstanding balance of $11.8 million. As of June 30, 2004, the average commercial loan balance was approximately $212,900, although there are a large number of loans with balances substantially greater than this average.

Commercial credit decisions are based upon our credit assessment of the loan applicant. We determine the applicant’s ability to repay in accordance with the proposed terms of the loans and we assess the risks involved. An evaluation is made of the applicant to determine character and capacity to manage. Personal guarantees of the principals are usually obtained. In addition to evaluating the loan applicant’s financial statements, we consider the adequacy of the primary and secondary sources of repayment for the loan. Credit agency reports of the applicant’s credit history supplement our analysis of the applicant’s creditworthiness. We may also check with other banks and conduct trade investigations. Collateral supporting a secured transaction also is analyzed to determine its marketability. Commercial business loans generally have higher interest rates than residential loans of like duration because they have a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of any collateral. Our pricing of commercial loans is based primarily on the credit risk of the borrower, with due consideration given to borrowers with appropriate deposit relationships.

Commercial Leases. We lend money to small and mid-size leasing companies for equipment financing leases. As of June 30, 2004, commercial leases totaled $80.9 million, or 7.5% of our total loan portfolio. As of that date, we had 511 commercial leases outstanding. Generally, commercial leases are secured by an assignment by the leasing company of the lease payments and by a secured interest in the equipment being leased. The lessee acknowledges our security interest in the leased equipment and agrees to send lease payments directly to us. Consequently, we underwrite lease loans by examining the creditworthiness of the lessee rather than the lessor. Lease loans generally are non-recourse to the leasing company.

Our commercial leases are secured primarily by technology equipment and other capital equipment. Lessees tend to be publicly-traded companies with investment-grade rated debt or companies that have not issued public debt and therefore do not have a public debt rating. We require that a minimum of 50% of our commercial lessees have an investment grade public debt rating by Moody’s or Standard & Poors, or the equivalent. Commercial leases to these entities have a maximum maturity of seven years and a maximum outstanding credit exposure of $7.0 million to any single entity. At June 30, 2004, the weighted life of our commercial leases was 32.5 months. Lessees without public debt ratings generally have net worth in excess of $25.0 million. If the lessee does not have a public debt rating, they are subject to the same internal credit analysis as any other customer. Commercial leases to these lessees have a maximum maturity of five years and a maximum outstanding credit exposure of $5.0 million. In addition, we will originate commercial leases to lessees with below-investment grade public debt ratings, but these leases are limited to 10% of our commercial lease portfolio and have a maximum outstanding credit exposure of $1.0 million. Lease loans are almost always fully amortizing, with fixed interest rates.

Construction and Land Loans. We originate land acquisition, development and construction loans to builders in our market area. These loans totaled $56.6 million, or 5.3% of our total loan portfolio at June 30, 2004.

Acquisition loans help finance the purchase of land intended for further development, including single-family houses, multi-family housing and commercial income property. In some cases, we may make an acquisition loan before the borrower has received approval to develop the land as planned. In general, the maximum loan-to-value ratio for a land acquisition loan is 65% of the appraised value of the property, and the maximum term of these loans is two years. We also make development loans to builders in our market area to finance improvements to real estate, consisting mostly of single-family subdivisions, typically to finance the cost of utilities, roads, sewers and other development costs. Builders generally rely on the sale of single-family homes to repay development loans, although in some cases the improved building lots may be sold to another builder. The maximum amount loaned is generally limited to the cost of the improvements. Advances are made in accordance with a schedule reflecting the cost of the improvements.

We also grant construction loans to area builders, often in conjunction with development loans. In the case of residential subdivisions, these loans finance the cost of completing homes on the improved property. Advances on construction loans are made in accordance with a schedule reflecting the cost of construction, but are generally limited to 90% of actual construction costs and, as required by applicable regulations, a 75% loan to completed appraised value ratio. Repayment of construction loans on residential subdivisions is normally expected from the sale of units to individual purchasers. In the case of income-producing property, repayment is usually expected from permanent financing upon completion of construction. We commit to provide the permanent mortgage financing on most of our construction loans on income-producing property.

Land acquisition, development and construction lending exposes us to greater credit risk than permanent mortgage financing. The repayment of land acquisition, development and construction loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event we make an acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Development and construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

One- to Four-Family Residential Mortgage Lending. We offer conforming and non-conforming, fixed-rate and adjustable-rate residential mortgage loans with maturities of up to 30 years and maximum loan amounts generally of up to $1.0 million. This portfolio totaled $352.9 million, or 32.9% of our total loan portfolio at June 30, 2004. At June 30, 2004, we had 4,799 one- to four-family residential mortgage loans with an average balance of $73,500.

We currently offer fixed-rate conventional mortgage loans with terms of 10 to 30 years that are fully amortizing with monthly or bi-weekly loan payments, and adjustable-rate conventional mortgage loans with initial terms of one, three or five years that amortize up to 30 years. We also offer government guaranteed Federal Housing Administration mortgage loans. One- to four-family residential mortgage loans are generally underwritten according to Fannie Mae guidelines, and loans that conform to such guidelines are referred to as “conforming loans.” We generally originate both fixed- and adjustable-rate loans in amounts up to the maximum conforming loan limits as established by Fannie Mae, which is currently $333,700 for single-family homes. Private mortgage insurance is required for first mortgage loans with loan-to-value ratios in excess of 80%.

We also originate loans above conforming limits, referred to as “jumbo loans,” that have been underwritten to the credit standards of Fannie Mae. These loans are generally eligible for sale to various firms that specialize in the purchase of such non-conforming loans. In our market, the Chicago metropolitan area, larger residential loans are not uncommon. We also originate loans at higher rates that do not fully meet the credit standards of Fannie Mae but are deemed to be acceptable risks. The amount of such loans originated for the first six months of 2004 was $26.4 million, all of which were retained in our loan portfolio.

We actively monitor our interest rate risk position to determine the desirable level of investment in fixed-rate mortgages. Depending on market interest rates and our capital and liquidity position, we may retain all of our newly originated longer term fixed-rate, fixed-term residential mortgage loans or we may sell all or a portion of such loans in the secondary mortgage market to government sponsored entities such as Fannie Mae or other purchasers. During periods of low market interest rates, we generally sell in the secondary market all of our newly originated fixed-rate residential real estate loans. Our bi-weekly one- to four-family residential mortgage loans that are retained in our portfolio result in shorter repayment schedules than conventional monthly mortgage loans, and are repaid through an automatic deduction from the borrower’s savings or checking account. As of June 30, 2004, bi-weekly mortgage loans totaled $35.6 million, or 10.1% of our residential loan portfolio. We retain the servicing rights on loans sold to generate fee income and reinforce our commitment to customer service, although we may also sell non-conforming loans to mortgage banking companies, on a servicing-released basis. As of June 30, 2004, loans serviced for others totaled $367.7 million.

We currently offer several adjustable-rate loan products secured by residential properties with rates that are fixed for an initial period ranging from one year to five years. After the initial fixed period, the interest rate on these loans is generally reset every year based upon a contractual spread or margin above the average yield on U.S. Treasury securities, adjusted to a constant maturity of one year, as published weekly by the Federal Reserve Board, subject to certain periodic and lifetime limitations on interest rate changes. Many of the borrowers who select these loans have shorter-term credit needs than those who select long-term, fixed-rate loans. Adjustable-rate mortgage loans generally pose different credit risks than fixed-rate loans primarily because the underlying debt service payments of the borrowers rise as interest rates rise, thereby increasing the potential for default. At June 30, 2004, our adjustable-rate mortgage portfolio included $8.0 million in loans that re-price once a year and $138.7 million in loans that reprice periodically after an initial fixed-rate period of three years or more. We currently securitize our conforming adjustable-rate residential mortgage loans. We retain servicing rights on these loans and receive servicing fees of approximately 0.25% of the outstanding balance of these loans.

We require title insurance on all of our one- to four-family residential mortgage loans, and we also require that borrowers maintain fire and extended coverage casualty insurance (and, if appropriate, flood insurance) in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. Nearly all residential loans must have a mortgage escrow account from which disbursements are made for real estate taxes and for hazard and flood insurance. We do not conduct environmental testing on residential mortgage loans unless specific concerns for hazards are determined by the appraiser utilized in connection with the loan.

In addition to traditional one- to four-family residential mortgage loans, we offer home equity loans and home equity lines of credit that are secured by the borrower’s primary residence. The borrower is permitted to draw on a home equity line of credit during the first five to 10 years after it is originated and may repay the outstanding balance over a term not to exceed 10 years from the date the home equity line of credit is originated. Our home equity loans are originated with fixed rates of interest. Home equity loans and lines of credit are generally underwritten with the same criteria that we use to underwrite fixed-rate, one- to four-family residential mortgage loans. Home equity loans and lines of credit may be underwritten with a loan-to-value ratio of 90% when combined with the principal balance of the existing mortgage loan. We appraise the property securing the loan at the time of the loan application in order to determine the value of the property securing the home equity loan or line of credit. At the time we close a home equity loan or line of credit, we file a mortgage to perfect our security interest in the underlying collateral. At June 30, 2004, the outstanding balances of home equity loans totaled $7.2 million, or 0.7% of our total loan portfolio, and the outstanding balance of home equity lines of credit totaled $100.3 million, or 9.4% of our total loan portfolio.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, excluding loans held for sale, by type of loan at the dates indicated.

			At December 31,
	At June 30, 2004		2003		2002		2001		2000		1999
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One- to four-family residential	$352,920	32.92%	$352,079	32.70%	$453,884	42.00%	$650,486	54.33%	$826,816	86.63%	$932,304	93.64%
Multi-family mortgage	234,654	21.88	239,758	22.27	212,441	19.65	137,472	11.48	67,185	7.04	30,553	3.07
Nonresidential real estate(1)	254,633	23.74	256,871	23.86	251,459	23.27	239,857	20.03	13,465	1.41	11,143	1.12
Construction and land	56,590	5.28	65,052	6.04	36,879	3.41	50,245	4.20	994	0.10	2,734	0.27
Commercial loans(2)	83,473	7.78	79,729	7.41	79,459	7.35	87,829	7.34	39,713	4.16	14,423	1.45
Commercial leases	80,907	7.54	72,962	6.78	37,166	3.44	16,671	1.39	3,587	0.38	1,754	0.18
Consumer	2,898	0.27	3,502	0.32	3,909	0.36	8,117	0.68	2,634	0.28	2,728	0.27
Other(3)	6,334	0.59	6,621	0.62	5,572	0.52	6,667	0.55	—	—	—	—

Total loans	1,072,409	100.00%	1,076,574	100.00%	1,080,769	100.00%	1,197,344	100.00%	954,394	100.00%	995,639	100.00%

Loans in process	4,679		993		8,466		2,205		337		—
Net deferred loan origination costs	1,806		1,715		1,158		996		2,049		2,140
Allowance for loan losses	(10,741)		(12,034)		(12,461)		(13,465)		(7,464)		(5,861)

Total loans, net	$1,068,153		$1,067,248		$1,077,932		$1,187,080		$949,316		$991,918

(1)	Includes loans to healthcare providers, including nursing homes, of $28.6 million, $34.1 million, $21.1 million and $14.7 million at June 30, 2004 and December 31, 2003, 2002 and 2001, respectively.
(2)	Includes loans to healthcare providers, including nursing homes, of $9.2 million, $14.0 million, $7.3 million and $13.8 million at June 30, 2004 and December 31, 2003, 2002 and 2001, respectively.
(3)	Includes municipal loans.

Loan Portfolio Maturities and Yields. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2003. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	One- to Four-Family		Multi-Family		Nonresidential		Construction and land loans		Commercial loans, leases and other loans		Consumer		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due During the Years Ending December 31,
2004(1)	$147,378	4.33%	$17,043	5.71%	$35,377	6.04%	$54,239	4.41%	$53,711	4.53%	$1,568	6.81%	$309,316	4.66%
2005 to 2008	118,327	5.18	174,280	6.07	195,429	5.66	8,781	4.34	97,515	5.02	1,899	4.75	596,231	5.56
2009 and beyond	86,374	6.46	48,435	6.41	26,065	6.14	2,032	4.00	8,086	4.92	35	8.49	171,027	6.12

Total	$352,079	5.14%	$239,758	6.11%	$256,871	5.76%	$65,052	4.39%	$159,312	4.85%	$3,502	5.71%	$1,076,574	5.42%

(1)	Includes demand loans, loans having no stated repayment schedule or maturity, and overdraft loans.

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2003 that are contractually due after December 31, 2004.

	Due After December 31, 2004
	Fixed	Adjustable	Total
	(In thousands)
One- to four-family residential	$111,053	$93,648	$204,701
Multi-family mortgage	52,323	170,392	222,715
Nonresidential real estate	133,861	87,633	221,494
Construction and land	—	10,813	10,813
Commercial loans, leases and other	93,182	12,419	105,601
Consumer	1,934	—	1,934

Total loans	$392,353	$374,905	$767,258

Loan Originations, Purchases, Sales and Servicing. While we originate both fixed-rate and adjustable-rate loans, our ability to generate each type of loan depends upon borrower demand, market interest rates, borrower preference for fixed- versus adjustable-rate loans, and the interest rates offered on each type of loan by other lenders competing in our market area. Loan originations are derived from a number of sources, including branch office personnel, existing customers, borrowers, builders, attorneys, accountants and other professionals, real estate broker referrals and walk-in customers.

Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand, while declining interest rates may stimulate increased loan demand. Accordingly, the volume of loan originations, the mix of fixed and adjustable-rate loans, and the profitability of this activity can vary from period to period. One- to four-family residential mortgage loans are generally underwritten to current Fannie Mae seller/servicer guidelines, and closed on standard Fannie Mae documents. If such loans are sold, the sales are conducted using standard Fannie Mae purchase contracts and master commitments as applicable. One- to four-family mortgage loans may be sold to Fannie Mae on a non-recourse basis whereby foreclosure losses are generally the responsibility of the purchaser and not BankFinancial. Our recent practice has been to sell all qualifying fixed-rate, one- to four-family residential mortgage loans that we originate. In addition, we securitize all adjustable-rate, one- to four-family residential mortgage loans, and we retain the servicing rights on these loans.

We are a qualified loan servicer for both Fannie Mae and Freddie Mac. Our policy has been to retain the servicing rights for substantially all conforming loans sold, and to continue to collect payments on the loans, maintain tax escrows and applicable fire and flood insurance coverage, and supervise foreclosure proceedings if necessary. We retain a portion of the interest paid by the borrower on the loans as consideration for our servicing activities.

Loan Approval Authority and Underwriting. Our Board of Directors grants lending authority to the Asset Quality Committee (the members of which are Directors), our Management Credit Committee, and individual executive officers and loan officers. Our lending activities are subject to written policies established by the Board. These policies are reviewed periodically.

The Asset Quality Committee may approve loans in accordance with applicable loan policies, including our policy governing loans to one borrower. This policy places limits on the aggregate dollar amount of credit that may be extended to any one borrower and related entities. The Management Credit Committee may approve loans up to an aggregate of $3.0 million to a new borrower and related borrowers for a secured loan, and up to an aggregate of $5.0 million for an existing customer and related borrowers for a secured loan. The Asset Quality Committee also may approve unsecured loans in amounts up to $2.0 million and the Management Loan Committee may approve unsecured loans in amounts up to $1.0 million. Our practices generally provide for a maximum loan-to-one-borrower limit of $10.0 million.

In connection with our residential and commercial real estate loans, we generally require property appraisals to be performed by independent appraisers who are approved by the Board. Appraisals are then reviewed by the appropriate loan underwriting areas. Under certain conditions, we may not require appraisals for loans under $250,000, but we obtain appraisals in many of these cases. We also require title insurance, hazard insurance and, if indicated, flood insurance on property securing mortgage loans.

Loan Origination Fees and Costs. In addition to interest earned on loans, we also receive loan origination fees. Such fees vary with the volume and type of loans and commitments made, and competitive conditions in the mortgage markets, which in turn respond to the demand and availability of money. We defer loan origination fees and costs and amortize such amounts as an adjustment to yield over the term of the loan by use of the level-yield method. Deferred loan origination costs (net of deferred fees) were $1.8 million at June 30, 2004.

To the extent that originated loans are sold with servicing retained, we capitalize a mortgage servicing asset at the time of the sale in accordance with applicable accounting standards (Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”). The capitalized amount is amortized thereafter (over the period of estimated net servicing income) as a reduction of noninterest income. The unamortized amount is fully charged to income when loans are prepaid. Originated mortgage servicing rights with an amortized cost of $2.6 million are included in other assets at June 30, 2004. See also Notes 1 and 4 of the Notes to Consolidated Financial Statements beginning on page F-2 of this prospectus.

Loans to One Borrower. At June 30, 2004, our five largest aggregate amounts loaned to any one borrower and certain related interests (including any unused lines of credit) consisted of secured and unsecured financing of $11.7 million, $10.6 million, $9.4 million, $9.3 million and $9.3 million. Under federal banking regulations, at June 30, 2004 our maximum loan-to-one-borrower limit was $17.0 million, although our practices generally provide for a maximum loan-to-one-borrower limit of $10.0 million. See “Supervision and Regulation—Federal Banking Regulation—Loans to One Borrower” for a discussion of applicable regulatory limitations.

Delinquent Loans, Other Real Estate Owned and Classified Assets

Collection Procedures. We send a computer-generated late notice by the 16th day after the payment due date on a loan requesting the payment due plus any late charge that is assessed. Accounts are distributed to a collector or account officer to contact borrowers, determine the reason for delinquency and arrange for payment, and accounts are monitored electronically for receipt of payments. If payments are not received within 30 days of the original due date, a letter demanding payment of all arrearages is sent and contact efforts are continued. If payment is not received within 60 days of the due date, we generally accelerate loans and demand payment in full. In addition, failure to pay within 60 days of the original due date generally results in legal action, notwithstanding ongoing collection efforts. Unsecured consumer loans are charged-off after 120 days. For commercial loans, procedures may vary depending upon individual circumstances.

Loans Past Due and Nonperforming Assets. Loans are reviewed on a regular basis, and are placed on nonaccrual status when either principal or interest is 90 days or more past due. In addition, we place loans on nonaccrual status when we believe that there is sufficient reason to question the borrower’s ability to continue to meet contractual principal or interest payment obligations. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is reversed from interest income. Interest payments received on nonaccrual loans are not recognized as income unless warranted based on the borrower’s financial condition and payment record. At June 30, 2004, we had nonaccrual loans of $7.9 million.

Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned (“REO”) until such time as it is sold. When real estate is acquired through foreclosure or by deed in lieu of foreclosure, it is recorded at its fair value, less estimated costs of disposal. If the fair value of the property is less than the loan balance, the difference is charged against the allowance for loan losses.

The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated. Loans delinquent for 90 days or more are also classified as nonaccrual loans

	Loans Delinquent For
	60-89 Days		90 Days or More		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At June 30, 2004
One- to four-family residential	5	$270	24	$2,404	29	$2,674
Multi-family mortgage	5	46	5	1,288	10	1,334
Nonresidential real estate	2	4	5	3,953	7	3,957
Construction and land	—	—	—	—	—	—
Commercial loans	1	27	6	296	7	323
Commercial leases	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total	13	$347	40	$7,941	53	$8,288

At December 31, 2003
One- to four-family residential	6	$679	29	$2,793	35	$3,472
Multi-family mortgage	—	—	—	—	—	—
Nonresidential real estate	—	—	5	3,616	5	3,616
Construction and land	—	—	2	345	2	345
Commercial loans	1	102	5	366	6	468
Commercial leases	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total	7	$781	41	$7,120	48	$7,901

At December 31, 2002
One- to four-family residential	12	$1,076	47	$4,233	59	$5,309
Multi-family mortgage	5	962	3	751	8	1,713
Nonresidential real estate	2	703	7	7,298	9	8,001
Construction and land	—	—	—	—	—	—
Commercial loans	—	—	17	1,486	17	1,486
Commercial leases	—	—	—	—	—	—
Consumer	1	1	—	—	1	1

Total	20	$2,742	74	$13,768	94	$16,510

At December 31, 2001
One- to four-family residential	8	$664	54	$5,203	62	$5,867
Multi-family mortgage	—	—	4	826	4	826
Nonresidential real estate	2	2,428	2	2,741	4	5,169
Construction and land	—	—	1	169	1	169
Commercial loans	2	1,254	19	2,043	21	3,297
Commercial leases	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total	12	$4,346	80	$10,982	92	$15,328

Nonperforming Assets. The table below sets forth the amounts and categories of our nonperforming assets at the dates indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

	At June 30, 2004	At December 31,
		2003	2002	2001	2000	1999
	(Dollars in thousands)
Nonaccrual loans:
One- to four-family residential	$2,404	$2,793	$4,233	$5,203	$6,268	$4,428
Multi-family mortgage	1,288	—	751	826	116	—
Nonresidential real estate	3,953	3,616	7,298	2,741	—	—
Construction and land	—	345	—	169	—	1,996
Commercial loans	296	366	1,486	2,043	486	174
Commercial leases	—	—	—	—	—	—
Consumer	—	—	—	—	2	6

Total nonperforming loans	7,941	7,120	13,768	10,982	6,872	6,604

Real estate owned:
One- to four-family residential	—	749	723	980	603	1,666
Nonresidential real estate	369	—	230	—	—	—
Land	885	885	—	—	—	—

Total real estate owned	1,254	1,634	953	980	603	1,666

Total nonperforming assets	$9,195	$8,754	$14,721	$11,962	$7,475	$8,270

Ratios:
Nonperforming loans to total loans	0.74%	0.66%	1.27%	0.92%	0.72%	0.66%
Nonperforming assets to total assets	0.63	0.60	0.99	0.73	0.62	0.65

For the six months ended June 30, 2004 and the year ended December 31, 2003, gross interest income that would have been recorded had the nonaccrual loans at the end of the period remained on accrual status throughout the period amounted to $460,200 and $689,000, respectively. No interest income was recognized on these loans.

The amount of the allowance for loan losses allocated to the $7.9 million of non-performing loans at June 30, 2004, noted above, was $1.4 million. We have calculated this amount by applying our allowance for loan losses methodology to each of the respective loan categories. This amount includes both specific and general allowances.

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of June 30, 2004, we had $4.8 million of assets designated as special mention.

When we classify assets as either substandard or doubtful, we allocate a portion of the related general loss allowances to such assets as we deem prudent. The allowance for loan losses represents amounts that have been established to recognize losses inherent in the loan portfolio that are both probable and reasonably estimable at the date of the financial statements. When we classify problem assets as loss, we charge-off such amount. Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by our regulatory agencies, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets at June 30, 2004, classified assets consisted of substandard assets of $16.6 million, doubtful assets of $586,000 and no loans classified as loss assets. The classified assets total includes $1.3 million of real estate acquired through foreclosure and $7.9 million of nonperforming loans. Included in the substandard total are $8.6 million of loans to healthcare providers. As discussed in “Risk Factors—Our Concentrations of Loans in the Healthcare Industry Exposes Us to Increased Credit Risks,” the primary source of income is subject to many factors beyond the control of the healthcare provider. As of June 30, 2004, we had not recognized any losses on these types of loans, but we have established specific loan loss reserve allowances in the amount of $436,000 for loans to two borrowers with a principal balance of $5.2 million. In addition, based on deficiencies in debt service coverage requirements, we classified loans to one borrower, which had a principal balance of $3.5 million, as substandard, even though we did not establish a specific loan loss reserve for these loans. All of these borrowers were current on their loan payments to us at June 30, 2004.

Allowance for Loan Losses. We provide for loan losses based on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We regularly review the loan portfolio and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with accounting principles generally accepted in the United States of America. The allowance for loan losses consists of three components:

(1)	specific reserves established for any impaired multi-family mortgage, nonresidential real estate, construction and land, commercial, and commercial lease loans for which the recorded investment in the loan exceeds the measured value of the loan;

(2)	allowances for loan losses for each loan type based on historical loan loss experience; and

(3)	adjustments to historical loss experience (general reserves), maintained to cover uncertainties that affect our estimate of probable losses for each loan type.

The adjustments to historical loss experience are based on our evaluation of several factors, including:

•	levels of, and trends in, past due and classified loans;

•	levels of, and trends in, charge-offs and recoveries;

•	trends in volume and terms of loans, including any credit concentrations in the loan portfolio;

•	experience, ability, and depth of lending management and other relevant staff; and

•	national and local economic trends and conditions.

We evaluate the allowance for loan losses based upon the combined total of the specific, historical loss and general components. Generally when the loan portfolio increases, absent other factors, the allowance for loan loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. Generally when the loan portfolio decreases, absent other factors, the allowance for loan loss methodology results in a lower dollar amount of estimated probable losses than would be the case without the decrease.

We consider commercial business loans, nonresidential real estate loans construction and land loans and commercial leases to be riskier than one-to four-family residential mortgage loans. Commercial loans and commercial leases involve a higher risk of default than residential loans of like duration since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of collateral, if any. Nonresidential real estate loans also have greater credit risks compared to one- to four-family residential mortgage loans, as they typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy. Construction and land loans have greater credit risk than permanent mortgage financing. The repayment of these loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event we make an acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Construction and land loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

We periodically evaluate the carrying value of loans and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, our regulatory agencies periodically review the allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands)
Balance at beginning of year	$12,034	$12,461	$12,461	$13,465	$7,464	$5,861	$3,870

Charge-offs:
One- to four-family residential	—	(49)	(29)	(100)	(112)	(190)	(209)
Multi-family mortgage	—	—	—	(31)	—	—	—
Nonresidential real estate	(1,088)	—	—	(70)	—	—	—
Construction and land	—	—	—	—	—	—	—
Commercial loans	(212)	(353)	(368)	(1,046)	—	(1,081)	(255)
Commercial leases	—	—	—	—	—	—	—
Consumer	(21)	(7)	(36)	(45)	(30)	(45)	(17)

Total charge-offs	(1,321)	(409)	(433)	(1,292)	(142)	(1,316)	(481)

Recoveries:
One- to four-family residential	—	—	26	286	—	51	—
Multi-family mortgage	—	—	—	—	—	—	—
Nonresidential real estate	—	275 (1)	275 (1)	275 (1)	—	—	—
Construction and land	—	—	—	—	—	—	—
Commercial loans	10	—	278	—	—	—	—
Commercial leases	—	—	—	149	—	—	—
Consumer	18	6	6	—	2	—	—

Total recoveries	28	281	585	710	2	51	—

Net (charge-offs) recoveries	(1,293)	(128)	152	(582)	(140)	(1,265)	(481)
Acquisition of Success Bancshares	—	—	—	—	4,141	—	—
Provision (credit) for loan losses	—	(275)	(579)	(422)	2,000	2,868	2,472

Balance at end of period	$10,741	$12,058	$12,034	$12,461	$13,465	$7,464	$5,861

Ratios:
Net charge-offs to average loans outstanding (annualized)	0.24%	0.02%	(0.01)%	0.05%	0.02%	0.13%	0.05%
Allowance for loan losses to nonperforming loans	135.26	176.54	169.02	90.51	122.61	108.61	88.75
Allowance for loan losses to total loans	1.00	1.20	1.12	1.15	1.12	0.78	0.59

(1)	Recoveries relate to loans previously charged off by Success Bancshares.

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category (excluding loans held for sale) and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

During 2001, we expanded our methodology in calculating our allowance for loan losses to fully allocate the general reserve component of our allowance for loan losses to specific types of loans, thereby better linking our assessment of the underlying risks attributed to each loan category. This action was taken, in part, as a result of the FFIEC’s issuance in 2001 of “Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions.” This Policy Statement is consistent with the Securities and Exchange Commission’s Staff Accounting Bulletin 102, “Selected Loan Loss Methodology and Documentation Issues.”

				At December 31,
	At June 30, 2004			2003			2002
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
One- to four-family	$1,275	$352,920	32.92%	$1,322	$352,079	32.70%	$1,643	$453,884	42.00%
Multi-family	1,760	234,654	21.88	1,797	239,758	22.27	1,592	212,441	19.65
Nonresidential real estate	3,840	254,633	23.74	4,313	256,871	23.86	5,410	251,459	23.27
Construction and land	848	56,590	5.28	976	65,052	6.04	553	36,879	3.41
Commercial loans	2,076	83,473	7.78	2,908	79,729	7.41	2,727	79,459	7.35
Commercial leases	414	80,907	7.54	365	72,962	6.78	186	37,166	3.44
Consumer	19	2,898	0.27	26	3,502	0.32	51	3,909	0.36
Other(1)	158	6,334	0.59	166	6,621	0.62	139	5,572	0.52
Unallocated	351	—	—	161	—	—	160	—	—

Total	$10,741	$1,072,409	100.00%	$12,034	$1,076,574	100.00%	$12,461	$1,080,769	100.00%

	At December 31,
	2001			2000			1999
	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
One- to four-family	$2,351	$650,486	54.33%	$5,397	$826,816	86.63%	$4,677	$932,304	93.64%
Multi-family	1,043	137,472	11.48	504	67,185	7.04	229	30,553	3.07
Nonresidential real estate	3,156	239,857	20.03	135	13,465	1.41	111	11,143	1.12
Construction and land	1,225	50,245	4.20	15	994	0.10	41	2,734	0.27
Commercial loans	5,212	87,829	7.34	993	39,713	4.16	361	14,423	1.45
Commercial leases	83	16,671	1.39	18	3,587	0.38	9	1,754	0.18
Consumer	222	8,117	0.68	26	2,634	0.28	26	2,728	0.27
Other(1)	167	6,667	0.55	—	—	—	—	—	—
Unallocated	6	—	—	376	—	—	407	—	—

Total	$13,465	$1,197,344	100.00%	$7,464	$954,394	100.00%	$5,861	$995,639	100.00%

(6)	Includes municipal loans.

Securities Activities

Our securities investment policy is established by our Board of Directors. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management strategy. Our asset/liability management committee (“ALCO”), which consists of senior management, oversees our investing strategies. The asset/liability management committee of the Board of Directors then reviews ALCO’s activities and strategies, and reports to the full Board of Directors, which evaluates on an ongoing basis our investment policy and objectives. Our chief financial officer is responsible for making securities portfolio decisions in accordance with established policies. Our chief financial officer has the authority to purchase and sell securities within specific guidelines established by the investment policy. In addition, all transactions are reviewed by ALCO at least monthly.

Our current investment policy generally permits securities investments in debt securities issued by the U.S. government and U.S. agencies, municipal bonds, and corporate debt obligations, as well as investments in preferred and common stock of government agencies and government sponsored enterprises such as Fannie Mae, Freddie Mac and the Federal Home Loan Bank of Chicago (federal agency securities) and, to a much lesser extent, other equity securities. Securities in these categories are classified as “investment securities” for financial reporting purposes. The policy also permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae as well as collateralized mortgage obligations (“CMOs”) issued or backed by securities issued by these government agencies. Also permitted are investments in securities issued or backed by the Small Business Administration, privately issued mortgage-backed securities and asset-backed securities collateralized by auto loans, credit card receivables, and home equity and home improvement loans. As of June 30, 2004, we held no asset-backed securities, and other equity securities consisted almost exclusively of securities issued by Fannie Mae, Freddie Mac and Ginnie Mae. Our current investment strategy uses a risk management approach of diversified investing in fixed-rate securities with short- to intermediate-term maturities, as well as adjustable-rate securities, which may have a longer term to maturity. The emphasis of this approach is to increase overall investment securities yields while managing interest rate risk.

SFAS No. 115 requires that, at the time of purchase, we designate a security as held to maturity, available-for-sale, or trading, depending on our ability and intent. Securities available-for-sale are reported at fair value, while securities held to maturity are reported at amortized cost. We do not have a trading portfolio and do not have any securities held to maturity.

Mortgage-Backed Securities. We purchase mortgage-backed securities in order to generate positive interest rate spreads with minimal administrative expense, lower credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae and Ginnie Mae, and increased liquidity. We invest primarily in mortgage-backed securities issued or sponsored by Fannie Mae, Freddie Mac, and Ginnie Mae. To a lesser extent, we also invest in securities backed by U.S. government agencies. At June 30, 2004, our mortgage-backed securities portfolio had a fair value of $151.4 million, consisting of $149.6 million of pass-through securities and $1.8 million of collateralized mortgage obligations (“CMOs”) and Real Estate Mortgage Investment Conduits (“REMICs”).

Mortgage-backed securities are created by pooling mortgages and issuing a security collateralized by the pool of mortgages with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although most of our mortgage-backed securities are collateralized by single-family mortgages. The issuers of such securities (generally U.S. government agencies and government sponsored enterprises, including Fannie Mae, Freddie Mac and Ginnie Mae) pool and resell the participation interests in the form of securities to investors, such as BankFinancial, F.S.B., and guarantee the payment of principal and interest to these investors. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments, thereby affecting the net yield on such securities. We review prepayment estimates for our mortgage-backed securities at the time of purchase to ensure that prepayment assumptions are reasonable considering the underlying collateral for the securities at issue and current interest rates, and to determine the yield and estimated maturity of the mortgage-backed securities portfolio. Periodic reviews of current prepayment speeds are performed in order to ascertain whether prepayment estimates require modification that would cause amortization or accretion adjustments.

A portion of our mortgage-backed securities portfolio is invested in CMOs and REMICs backed by Fannie Mae and Freddie Mac. CMOs and REMICs are types of debt securities issued by a special-purpose entity that aggregates pools of mortgages and mortgage-backed securities and creates different classes of securities with varying maturities and amortization schedules, as well as a residual interest, with each class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into “tranches” or classes that have descending priorities with respect to the distribution of principal and interest cash flows, while cash flows on pass-through mortgage-backed securities are distributed pro rata to all security holders. Our practice is to limit fixed-rate CMO investments primarily to the early-to-intermediate tranches, which have the greatest cash flow stability. Floating rate CMOs are purchased with emphasis on the relative trade-offs between lifetime interest rate caps, prepayment risk and interest rates.

Equity Securities. At June 30, 2004, our equity securities consisted almost exclusively of shares of five floating rate preferred stocks issued by two government-sponsored entities, Freddie Mac and Fannie Mae, one Freddie Mac fixed rate preferred stock, and common stock issued by the Federal Home Loan Bank of Chicago. The Fannie Mae and Freddie Mac preferred stocks are classified as available-for-sale.

We hold the Federal Home Loan Bank of Chicago common stock to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the Federal Home Loan Bank of Chicago’s advance program. There is no market for the common stock, but it is the current practice of the Federal Home Loan Bank of Chicago to redeem tendered shares at par value on the same day the redemption request is made.

The aggregate fair value of our Federal Home Loan Bank of Chicago common stock as of June 30, 2004 was $23.5 million based on its par value. No unrealized gains or losses have been recorded because the par value of the common stock represents its fair value. Due to our receipt of stock dividends and reduction of our outstanding advances, we owned shares of Federal Home Loan Bank of Chicago common stock at June 30, 2004 with a par value that was $12.8 million more than we were required to own to maintain our membership in the Federal Home Loan Bank System and to be eligible to obtain advances.

We acquired the Freddie Mac and Fannie Mae preferred stocks between August 2000 and June 2001 to offset the impact of the rapid prepayments that were then occurring in our mortgage loan portfolio, and to improve our ability to manage interest rate risk due to the short repricing intervals on the securities and the tax advantages afforded by the dividends received deduction. The Fannie Mae and Freddie Mac preferred stocks are listed on the New York Stock Exchange. The fair value of the fixed rate preferred stock at June 30, 2004, was $5.0 million, which was $375,000 in excess of our cost basis for the securities. The aggregate fair value of the floating rate preferred stocks at June 30, 2004 was $85.6 million, which was $15.0 million less than our cost basis for the securities.

We review equity securities with significant declines in fair value on a quarterly basis to determine whether they should be considered temporarily or other than temporarily impaired. If a decline in the fair value of a security is determined to be an other than temporary, we are required to reduce the carrying value of the security to its fair value and record a non-cash impairment charge in the amount of the decline, net of tax effect, against our current income.

We have historically conducted impairment reviews in accordance with the limited guidance set forth in SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities.” In May of 2004, the Financial Accounting Standards Board adopted new and more stringent guidance for testing securities for impairment. The new guidance is set forth in EITF 03-1, “The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments.” See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies.” The new standards that EITF 03-1 establishes for testing equity securities for impairment are more stringent than those previously established by SFAS 115.

We elected to apply EITF 03-1 to our June 30, 2004 financial statements because of our belief that SFAS 115 does not establish standards for impairment testing that are sufficiently stringent to meet the standards that are set forth in Securities and Exchange Commission Staff Accounting Bulletin No. 59 “Noncurrent Marketable Equity Securities,” (“SAB No. 59”). The Financial Accounting Standards Board recently delayed the effective date of the impairment testing requirements of EITF 03-1, The delay does not affect the impairment testing requirements currently imposed by SAB No. 59.

Under EITF 03-1, an unrealized loss on an equity security is presumed to be an other than temporary impairment (and thus a charge against current income) unless we are able to develop an evidence-based forecast showing whether, when and under what circumstances the security will recover in value, and are able to conclude from that forecast and all other relevant evidence that it is more likely than not that the security will recover in value up to or beyond its cost basis within a reasonable period of time. A determination that an impairment is only temporary becomes increasingly more difficult to make as the severity and duration of the unrealized loss become greater, and as the length and uncertainty of the forecasted recovery increase. The guidance does not define a reasonable period of time for a forecasted recovery.

We tested the Fannie Mae and Freddie Mac floating rate preferred stocks for impairment at June 30, 2004 because their fair value was significantly below the cost basis of the securities. We conducted an analysis to identify the causes of the unrealized losses and concluded that they were primarily attributable to the historic declines in market interest rates and interest rate volatilities that have occurred since we acquired the floating rate preferred stocks. We further concluded that the floating rate dividends (which are based on interest rate indices) and the other bond-like features of the floating rate preferred stocks cause the market prices for the preferred stocks to change as market interest rates and volatilities and the forward yield curve change, but that the price changes typically lag changes in market interest rates and volatilities and the forward yield curve because the dividend rates reset at periodic intervals.

We also considered whether any factors specific to Fannie Mae and Freddie Mac have had a material role in the unrealized losses, and concluded that they have not. The floating rate preferred stocks have maintained the same investment grade rating (AA- for S&P and Aa3 for Moody’s) since the time of issuance. The financial conditions of Fannie Mae and Freddie Mac remain strong and no events have occurred that call into question their ability to pay the stated dividends on the preferred stocks. In addition, the common stocks of Fannie Mae and Freddie Mac are trading at or near the market prices at which they traded when the preferred stocks were issued and have outperformed the S&P 500 index over that period, which further indicates that issuer-specific factors have not had a material role in the declines in value.

To meet the forecasted recovery requirements of EITF 03-1, we performed valuation modeling in consultation with an independent expert. The model results showed a strong causal relationship between the unrealized losses on the floating rate preferred stocks and the abnormally low interest rates and abnormally high volatility rates that have prevailed since shortly after we acquired them. The model also confirmed that each of the floating rate preferred stocks should increase in value as interest rates, volatility rates and the spreads to the relevant risk-free benchmarks return to historical norms.

We evaluated this evidence and concluded that the unrealized losses on the Fannie Mae and Freddie Mac floating rate preferred stocks constituted other than temporary impairments at June 30, 2004, notwithstanding our belief that the securities will ultimately recover all or substantially all of their cost basis as interest rates, volatility rates and the spreads to the relevant risk-free benchmarks return to historical norms. We based this determination on our inability to conclude that the weight of the evidence favors a full recovery of our cost basis in these securities within a reasonable period of time. Our inability to reach such a conclusion was due primarily to our inability to forecast a full recovery for any of the floating rate preferred stocks over a five-year period under various projected interest rate scenarios, the more stringent evidentiary standards that must be met under EITF 03-1 when the severity and duration of losses are significant and the forecasted recovery period is lengthy, and the uncertainties that are inherent in forecasting when interest rates, interest rate volatilities and spreads to risk-free benchmarks will return to historical norms.

Based on these determinations, we reduced the combined carrying value of the Fannie Mae and Freddie Mac floating rate preferred stocks by $15.0 million, and recorded a non-cash impairment charge, net of tax effect, in the amount of $9.2 million against our income for the quarter ended June 30, 2004. Although our application of EITF 03-1 resulted in the recognition of these losses, it did not impact our members’ equity because the unrealized loss on the floating rate preferred stocks was previously reflected in accumulated other comprehensive loss and subtracted from members’ equity.

RP Financial has advised us that the appraisal considered both the impairment loss charged to expense and that the members’ equity was not impacted by the recognition of previously unrecognized losses.

The following table sets forth the composition of our securities portfolio at the dates indicated. Other than Federal Home Loan Bank of Chicago common stock, we did not have any securities classified as held-to-maturity as of June 30, 2004, December 31, 2003, 2002 or 2001.

			At December 31,
	At June 30, 2004		2003		2002		2001
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Investment Securities:
Federal agency debt securities	$—	$—	$—	$—	$—	$—	$14,523	$14,615
State and municipal securities	2,140	2,135	2,385	2,385	6,482	6,510	9,863	9,839
SBA guaranteed loan participation certificates	2,352	2,334	2,613	2,601	4,300	4,290	5,419	5,399
Equity securities	90,269	90,644	105,689	95,335	105,689	101,590	110,872	110,438
Other debt securities	—	—	100	100	200	200	400	400

Total investment securities available-for-sale	94,761	95,113	110,787	100,421	116,671	112,590	141,077	140,691

Mortgage-Backed Securities:
Pass-through securities:
Fannie Mae	130,068	129,085	127,236	128,116	51,293	52,953	31,238	31,588
Freddie Mac	19,247	18,989	24,645	24,424	6,541	6,667	23,208	23,411
Ginnie Mac	1,602	1,544	1,747	1,727	1,144	1,165	1,719	1,747
Other	—	—	—	—	11,504	11,570	36,160	36,194
CMOs and REMICs	1,800	1,827	2,803	2,832	48,334	48,627	67,707	72,328

Total mortgage-backed securities available-for-sale	152,717	151,445	156,431	157,099	118,816	120,982	160,032	165,268

Total securities available-for-sale	$247,478	$246,558	$267,218	$257,520	$235,487	$233,572	$301,109	$305,959

Portfolio Maturities and Yields. The composition and maturities of the investment debt securities portfolio and the mortgage-backed securities portfolio at June 30, 2004 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Fair Value
	(Dollars in thousands)
Mortgage-Backed Securities:
Pass-through securities:
Fannie Mae	$—	—%	$34	10.00%	$—	—%	$130,034	4.03%	$130,068	4.03%	$129,085
Freddie Mac	—	—	183	6.46	—	—	19,064	3.50	19,247	3.53	18,989
Ginnie Mae	—	—	—	—	—	—	1,602	4.74	1,602	4.74	1,544
CMOs and REMICs	—	—	104	1.81	—	—	1,696	2.59	1,800	2.55	1,827

Total	—	—	321	5.33	—	—	152,396	3.96	152,717	3.96	151,445

Investment Securities:
State and municipal securities	445	4.71	1,300	4.53	395	4.70	—	—	2,140	4.60	2,135
Equity securities	—	—	—	—	—	—	90,269	1.71	90,269	1.71	90,644
SBA guaranteed loan participation certificates	—	—	—	—	—	—	2,352	1.80	2,352	1.80	2,334

Total	445	4.71	1,300	4.53	395	4.70	92,621	1.71	94,761	1.77	95,113

Total debt securities available-for-sale	$445	4.71%	$1,621	4.69%	$395	4.70%	$245,017	3.11%	$247,478	3.12%	$246,558

Sources of Funds

General. Deposits, borrowings, repayments and prepayments of loans and securities, proceeds from sales of loans and securities, proceeds from maturing securities and cash flows from operations are the primary sources of our funds for use in lending, investing and for other general purposes.

Deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, NOW accounts, checking accounts, money market accounts, club accounts, certificates of deposit and IRAs and other qualified plan accounts. We provide commercial checking accounts for businesses. In addition, we provide low-cost checking account services for low-income customers.

At June 30, 2004, our deposits totaled $1.105 billion. Interest-bearing deposits totaled $994.8 million, and noninterest-bearing demand deposits totaled $109.7 million. NOW, savings and money market deposits totaled $544.2 million at June 30, 2004. Demand deposits at June 30, 2004 included $12.2 million in internal checking accounts, such as bank cashier checks, money orders and Financial Title escrow funds. At June 30, 2004, we had a total of $450.6 million in certificates of deposit, of which $317.2 million had maturities of one year or less. Although we have a significant portion of our deposits in shorter-term certificates of deposit, we monitor activity on these accounts and, based on historical experience and our current pricing strategy, we believe we will retain a large portion of these accounts upon maturity.

Our deposits are obtained predominantly from the areas in which our branch offices are located. We rely on our favorable locations, customer service and competitive pricing to attract and retain these deposits. While we accept certificates of deposit in excess of $100,000 for which we may provide preferential rates, we generally do not solicit such deposits as they are more difficult to retain than core deposits. At June 30, 2004, we had a total of $22.2 million of brokered certificates of deposits.

The following tables set forth the distribution of total deposit accounts, by account type, for the periods indicated.

	Six Months Ended June 30,
	2004			2003
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Demand deposits:
Retail	$24,843	2.30%	—%	$25,134	2.37%	—%
Commercial	78,203	7.22	—	77,698	7.32	—

Total demand deposits	103,046	9.52	—	102,832	9.69	—
NOW deposits	237,343	21.93	0.43	241,669	22.76	0.58
Savings deposits	135,786	12.55	0.51	124,672	11.74	0.52
Money market deposits	162,813	15.04	1.11	149,879	14.12	1.21

	535,942	49.52	0.66	516,220	48.62	0.75
Certificates of deposit	443,330	40.96	2.00	442,586	41.69	2.36

Total deposits	$1,082,318	100.00%		$1,061,638	100.00%

	Years Ended December 31,
	2003			2002
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
Demand deposits:
Retail	$24,058	2.27%	—%	$19,612	1.80%	—%
Commercial	83,881	7.92	—	75,649	6.94	—

Total demand deposits	107,939	10.19	—	95,261	8.74	—
NOW deposits	237,480	22.44	0.51	254,116	23.31	0.87
Savings deposits	127,212	12.01	0.54	117,922	10.82	0.76
Money market deposits	154,604	14.60	1.12	157,268	14.42	1.64

	519,296	49.05	0.70	529,306	48.55	1.07
Certificates of deposit	431,556	40.76	2.24	465,683	42.71	2.97

Total deposits	$1,058,791	100.00%		$1,090,250	100.00%

	Year Ended December 31, 2001
	Average Balance	Percent	Weighted Average Rate
Demand deposits:
Retail	$4,598	0.53%	—%
Commercial	28,262	3.24	—

Total demand deposits	32,860	3.77	—
NOW deposits	164,787	18.88	1.86
Savings deposits	92,244	10.56	1.87
Money market deposits	80,668	9.24	2.62

	337,699	38.68	2.04
Certificates of deposit	502,439	57.55	5.14

Total deposits	$872,998	100.00%

The following tables sets forth, by interest rate ranges, information concerning certificates of deposit.

	At June 30, 2004
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest Rate Range:
2.00% and below	$245,741	$18,152	$618	$119	$264,630	58.73%
2.01% to 3.00%	44,468	67,058	14,453	809	126,788	28.14
3.01% to 4.00%	14,114	17,730	3,022	8,819	43,685	9.69
4.01% to 5.00%	3,375	587	27	605	4,594	1.02
5.01% to 6.00%	130	60	—	36	226	0.05
6.01% and above	9,352	1,310	—	28	10,690	2.37

Total	$317,180	$104,897	$18,120	$10,416	$450,613	100.00%

The following table sets forth time deposits classified by interest rate at the dates indicated.

	At June 30, 2004	At December 31,
		2003	2002	2001
	(In thousands)
Interest Rate
2.00% and below	$264,630	$279,036	$174,838	$36,359
2.01% to 3.00%	126,788	93,556	133,886	123,153
3.01% to 4.00%	43,685	40,132	47,254	124,390
4.01% to 5.00%	4,594	11,456	14,999	98,296
5.01% to 6.00%	226	6,726	15,601	61,651
6.01% and above	10,690	12,192	39,778	79,580

Total	$450,613	$443,098	$426,356	$523,429

The following table sets forth certificates of deposit by time remaining until maturity at June 30, 2004.

	Maturity
	3 Months or Less	Over 3 to 6 Months	Over 6 to 12 Months	Over 12 Months	Total
	(In thousands)
Certificates of deposit less than $100,000	$81,520	$62,613	$74,464	$94,034	$312,631
Certificates of deposit of $100,000 or more (1)	28,192	32,635	37,756	39,399	137,982

Total of certificates of deposit	$109,712	$95,248	$112,220	$133,433	$450,613

(1)	The weighted average interest rates for these accounts, by maturity period, are: 1.48% for 3 months or less; 1.67% for 3 to 6 months; 2.37% for 6 to 12 months; and 2.74% for over 12 months. The overall weighted average interest rate for accounts of $100,000 or more was 2.36%.

Borrowings. Our borrowings consist of Federal Home Loan Bank advances and repurchase agreements, as well as a $30.0 million loan from another financial institution. The following table sets forth information concerning balances and interest rates on our borrowings at the dates and for the periods indicated.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2004	2003	2003	2002	2001
	(Dollars in thousands)
Balance at end of period	$249,151	$281,307	$268,225	$307,180	$331,974
Average balance during period	263,493	287,110	282,485	330,601	263,345
Maximum outstanding at any month end	273,790	307,883	307,883	333,573	345,647
Weighted average interest rate at end of period	2.54%	5.29%	2.36%	5.42%	6.11%
Average interest rate during period	4.07%	5.45%	6.10%	5.82%	6.09%

At June 30, 2004, we had access to additional Federal Home Loan Bank advances of up to $164.9 million, and an unused $5.0 million line of credit from another financial institution.

At June 30, 2004 and December 31, 2003, we had available pre-approved overnight federal funds borrowing of $65.0 million and $45.0 million, respectively. At June 30, 2004 and December 31, 2003, we also had a line of credit available with the Federal Reserve Bank of Chicago for $36.8 million and $14.9 million, respectively. At June 30, 2004 and December 31, 2003, there was no outstanding balance on these lines.

Competition

We face significant competition in both originating loans and attracting deposits. The Chicago metropolitan area and the counties in which we operate have a high concentration of financial institutions, many of which are significantly larger institutions and have greater financial resources than we, and many of which are our competitors to varying degrees. Our competition for loans comes principally from commercial banks, savings banks, mortgage banking companies, credit unions, leasing companies, insurance companies and other financial service companies. Our most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. We face additional competition for deposits from nondepository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies.

We seek to meet this competition by emphasizing personalized banking and the advantage of local decision-making in our banking business. Specifically, we promote and maintain relationships and build customer loyalty within local communities by emphasizing decentralized regional management and by focusing our marketing and community involvement on the specific needs of individual neighborhoods. In addition, we seek to meet competition for loans by offering our current and prospective borrowers preferred rates and terms on deposit products for new lending business. This strategy appears to have been well received in our market area. We do not rely on any individual, group, or entity for a material portion of our deposits.

Employees

As of June 30, 2004, we had 454 full-time employees and 41 part-time employees. The employees are not represented by a collective bargaining unit and we consider our relationship with our employees to be good.

Properties

As of June 30, 2004, the net book value of our properties was $29.1 million. The following is a list of our offices:

Burr Ridge (Headquarters) 15W060 North Frontage Road Burr Ridge, IL 60527	Chicago-Lincoln Park 2424 N. Clark Street Chicago-Lincoln Park, IL 60614

Olympia Fields 21110 S. Western Avenue Olympia Fields, IL 60461	Naperville 1200 East Ogden Avenue Naperville, IL 60563

North Libertyville 1409 W. Peterson Road Libertyville, IL 60048	Chicago Ridge 6415 W. 95th Street Chicago Ridge, IL 60415

South Libertyville 1123 S. Milwaukee Avenue Libertyville, IL 60048	Calumet Park 1333 W. 127th Street Calumet Park, IL 60827

Lincolnshire One Marriott Drive Lincolnshire, IL 60069	Calumet City 1901 Sibley Boulevard Calumet City, IL 60409

Deerfield 630 N. Waukegan Road Deerfield, IL 60015	Orland Park 48 Orland Square Drive Orland Park, IL 60462

Northbrook 1368 Shermer Road Northbrook, IL 60062	Hazel Crest 3700 W. 183rd Street Hazel Crest, IL 60429

Lincolnwood 3443 W. Touhy Lincolnwood, IL 60712	Joliet 1401 N. Larkin Joliet, IL 60435

Schaumburg 1005 Wise Road Schaumburg, IL 60193

Except for our Chicago-Lincoln Park and Northbrook offices (which are leased), all of our offices are owned. The lease expiration dates are April 30, 2008, for our Chicago-Lincoln Park office and November 30, 2007, for our Northbrook office.

Subsidiary Activities

BankFinancial, F.S.B. has two wholly-owned subsidiaries, Financial Assurance Services and BF Asset Recovery Corporation. Financial Assurance Services sells title insurance, property and casualty insurance and other insurance products. Financial Assurance Services also offers title services through its

Financial Title Services division. During the six months ended June 30, 2004 and the year ended December 31, 2003, Financial Assurance Services reported net income (loss) of ($18,000) and $93,000, respectively. Of those consolidated results, Financial Title Services contributed net income of $18,000 and $110,000 for the six months ended June 30, 2004 and the year ended December 31, 2003, respectively. As of June 30, 2004, Financial Assurance Services Corporation had 12 employees. BF Asset Recovery Corporation holds title to foreclosed real estate. For the six months ended June 30, 2004 and the year ended December 31, 2003, BankFinancial Asset Recovery Corporation reported a net loss of $6,000 and $11,000, respectively.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business, which, in the aggregate, involve amounts which we believe are immaterial to our consolidated financial condition and results of operations.

SUPERVISION AND REGULATION

General

As a federally chartered savings bank, BankFinancial, F.S.B. is regulated and supervised by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which a financial institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. After completing an examination, the federal agency critiques the financial institution’s operations and assigns its rating (known as an institution’s CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. BankFinancial, F.S.B. also is a member of, and owns stock in, the Federal Home Loan Bank of Chicago, which is one of the 12 regional banks in the Federal Home Loan Bank System. BankFinancial, F.S.B. also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, with regard to reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines BankFinancial, F.S.B. and prepares reports for the consideration of its Board of Directors on any operating deficiencies. BankFinancial, F.S.B.’s relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in matters concerning the ownership of deposit accounts and the form and content of BankFinancial, F.S.B.’s loan documents.

There can be no assurance that changes to existing laws, rules and regulations or any other new laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition, results of operations or prospects. Any change in these laws or regulations, or in regulatory policy, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Board of Governors of the Federal Reserve System, or Congress, could have a material adverse impact on BankFinancial Corporation, BankFinancial, F.S.B. and their respective operations.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, BankFinancial, F.S.B. may invest in mortgage loans secured by residential and nonresidential real estate, commercial business and consumer loans, certain types of debt securities and certain other loans and assets. BankFinancial, F.S.B. also may establish subsidiaries that may engage in activities not otherwise permissible for BankFinancial, F.S.B. directly, including real estate investment, securities brokerage and insurance agency.

Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a ratio of tangible capital to adjusted total assets of 1.5%, a ratio of Tier 1 (core) capital to adjusted total assets of 4.0% (3% for institutions receiving the highest rating on the CAMELS rating system) and a ratio of total capital to total risk-adjusted assets of 8.0%. The prompt corrective action standards discussed below, in effect, establish a minimum 2% tangible capital standard.

The risk-based capital standard for savings banks requires the maintenance of Tier 1, or core, and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative perpetual preferred stock, long-term preferred stock, mandatory convertible securities, subordinated debt and intermediate-term preferred stock, allowance for loan and lease losses up to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

At June 30, 2004, BankFinancial, F.S.B.’s capital exceeded all applicable requirements.

Loans to One Borrower. A federal savings bank generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus on an unsecured basis. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of June 30, 2004, BankFinancial, F.S.B. was in compliance with the loans-to-one-borrower limitations.

Qualified Thrift Lender Test. As a federal savings bank, BankFinancial, F.S.B. is subject to a qualified thrift lender, or “QTL,” test. Under the QTL test, BankFinancial, F.S.B. must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.

“Qualified thrift investments” include various types of loans made for residential and housing purposes, investments related to those purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. “Qualified thrift investments” also include 100% of an institution’s credit card loans, education loans and small business loans. BankFinancial, F.S.B. also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986.

A savings bank that fails the QTL test must either convert to a bank charter or operate under specified restrictions. At June 30, 2004, BankFinancial, F.S.B. maintained approximately 77.8% of its portfolio assets in qualified thrift investments, and, as of that date, satisfied the QTL test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the institution’s capital account. A savings bank must file an application for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings bank is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Community Reinvestment Act and Fair Lending Laws. All savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the savings bank’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. BankFinancial, F.S.B. received an “outstanding” Community Reinvestment Act rating in its most recent federal examination.

Privacy Standards. Effective July 2001, financial institutions, including BankFinancial, F.S.B., became subject to regulations implementing the privacy protection provisions of the Gramm-Leach-Bliley Act. These regulations require BankFinancial, F.S.B. to disclose its privacy policy, including identifying with whom it shares “nonpublic personnel information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, BankFinancial, F.S.B. is required to provide its customers with the ability to “opt-out” of having BankFinancial, F.S.B. share their nonpublic personal information with unaffiliated third parties before it can disclose such information, subject to certain exceptions. The implementation of these regulations did not have a material adverse effect on BankFinancial, F.S.B. The Gramm-Leach-Bliley Act also allows each state to enact legislation that is more protective of consumers’ personal information.

Also effective July 1, 2001, the Office of Thrift Supervision and other federal banking agencies adopted guidelines establishing standards for safeguarding customer information to implement certain provisions of the Gramm-Leach-Bliley Act. The guidelines describe the agencies’ expectations for the creation, implementation and maintenance of an information security program, which would include administrative, technical and physical safeguards appropriate to the size and complexity of a financial institution and the nature and scope of its activities. The standards set forth in the guidelines are intended to insure the security and confidentiality of customer records and information, to protect against any anticipated threats or hazards to the security or integrity of such records and to protect against unauthorized access to or use of such records, or information that could result in substantial harm or inconvenience to any customer. BankFinancial, F.S.B. has implemented these guidelines, and such implementation did not have a material adverse effect on our operations.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its “affiliates” is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act. The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution. BankFinancial Corporation and its non-savings institution subsidiaries will be affiliates of BankFinancial, F.S.B. In general, transactions with affiliates must be on terms that are as favorable to the savings bank as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the savings bank’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings bank. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

BankFinancial, F.S.B.’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of BankFinancial, F.S.B.’s capital. In addition, extensions of credit in excess of certain limits must be approved by BankFinancial, F.S.B.’s Board of Directors.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-affiliated parties,” including stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 3% leverage capital, 4% tier 1 risk-based capital or 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% tier 1 risk-based capital or 6% total risk-based capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the banking regulator is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” In addition, numerous mandatory supervisory actions become immediately applicable to the savings bank, including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At June 30, 2004, BankFinancial, F.S.B. met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. Deposit accounts in BankFinancial, F.S.B. are insured by the Savings Association Insurance Fund and, to a limited extent, the Bank Insurance Fund of the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor. BankFinancial, F.S.B.’s deposits, therefore, are subject to Federal Deposit Insurance Corporation deposit insurance assessments. The Federal Deposit Insurance Corporation has adopted a risk-based system for determining deposit insurance assessments. The Federal Deposit Insurance Corporation is authorized to raise the assessment rates as necessary to maintain the required ratio of reserves to insured deposits of 1.25%. In addition, all Federal Deposit Insurance Corporation-insured institutions must pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately 0.0212% of insured deposits to fund interest payments on bonds maturing in 2017 that were issued by a federal agency to recapitalize the predecessor to the Savings Association Insurance Fund.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. BankFinancial, F.S.B. is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of The Federal Home Loan Bank of Chicago, BankFinancial, F.S.B. is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of June 30, 2004, BankFinancial, F.S.B. was in compliance with this requirement.

Federal Reserve System

Federal Reserve Board regulations require savings banks to maintain noninterest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At June 30, 2004, BankFinancial, F.S.B. was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision.

The USA PATRIOT Act

The USA PATRIOT Act gives the federal government powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing and broadened anti-money laundering requirements. Certain provisions of the act impose affirmative obligations on a broad range of financial institutions, including federal savings banks like BankFinancial, F.S.B. These obligations include enhanced anti-money laundering programs, customer identification programs and regulations relating to private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States).

The federal banking agencies have begun to propose and implement regulations pursuant to the USA PATRIOT Act. These regulations would require financial institutions to adopt the policies and procedures contemplated by the USA PATRIOT Act.

Holding Company Regulation

Upon completion of the conversion, BankFinancial Corporation will be a unitary savings and loan holding company, subject to regulation and supervision by the Office of Thrift Supervision. The Office of Thrift Supervision will have enforcement authority over BankFinancial Corporation and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a risk to BankFinancial, F.S.B.

Under prior law, a unitary savings and loan holding company generally had no regulatory restrictions on the types of business activities in which it could engage, provided that its subsidiary savings bank was a qualified thrift lender. The Gramm-Leach-Bliley Act of 1999, however, restricts unitary savings and loan holding companies not existing on, or applied for before, May 4, 1999 to those activities permissible for financial holding companies or for multiple savings and loan holding companies. BankFinancial Corporation will not be a grandfathered unitary savings and loan holding company and, therefore, will be limited to the activities permissible for financial holding companies or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring control of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with specified exceptions, more than 5% of the equity securities of a company engaged in activities that are not closely related to banking or financial in nature or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the savings institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) provides for corporate governance, disclosure and accounting reforms intended to address corporate and accounting fraud. Sarbanes-Oxley established an accounting oversight board that enforces auditing, quality control and independence standards, and is funded by fees from all publicly-traded companies. Sarbanes-Oxley also places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company’s audit committee. In addition, Sarbanes-Oxley makes certain changes to the requirements for audit partner rotation after a period of time. Sarbanes-Oxley also requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under Sarbanes-Oxley, counsel will be required to report to the chief executive officer or chief legal officer of the company, evidence of a material violation of the securities laws or a breach of fiduciary duty by a company and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

Under Sarbanes-Oxley, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restating a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in beneficial ownership in a company’s securities within two business days of the change.

Sarbanes-Oxley also increases the oversight of, and codifies certain requirements relating to, audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the public company. In addition, companies must disclose whether at least one member of the committee is an “audit committee financial expert” (as defined by Securities and Exchange Commission regulations) and if not, why the company does not have one. Under Sarbanes-Oxley, a company’s registered public accounting firm will be prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. Sarbanes-Oxley prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company’s financial statements for the purpose of rendering the financial statements materially misleading. Sarbanes-Oxley also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. Sarbanes-Oxley requires the company’s registered public accounting firm that issues the audit report to attest to and report on management’s assessment of the company’s internal controls.

Although we will incur additional expense in complying with the provisions of Sarbanes-Oxley and the resulting regulations, we do not expect that such compliance will have a material impact on our consolidated results of operations or consolidated financial condition.

Federal Securities Laws

BankFinancial Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued pursuant to the conversion and the offering. Upon completion of the conversion and the offering, shares of BankFinancial Corporation common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. BankFinancial Corporation will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of BankFinancial Corporation may be resold without registration. Shares purchased by an affiliate of BankFinancial Corporation will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If BankFinancial Corporation meets the current public information reporting requirements of Rule 144 under the Securities Act of 1933, each affiliate of BankFinancial Corporation that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of BankFinancial Corporation or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, BankFinancial Corporation may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

TAXATION

Federal Taxation

General. BankFinancial Corporation and BankFinancial, F.S.B. are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to BankFinancial Corporation and BankFinancial, F.S.B.

Method of Accounting. For federal income tax purposes, BankFinancial MHC currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Bad Debt Reserves. Prior to the Small Business Protection Act of 1996, BankFinancial, F.S.B. was permitted to establish a reserve for bad debts for tax purposes and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at BankFinancial, F.S.B.’s taxable income. As a result of the Small Business Protection Act of 1996, BankFinancial, F.S.B. must use the specific charge off method in computing its bad debt deduction for tax purposes.

Taxable Distributions and Recapture. Prior to the Small Business Protection Act of 1996, bad debt reserves created prior to 1988 were subject to recapture into taxable income if BankFinancial, F.S.B. failed to meet certain thrift asset and definition tests. The Small Business Protection Act of 1996 eliminated these thrift-related recapture rules. However, under current law, pre-1988 reserves remain subject to tax recapture should BankFinancial, F.S.B. make certain distributions from its tax bad debt reserve or cease to maintain a savings bank charter. At June 30, 2004, BankFinancial, F.S.B.’s total federal pre-1988 reserve was approximately $14.9 million. This reserve reflects the cumulative effects of federal tax deductions by BankFinancial, F.S.B. for which no federal income tax provision has been made.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences (“alternative minimum taxable income” or “AMTI”). The AMT is payable to the extent AMTI is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2003, BankFinancial MHC had an AMT credit carry forward of approximately $669,000. In addition, BankFinancial MHC had an AMT net operating loss carry forward of $3.6 million at December 31, 2003.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years (five years for losses incurred in 2001 and 2002) and forward to the succeeding 20 taxable years. At December 31, 2003, BankFinancial MHC had a net operating loss carry forward for federal income tax purposes of $13.0 million.

Corporate Dividends. We may exclude from our income 100% of dividends received from BankFinancial, F.S.B. as a member of the same affiliated group of corporations.

Audit of Tax Returns. BankFinancial MHC’s federal income tax return for the 2002 tax year was recently audited by the Internal Revenue Service. Completion of the audit is expected in the fourth quarter of 2004.

State and Local Taxation

Maryland State Taxation. As a Maryland business corporation, BankFinancial Corporation will be required to file annual returns and pay annual fees to the State of Maryland.

Illinois State Taxation. BankFinancial, F.S.B. is required to file an Illinois income tax return on a stand-alone basis and pay tax at an effective tax rate of 7.30% of Illinois taxable income. For these purposes, Illinois taxable income generally means federal taxable income subject to certain modifications, the primary one of which is the exclusion of interest income on United States obligations. At December 31, 2003, BankFinancial, F.S.B. had a net operating loss carry forward for Illinois state income tax purposes of approximately $8.9 million. BankFinancial MHC files a combined Illinois state income tax return with all companies of the controlled group except for BankFinancial, F.S.B. At December 31, 2003, BankFinancial MHC had a net operating loss carryforward for Illinois income tax purposes of approximately $8.2 million.

MANAGEMENT OF BANKFINANCIAL CORPORATION

Shared Management Structure

The Board of Directors of BankFinancial Corporation, a Maryland corporation, will consist of the same seven individuals who are directors of BankFinancial MHC and BankFinancial Corporation, a federal corporation. These individuals, together with Mr. Glen R. Wherfel, will continue to constitute the Board of Directors of BankFinancial, F.S.B. In addition, each of the executive officers of BankFinancial Corporation, a Maryland corporation, will continue to serve as an executive officer of BankFinancial, F.S.B.

BankFinancial MHC and BankFinancial Corporation, a federal corporation, do not separately compensate their executive officers, nor do they pay director’s fees to individuals who serve on the Board of Directors of BankFinancial, F.S.B. BankFinancial MHC and BankFinancial Corporation, a federal corporation, reimburse BankFinancial, F.S.B. on a quarterly basis for the percentage of time that executive officers spend on holding company matters. BankFinancial Corporation, a Maryland corporation, intends to continue these practices.

Our Directors

The directors of BankFinancial Corporation, a Maryland corporation, serve staggered terms so that only a portion of the directors will be elected at each annual meeting of stockholders. The Board of Directors is divided into three classes. The initial term of the first class of directors will expire at the annual meeting of stockholders to be held in 2005, and the initial term of each of the remaining classes will expire at its respective annual meeting of stockholders to be held in the year identified in the table below. The directors of BankFinancial, F.S.B. will be elected annually by BankFinancial Corporation, a Maryland corporation, as its sole stockholder.

The table below sets forth certain information, as of June 30, 2004, regarding the current members of the Boards of Directors, including the initial term of office for each board member.

Name	Position(s) Held With BankFinancial Corporation	Age	Director Since (1)	Current Term Expires
Patrick I. Hartnett	Director	52	1989	2005
Sherwin R. Koopmans	Director	62	2003	2005
Terry R. Wells	Director	45	1994	2005
Dr. Kenneth Cmiel (2)	Director	49	1989	2006
John M. Hausman, C.P.A.	Director	49	1990	2006
F. Morgan Gasior (2)	Chairman of the Board, Chief Executive Officer and President	40	1983	2007
Joseph A. Schudt	Director	66	1992	2007
Glen R. Wherfel, C.P.A. (3)	Director	54	2001	N/A

(1)	Includes service with BankFinancial, F.S.B. in mutual form, BankFinancial MHC and BankFinancial Corporation, a federal corporation.
(2)	Mr. Gasior and Dr. Cmiel are cousins.
(3)	Mr. Wherfel is a director only of BankFinancial, F.S.B.

The Business Background of Our Directors

The business experience for the past five years for each of our directors is as follows:

F. Morgan Gasior has served as Chairman of the Board, Chief Executive Officer and President of BankFinancial, F.S.B. since 1989. Mr. Gasior has held the same offices at BankFinancial MHC and BankFinancial Corporation, a federal corporation, since their formation in 1999. Mr. Gasior has been employed by BankFinancial, F.S.B. in a variety of positions since 1984, and became a full-time employee in 1988 when he was appointed as Executive Vice President and Chief Operating Officer. Mr. Gasior serves as the Chairman of the Executive Committee and is a member of the Asset Quality Committee. He was also a director and officer of Financial Assurance Services, a subsidiary of BankFinancial, F.S.B., from 1989 through 2003. Mr. Gasior is licensed as an attorney in the States of Illinois and Michigan, but he does not actively practice law.

Dr. Kenneth Cmiel is a Professor of American History in the Department of History at the University of Iowa, a position he has held since 1995. Dr. Cmiel joined the faculty of the University of Iowa in 1987 as an Assistant Professor, and became an Associate Professor in 1990. He has published numerous books and articles on a variety of topics relevant to his field. Dr. Cmiel has been a director of BankFinancial, F.S.B. since 1989, and of BankFinancial MHC and BankFinancial Corporation, a federal corporation, since their formation in 1999. He is a member of the Asset Liability Management Committee.

Patrick I. Hartnett has been an attorney in private practice since 1977. Mr. Hartnett is currently a partner in the law firm of Hartnett & Hartnett. Mr. Hartnett concentrates his law practice on commercial real estate and creditors’ rights litigation, employment law and the representation of the Illinois Staffing Association. He has been a director of BankFinancial, F.S.B. since 1989, and of BankFinancial MHC and BankFinancial Corporation, a federal corporation, since their formation in 1999. Mr. Hartnett is a member of the Compensation Committee and the Executive Committee. Mr. Hartnett is also a visiting lecturer at DePaul University’s MBA programs.

John M. Hausmann, C.P.A. has been a self-employed certified public accountant since 1980. Prior to that time, he was an accountant with Arthur Andersen. Mr. Hausmann is a member of the American Institute of Certified Public Accountants and the Illinois Certified Public Accountant Society. He has been a director of BankFinancial, F.S.B. since 1990, and of BankFinancial MHC and BankFinancial Corporation, a federal corporation, since their formation in 1999. Mr. Hausmann is the Chairman of the Audit Committee, and is a member of the Executive Committee and the Compensation Committee.

Sherwin R. Koopmans has been actively involved in the banking industry since 1964, including service in senior management positions with the Federal Deposit Insurance Corporation and the Resolution Trust Corporation. Since retiring from government service in December 1995, Mr. Koopmans has performed short-term consulting engagements on banking and deposit insurance issues for private clients, including several European, Asian and South American countries. Mr. Koopmans was a director of Success Bancshares and its wholly owned subsidiary, Success National Bank, from 1997 until 2001, and was the Chairman of Success Bancshares’ Executive Committee and Asset/Liability Management Committee and a member of its Audit Committee and Compensation Committee. Mr. Koopmans became a director of BankFinancial MHC and BankFinancial Corporation, a federal corporation, in 2002, and a director of BankFinancial, F.S.B. in 2004. He served as a director of Financial Assurance Services from 2001 to 2003. Mr. Koopmans is the Chairman of the Asset Liability Management Committee and is a member of the Audit Committee of BankFinancial Corporation, a Maryland corporation.

Joseph A. Schudt has served as the Principal Partner and President of Joseph A. Schudt & Associates, a professional engineering firm based in Frankfort, Illinois, specializing in engineering design, environmental analyses and land surveying, since 1972. Mr. Schudt is licensed as a professional engineer in seven states, including Illinois. He has been a director of BankFinancial, F.S.B. since 1992, and of BankFinancial MHC and BankFinancial, a federal corporation, since their formation in 1999. Mr. Schudt is the Chairman of the Asset Quality Committee and the Compensation Committee, and is a member of the Executive Committee.

Terry R. Wells has served as the Mayor of the Village of Phoenix, Illinois since 1993. Mr. Wells has also taught history and social studies since 1981 at the elementary and high school levels, and presently teaches U.S. History at Thornton Township High School in Harvey, Illinois. Mr. Wells has been a director of BankFinancial, F.S.B. since 1994, and of BankFinancial MHC and BankFinancial Corporation, a federal corporation, since their formation in 1999. Mr. Wells is a member of the Audit Committee and the Compensation Committee.

Glen R. Wherfel, C.P.A. has been a principal in the accounting firm of Wherfel & Associates since 1984. Mr. Wherfel was a director of Success National Bank from 1993 to 2001, and of Success Bancshares from 1998 to 2001. He was the Chairman of Success National Bank’s Loan Committee and a member of its Asset Liability Management Committee. Mr. Wherfel became a director of BankFinancial, F.S.B. in 2001, and is a member of the Asset Quality Committee.

Meetings and Committees of the Board of Directors

Regular meetings of the Board of Directors of BankFinancial, F.S.B. are held monthly. Following the completion of the conversion, regular meetings of the Board of Directors of BankFinancial Corporation, a Maryland corporation, are expected to be held monthly. Regular meetings of the Boards of Directors of BankFinancial MHC and BankFinancial Corporation, a federal corporation, are generally held quarterly. Special meetings of these Boards are held as needed. There were 12 regular meetings and no special meetings of the Board of Directors of BankFinancial, F.S.B. during 2003. There were four regular meetings and five special meetings of the Boards of Directors of BankFinancial MHC and BankFinancial Corporation, a federal corporation, during 2003. BankFinancial Corporation, a Maryland corporation, was not incorporated until September 2004.

The Board of Directors of BankFinancial, F.S.B. has established various committees, including Executive, Audit, Asset Quality, Asset Liability Management, Compensation, Proxy and Nominating Committees. The Boards of Directors of BankFinancial MHC and BankFinancial Corporation, a federal corporation have established Executive, Audit, Compensation, Proxy and Nominating Committees. Except for the Nominating Committee and the Proxy Committee of the Board of Directors of BankFinancial MHC, the functions of these holding company committees overlap with the functions of their corresponding bank-level committees, and consequently these committees took no separate actions. BankFinancial Corporation was incorporated in September 2004, and its Board of Directors established Executive, Audit, Asset Quality, Asset Liability Management and Compensation, Proxy and Nominating Committees.

The Executive Committee of the Board of Directors of BankFinancial Corporation is authorized to act with the same authority as its Board of Directors between meetings of the Board, subject to limitations contained in its Bylaws. Messrs. Gasior (Chairman), Hausmann, Hartnett and Schudt serve as members of the Executive Committee of BankFinancial Corporation. The Executive Committees of BankFinancial, F.S.B., BankFinancial Corporation, a federal corporation and BankFinancial MHC have the same members and authorities. The Executive Committee of BankFinancial, F.S.B. met 12 times during 2003.

The Audit Committee of the Board of Directors of BankFinancial Corporation reviews the records and affairs of BankFinancial Corporation to determine its financial condition, reviews with management and the independent auditors the systems of internal control and monitors adherence in accounting and financial reporting to accounting principles generally accepted in the United States of America. Messrs. Hausmann (Chairman), Wells and Koopmans serve as members of the Audit Committee of BankFinancial Corporation. Each member of the Audit Committee is “independent” of BankFinancial Corporation, as that term is defined by Nasdaq listing standards. The Board of Directors of BankFinancial Corporation has determined that Messrs. Hausmann and Koopmans each qualifies as an “audit committee financial expert” and will serve as such for the Audit Committee. Except for Director Koopmans, who is not a member of the Audit Committee of BankFinancial, F.S.B., the Audit Committees of BankFinancial, F.S.B., BankFinancial Corporation, a federal corporation and BankFinancial MHC have the same members and authorities. The Audit Committee of BankFinancial, F.S.B. met four times during 2003.

The Asset Quality Committee of the Board of Directors of BankFinancial, F.S.B. is responsible for the oversight of risks regarding loan originations, loan portfolio management and nonperforming assets, and compliance with all policies relating to credit risk, the Community Reinvestment Act and the fair lending laws. The Asset Quality Committee meets periodically to approve loans within the limits of its authority and to review reports, activity and proposed significant actions relating to loans and asset quality. The Asset Quality Committee also coordinates with the Audit Committee certain oversight responsibilities relating to internal controls for credit operations. Mr. Schudt chairs the Asset Quality Committee and Messrs. Wherfel and Gasior serve as members. The Asset Quality Committee met 12 times during 2003.

The Compensation Committee of the Board of Directors of BankFinancial Corporation reviews and approves executive compensation, benefit plans, incentive compensation plans and employment agreements, and makes recommendations with respect thereto to the Board of Directors. Messrs. Schudt (Chairman), Hausmann, Hartnett and Wells serve as members of the Compensation Committee. The Compensation Committees of BankFinancial, F.S.B., BankFinancial Corporation, a federal corporation, and BankFinancial MHC have the same members and authorities. The Compensation Committee of BankFinancial, F.S.B. met once during 2003.

The Asset Liability Management Committee of the Board of Directors of BankFinancial, F.S.B. is responsible for the oversight of BankFinancial, F.S.B.’s liquidity, interest rate movements, secondary market operations (including originated mortgage servicing rights valuations), investment portfolio management and compliance with policies relating to asset and liability management. The Asset Liability Management Committee meets periodically to approve transactions within the limits of its authority and to review reports, activity and proposed significant actions relating to asset and liability management. The Asset Liability Management Committee also coordinates with the Audit Committee certain oversight responsibilities relating to internal controls for asset and liability management operations. Mr. Koopmans chairs the Asset-Liability Management Committee and Mr. Cmiel serves as a member. The Asset Liability Management Committee was established in November of 2003 and met twice during 2003.

The Nominating Committee nominates individuals for election as directors. The independent directors who are not standing for election will serve as the members of this committee for BankFinancial Corporation, a Maryland corporation.

Corporate Governance Policies and Procedures

In addition to establishing committees of the board of directors, BankFinancial Corporation will adopt a corporate governance policy and a code of business conduct and ethics. The corporate governance policy is expected to cover such matters as the following:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	succession planning;

•	convening executive sessions of independent directors;

•	the board of directors’ interaction with management and third parties; and

•	the evaluation of the performance of the board of directors and the chief executive officer.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors’ Compensation

Directors’ Fees. Except for Mr. Gasior, who receives no fees for serving as a director, committee chairman or committee member, directors receive an annual fee of $24,000 for preparing for and attending meetings of the Board of Directors. Members of the Executive Committee receive an additional fee of $800 per month for performing Executive Committee functions. The Chairmen of the Audit Committee, the Asset Quality Committee and the Asset Liability Management Committee receive an additional fee of $1,000 per quarter, and the other members of each of these committees receive an additional fee of $800 per quarter, for performing committee functions. In addition, Directors Koopmans and Cmiel are partially reimbursed for their travel expenses for attending Board meetings. All directors’ fees and reimbursements are paid by BankFinancial, F.S.B.

Deferred Compensation Plan. BankFinancial, F.S.B. maintains a deferred compensation plan for the benefit of directors and certain senior executives designated to participate in the plan. Participation under the plan is voluntary. Under the plan, a participant may defer (i) any whole percentage up to 100% of his salary, bonus and/or incentive compensation, (ii) a stated dollar amount of his bonus and/or incentive compensation, or (iii) all of his bonus and/or incentive compensation in excess of a stated dollar amount. A director may elect to defer (i) any whole percentage up to 100% of his director fees, (ii) a stated dollar amount of his director fees, or (iii) all of his director fees in excess of a stated dollar amount. Deferrals under the plan will be credited to a deferral account for the participant. Deferral elections must be made during the 90-day period preceding the first day of the plan year in which the salary, bonus, incentive compensation and/or director fees would otherwise be paid in cash. Individuals who become participants during a plan year may make deferral elections with respect to future salary, director fees, bonus and incentive compensation within 30 days of becoming a participant. Participants may elect to increase, decrease or cease deferral elections with respect to future salary, director fees, bonus and incentive compensation at any time during the plan year. Deferrals will be suspended in the event a participant receives a hardship distribution or a distribution on account of an unforeseeable emergency. For purposes of determining income (or loss) on a participant’s account, a participant’s account will be deemed invested through a self-directed brokerage account in publicly traded mutual funds or cash as the participant may direct. A participant will be fully vested in his deferral account at all times. At the participant’s election, benefits under the plan may be paid in a lump sum or in annual installments. In the event the balance of a participant’s account is less than $10,000, then notwithstanding a participant’s election to the contrary, the participant’s account will be distributed in a lump sum. In the event the amount of any annual installment payable to a participant or beneficiary is less than $5,000, each annual installment amount will be $5,000 until the account is exhausted or the rule governing account balances of less than $10,000 takes effect.

Our Executive Officers

The table below sets forth certain information, as of June 30, 2004, regarding executive officers of BankFinancial Corporation and BankFinancial, F.S.B. other than Mr. Gasior.

Name	Title	Age
James J. Brennan	Executive Vice President, Corporate Secretary and General Counsel	53
Paul A. Cloutier	Executive Vice President and Chief Financial Officer	40
Robert O’Shaughnessy	Executive Vice President and Chief Credit Officer	65
Thad F. Stewart	Executive Vice President and Chief Internal Auditor	42

The table below sets forth certain information, as of June 30, 2004, regarding executive officers of BankFinancial, F.S.B. who are not executive officers of BankFinancial Corporation.

Name	Title	Age
Christa N. Calabrese	Regional President, Northern Region	55
Gregg T. Adams	Executive Vice President, Marketing Division	45
Mark W. Collins	Executive Vice President, Information Systems Division	53
Patricia Smith	Executive Vice President, Human Resources Division	41
Donald F. Stelter	Executive Vice President, General Services Division	51

The Business Background of Our Executive Officers

The business experience for the past five years for each of our executive officers, other than Mr. Gasior, is as follows:

Gregg T. Adams has served as the Executive Vice President of the Marketing and Sales Division of BankFinancial, F.S.B. since 2001, and was the Senior Vice President of the Marketing and Sales Division from 2000 to 2001. Mr. Adams joined BankFinancial, F.S.B. in 1986 and has served in various positions with BankFinancial, F.S.B. and its former real estate subsidiary, Financial Properties, Inc., including as Vice President of Marketing Development.

James J. Brennan has served as the Secretary and General Counsel of BankFinancial, F.S.B., BankFinancial Corporation, a federal corporation, and BankFinancial MHC since 2000. Mr. Brennan also serves as the Executive Vice President of the Corporate Affairs Division. Mr. Brennan was a practicing attorney from 1975 until 2000. Prior to joining BankFinancial, F.S.B. and its parent companies, he was a partner in the law firm of Barack Ferrazzano Kirschbaum Perlman & Nagelberg, Chicago, Illinois, and was the Co-Chairman of the firm’s Financial Institutions Group. Mr. Brennan is also a director of Financial Assurance Services.

Christa N. Calabrese has served as the President of BankFinancial, F.S.B.’s Northern Region since 2001. She served as the Chief Lending Officer of Success National Bank from 1992 to 2001 and during that time held the offices of Executive Vice President and Senior Vice President. Ms. Calabrese was an Asset Specialist with the Resolution Trust Corporation from 1990 to 1992, and held commercial lending positions with several Chicago area community banks from 1969 to 1990.

Paul A. Cloutier, C.P.A. has served as the Chief Financial Officer and Treasurer of BankFinancial, F.S.B. since 1991, and of BankFinancial MHC and BankFinancial Corporation, a federal corporation, since they were formed in 1999. Mr. Cloutier also serves as the Executive Vice President of the Finance Division. He is a registered certified public accountant in the State of Michigan and is a member of the American Institute of Certified Public Accountants. Prior to joining BankFinancial, F.S.B. and its parent companies, he was a Senior Tax Associate with Coopers & Lybrand.

Mark W. Collins has served as the Executive Vice President of the Information Systems Division of BankFinancial, F.S.B. since 2004. Mr. Collins joined BankFinancial, F.S.B. on a full-time basis in 2002 and became a Vice President in the Information Systems Division in 2003. Prior to joining BankFinancial, F.S.B., Mr. Collins was employed in the Information Systems Division of Standard Federal Bank, Chicago, Illinois, and its successor, TCF Bank, from 1972 to 1998, and served as the Director of Information Systems of Standard Federal Bank from 1994 to 1997.

Robert J. O’Shaughnessy has served as the Chief Credit Officer of BankFinancial, F.S.B., BankFinancial MHC and BankFinancial Corporation, a federal corporation, since 1999. Mr. O’Shaughnessy also serves as the Executive Vice President of the Operations Division. Mr. O’Shaughnessy has been actively involved in the banking industry since 1964, including service as chief lending officer and other senior positions with several Chicago area commercial banks, and as the principal in R.J. O’Shaughnessy & Company, a consulting firm that specialized in loan review, the evaluation of credit standards and processes and general bank consulting.

Patricia Smith has served as the Executive Vice President of the Human Resources Division of BankFinancial, F.S.B. since 2002, and was the Senior Vice President of the Human Resources Division from 2001 to 2002. Before joining BankFinancial, F.S.B., Ms. Smith held various human resources positions with Old Kent Bank and with Heritage Bank and its successor, First Midwest Bank.

Donald F. Stelter has served as the Executive Vice President of the General Services Division of BankFinancial, F.S.B. since 2001, and was the Senior Vice President of the General Services Division from 2000 to 2001. Mr. Stelter held various positions with Financial Properties, Inc., a former subsidiary of BankFinancial, F.S.B., between 1987 and 2000, and served as its Senior Vice President from 1996 to 2001. Mr. Stelter is also the President of BF Asset Recovery Corporation, a special asset holding subsidiary of BankFinancial, F.S.B.

Thad F. Stewart has served as the Executive Vice President of the Internal Audit Division of BankFinancial, F.S.B., BankFinancial MHC and BankFinancial Corporation, a federal corporation, since 2001, and as the Senior Vice President of their Internal Audit Division from 1997 to 2001. Prior to joining BankFinancial, F.S.B., Mr. Stewart was an internal audit officer with several Chicago area financial institutions.

Executive Compensation

Summary Compensation Table. The following table sets forth certain information as to the total remuneration paid by BankFinancial, F.S.B. to its Chief Executive Officer, as well as to the four most highly compensated executive officers of BankFinancial, F.S.B. (other than the Chief Executive Officer) who received salary and accrued bonus in excess of $100,000 for the year ending December 31, 2003. Each of the individuals listed in the table below are referred to as Named Executive Officers.

					Long-Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year Ended 12/31(1)	Salary	Bonus	Other Annual Compensation (2)	Restricted Stock Awards	Options/ SARS (#)	LTIP Payouts	All Other Compensation(3)
F. Morgan Gasior Chairman of the Board, President and Chief Executive Officer	2003	$365,619	$48,900	$—	$—	—	$—	$10,000

James J. Brennan Executive Vice President, Corporate Secretary and General Counsel	2003	$273,498	$41,250	$—	$—	—	$—	$10,000

Paul A. Cloutier Executive Vice President and Chief Financial Officer	2003	$228,849	$11,500	$—	$—	—	$—	$10,000

Robert O’Shaughnessy Executive Vice President and Chief Credit Officer	2003	$217,342	$32,775	$—	$—	—	$—	$10,000

Christa Calabrese Regional President	2003	$191,467	$25,000	$—	$—	—	$—	$10,000

(1)	Summary compensation information is excluded for the years ended December 31, 2002 and 2001, as BankFinancial Corporation was not a public company during those periods.
(2)	BankFinancial, F.S.B. also provides certain members of senior management with club membership dues, a car allowance and certain other personal benefits. The aggregate value of such personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each officer.
(3)	Represents BankFinancial, F.S.B.’s contributions pursuant to the BankFinancial and Subsidiaries Associate Investment Plan.

Employment Agreements. BankFinancial, F.S.B. has previously entered into, and BankFinancial Corporation plans to enter into, employment agreements with each of Messrs. Gasior, Brennan, Cloutier and O’Shaughnessy. In addition, in August 2004, following the expiration of her existing employment agreement, BankFinancial, F.S.B. entered into a new employment agreement with Ms. Calabrese which is substantially similar to the employment agreements for its other named executive officers. The employment agreements each have, or will have, a term of 36 months. On the first anniversary date of the employment agreements and each anniversary date thereafter, each employment agreement may be extended for an additional year at the discretion of the Board of Directors, so that the remaining term will be 36 months. Under the employment agreements, BankFinancial, F.S.B. will pay the executives the base salary reflected in the payroll records, subject to discretionary increases by the Board of Directors. The 2004 base salary for Messrs. Gasior, Brennan, Cloutier and O’Shaughnessy is $375,000, $280,000, $234,000 and $240,000, respectively, and for Ms. Calabrese the 2004 base salary is $204,500. The employment agreements provide that the base salary may be increased but not decreased. The employment agreements also provide that the executive officer is entitled to an automobile or an automobile allowance, the payment of designated club dues and to participate with other executive officers in incentive compensation and discretionary bonuses declared by the Board. In addition to base salary and bonus, the employment agreements provide for, among other things, participation in a Section 125 cafeteria plan, group medical, dental, vision, disability and life insurance plans, referred to as the core plans, 401(k) plan and other employee and fringe benefits applicable to executive personnel. During the employment period, we have provided each executive officer with a supplemental disability insurance policy that pays 60% of the executive officer’s base salary for the remaining term of the agreement in the event the executive officer is terminated due to disability. If an executive officer becomes disabled, our obligation to pay his or her base salary shall be reduced proportionately by the disability payments made to the executive officer under the disability policy and under the federal social security system. Each executive officer is responsible for paying the premiums and we will provide him or her with an annual allowance sufficient, on an after-tax basis, to equal the premium payments. Also, in addition to the life insurance benefits provided to regular full-time employees, a supplemental life insurance policy has been or will be provided to each insurable executive officer under the agreements which would pay not less than three times an executive officer’s base salary in the event of the executive officer’s death. The executive officer is the owner of the policy and will receive an annual allowance sufficient to cover the cost of such insurance. In the event of an executive officer’s death during the term of the employment agreement, any base salary payments required of BankFinancial, F.S.B. upon the death of the employee will, assuming a supplemental life insurance policy has been obtained, be discharged by the payments to the executive officer’s designated beneficiary under the supplemental insurance policies. If a supplemental life insurance policy on the executive’s life has not been obtained, such payments will be made by BankFinancial, F.S.B. in accordance with the employment agreement. The agreements provide for termination for cause at any time. In the event of termination for cause, the executive officer will receive the unpaid balance of his or her base salary, referred to as earned salary, through the effective date of termination of employment.

In the event of termination of employment due to disability, the executive officer will be entitled to his or her earned salary, the prorated annual average of any cash incentive compensation and bonus that the executive officer received during the preceding two fiscal years, referred to as prorated incentive compensation, the prorated employer matching 401(k) plan contribution that the executive officer would be entitled to receive for the current year, referred to as accrued plan contribution, the base salary he would have received from the effective date of termination through the date the employment period would have expired if his employment had not sooner terminated due to disability which will be offset by the disability insurance and federal social security disability payments referenced above, and continued coverage under the core plans through the date the employment period would have expired, subject to the executive officer’s continued payment of the costs and contributions for which he is responsible.

In the event the executive officer’s employment is terminated due to death, his surviving spouse and minor children, if any, will be entitled to the same coverage under the core plans that the executive officer would have been provided if his employment had terminated due to disability. In addition, the executive officer’s estate or trust, as applicable, will be entitled to the base salary the executive officer would have been paid through the date the employment period would have expired if the executive officer’s employment had not been sooner terminated due to death. If a supplemental life insurance policy has been obtained on the life of the executive, BankFinancial, F.S.B.’s and/or BankFinancial Corporation’s obligation to make such payments will be fully discharged by the death benefits payments under the supplemental life insurance policy purchased for each executive officer. Except with respect to coverage under the core plans, BankFinancial, F.S.B. will generally have no obligation to pay or provide executive officer’s estate, surviving spouse, or minor children with any other compensation or benefits on account of executive officer’s death.

In the event the executive officer’s employment is terminated without cause by BankFinancial, F.S.B. or BankFinancial Corporation, BankFinancial, F.S.B. and/or BankFinancial Corporation will pay the executive officer his or her earned salary, prorated incentive compensation, accrued plan contribution, continued coverage under the core plans for 36 months, subject to the executive officer’s payment of costs and contributions for which he or she is responsible, and an amount equal to three times his or her average annual compensation. Payment of benefits will be made in installments over 36 months, however, BankFinancial, F.S.B. has the right to elect to make a discounted lump sum payment.

Under the employment agreements, the executive officer may terminate his or her employment for good reason by giving notice within 60 days after the event giving rise to the right to terminate employment. “Good reason” generally includes our (i) decision not to re-elect or failure to re-elect the executive officer to his present position; (ii) failure to extend the executive officer’s employment period on the anniversary date for an additional year so that the remaining term of the employment agreement will be 36 months; (iii) relocation of the executive officer’s principal place of employment by more than a specified distance; (iv) reduction in the executive officer’s base salary or a material reduction in the benefits the executive officer is entitled to; (v) liquidation or dissolution of BankFinancial, F.S.B. or BankFinancial Corporation; (vi) material uncured breach of the employment agreement; and (vii) with respect to the BankFinancial Corporation employment agreement, the occurrence of a change in control of BankFinancial Corporation. With respect to Mr. Gasior’s employment agreement, “good reason” also includes the failure to elect or re-elect him as chairman of the board of BankFinancial, F.S.B., a change in the composition of the board of directors of the Bank such that the current directors no longer constitute a majority of the board other than in certain circumstances where the new board is nominated or appointed by the existing board, or a significant reduction in the scope of his duties, powers, privileges, authority or responsibilities. In the event an executive officer’s employment is terminated for good reason, he will receive the same amounts and the same coverage under the core plans that he would have received if his employment had been terminated without cause. In the event the executive officer terminates his employment by resignation other than due to good reason, he will be entitled to his earned salary through the date of termination.

The executive officer is required under the employment agreement to execute a general release in consideration for any severance amounts. The executive officer also agrees not to compete with us for six months after termination or during the period that severance amounts are paid, if longer. In addition, the executive officer agrees not to solicit our customers, their business or our employees for 18 months, which may be reduced in certain circumstances. Payment of benefits under the employment agreement may be made in installments or in a lump sum discounted to present value in the case of future cash payments, as determined by BankFinancial, F.S.B. Benefits under the BankFinancial, F.S.B. agreement may be reduced to avoid constituting an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The employment agreements between Messrs. Gasior, Brennan, Cloutier and O’Shaughnessy and BankFinancial, F.S.B. and between such executives and BankFinancial Corporation are substantially similar, provided, however, the BankFinancial Corporation agreements do not include a cutback provision for Section 280G purposes. Any severance payment or benefit payment made under the BankFinancial, F.S.B. employment agreement will reduce, to the extent of the payment, any similar payment under the BankFinancial Corporation employment agreement.

BankFinancial, F.S.B. has also entered into employment agreements with eight other officers and our subsidiary Financial Assurance Services has entered into an employment agreement with one of its officers. BankFinancial, F.S.B. also intends to enter into employment agreements with two other officers, and Financial Assurance Services intends to enter into an employment agreement with one other officer. Each such agreement has a term of 24 months and on the anniversary date thereof can be extended for an additional 12 months so that the remaining term will be 24 months. Each such agreement contains substantially similar terms to the employment agreements described above except for the term of coverage. In addition, the failure to extend the executive officer’s employment period on the anniversary date for an additional year will not constitute good reason for an executive to terminate and receive payment under the employment agreement. If executive officer is terminated due to disability, BankFinancial, F.S.B. will pay the executive officer his or her earned salary, accrued plan contribution, base salary through the remainder of the employment period, subject to reduction for payments under the supplemental disability insurance policy acquired pursuant to the employment agreement and for federal social security disability payments, and coverage under the core plans through the remainder of the employment period. Similarly, if the executive officer’s termination is due to the executive officer’s death, BankFinancial, F.S.B. will make the same payments to his surviving spouse and minor children, if any, including coverage under the core plans, as described above, for the remainder of the two year employment period, however, our obligation to make continuing base salary payments will be wholly offset by the death benefit payments made under any supplemental life insurance policy that was acquired or caused to be acquired by BankFinancial, F.S.B., or its subsidiary Financial Assurance Services, as applicable. If the executive officer is terminated without cause or in the event the executive officer voluntarily terminates for good reason, BankFinancial, F.S.B. will pay the executive officer the same compensation that would be provided in the event of termination due to disability, including continued coverage under the core plans for the remainder of the employment period. Under these employment agreements, in the event of termination for cause, BankFinancial, F.S.B. will pay the executive officer his or her earned salary through the effective date of termination of employment. We may enter into additional employment agreements in the future, depending on our growth, any acquisitions that we may complete and promotions of our employees, among other factors.

The BankFinancial, F.S.B. employment agreements provide the covered executives with indemnification to the maximum extent permitted under federal law, and the BankFinancial Corporation employment agreements provide the four covered executive officers with indemnification to the maximum extent permitted under the Maryland General Corporation Law, provided, that in the case of the latter employment agreements, BankFinancial Corporation will not be obligated to pay or advance any amounts otherwise indemnifiable or payable to the extent the executive officer has actually received payment under any insurance policy or other contract or agreement to which he or she is a party.

Employee Stock Ownership Plan and Trust. We intend to implement an employee stock ownership plan in connection with the offering. The Board of Directors of BankFinancial, F.S.B. has adopted the employee stock ownership plan effective as of January 1, 2005. Employees with at least one year of employment with BankFinancial, F.S.B. are eligible to participate. As part of the offering, the employee stock ownership plan trust intends to borrow funds from BankFinancial Corporation and use those funds to purchase a number of shares equal to 8% of the common stock sold in the offering. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from BankFinancial, F.S.B. through discretionary contributions to the employee stock ownership plan over a period of up to twenty years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate for the loan will be equal to the prime rate plus 100 basis points, adjustable every five years. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will become fully vested upon completion of five years of credited service, with credit given to participants for years of credited service with BankFinancial, F.S.B. prior to the adoption of the plan. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. BankFinancial, F.S.B.’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. The employee stock ownership plan will terminate in the event of a change in control.

Transactions with Certain Related Persons

BankFinancial. F.S.B. does not currently extend credit to its executive officers and directors or any organization considered a related interest or affiliate under federal law, and no such loans were outstanding as of June 30, 2004.

Patrick J. Hartnett, in addition to his duties as a Director of BankFinancial, F.S.B., BankFinancial Corporation and BankFinancial MHC, is a partner of the law firm of Hartnett & Hartnett, which provides legal services to BankFinancial, F.S.B. During the year ended December 31, 2003, BankFinancial, F.S.B. paid Hartnett & Hartnett legal fees of $28,700.

Benefits to be Considered Following Completion of the Conversion

Stock Option Plan. We intend to request stockholder approval of a stock option plan no earlier than six months after the completion of the conversion. If approved by the stockholders, the new stock option plan would, if adopted within one year of the conversion, reserve an amount equal to 10% of the shares of common stock sold in the offering for issuance upon exercise of stock options. 10% of the shares of common stock issued in the offering would amount to 1,572,500 shares, 1,850,000 shares, 2,127,500 shares and 2,446,625 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. If we adopt the stock option plan after one year following the completion of the conversion, we may grant options in an amount greater than 10% of the shares of common stock sold in the offering, although such plan, including the amount reserved under such plan, may remain subject to supervisory restrictions. We have not yet determined whether we will present this plan for stockholder approval within 12 months following the completion of the conversion or whether we will present this plan for stockholder approval more than 12 months following the completion of the conversion. No options would be granted under the new stock option plan until stockholder approval of the plan is received. In the event that shares underlying options come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 9.1% of their ownership interest in BankFinancial Corporation at the midpoint of the offering range.

The exercise price of the options granted under the new stock option plan will be equal to the fair market value of BankFinancial Corporation common stock on the date of grant of the stock options. If the stock option plan is adopted within one year following the conversion, options may vest no faster than 20% per year beginning 12 months after the date of grant. Options granted under the stock option plan would be adjusted for capital changes such as stock splits and stock dividends. Awards will be 100% vested upon termination of employment due to death, disability or following a change in control, and if the stock option plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement. Under Office of Thrift Supervision regulations, if the stock option plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan and all non-employee directors as a group may receive in the aggregate no more than 30% of the awards under the plan.

The stock option plan would be administered by a committee of non-employee members of BankFinancial Corporation’s Board of Directors. Options granted under the stock option plan to employees may be “incentive” stock options, which are designed to result in a beneficial tax treatment to the employee but no tax deduction to BankFinancial Corporation. Non-qualified stock options may also be granted to employees under the stock option plan, and will be granted to the non-employee directors who receive stock options. In the event an option recipient terminated his or her employment or service as an employee or director, the options would terminate after certain specified periods following termination.

Stock Recognition and Retention Plan. We intend to request stockholder approval of a new stock recognition and retention plan, no earlier than six months after the completion of the conversion. If approved by stockholders, the new stock recognition and retention plan would, if adopted within one year of the conversion, reserve an amount equal to 4% of the shares of common stock sold in the offering, or 629,000 shares, 740,000 shares, 851,000 shares and 978,650 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. If we adopt the recognition and retention plan after one year following the completion of the conversion, we may grant shares in an amount greater than 4% of the shares of common stock sold in the offering, although such plan, including the amount granted under such plan, may remain subject to supervisory restrictions. We have not yet determined whether we will present this plan for stockholder approval within 12 months following the completion of the conversion or whether we will present this plan for stockholder approval more than 12 months following the completion of the conversion. We must recognize an expense for shares of common stock awarded over their vesting period at the fair market value of the shares on the date they are awarded. The recipients will be awarded shares of common stock under the stock recognition and retention plan at no cost to them. No awards would be made under the stock recognition and retention plan until the plan is approved by stockholders. If the shares awarded under the stock recognition and retention plan come from authorized but unissued shares of the common stock totaling 4% of the shares sold in the offering, stockholders would experience dilution of approximately 3.8% in their ownership interest in BankFinancial Corporation at the midpoint of the offering range.

Awards granted under the stock recognition and retention plan would be nontransferable and nonassignable. Under Office of Thrift Supervision regulations, if the stock recognition and retention plan is adopted within one year following the conversion, the shares of common stock which are subject to an award may vest no faster than 20% per year beginning 12 months after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Awards would be 100% vested upon termination of employment or service due to death, disability or following a change in control, and if the stock recognition and retention plan is adopted more than one year after the conversion, awards also would be 100% vested upon normal retirement. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service were to terminate for cause, which term would be defined in the plan, unvested shares would be forfeited. Under Office of Thrift Supervision rules, if the stock recognition and retention plan is adopted within one year of the conversion, no individual officer may receive more than 25% of the awards under the plan, no non-employee director may receive more than 5% of the awards under the plan, and all non-employee directors as a group may receive no more than 30% of the awards under the plan in the aggregate.

The recipient of an award will recognize income equal to the fair market value of the stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed earlier. The amount of income recognized by the recipient would be a deductible expense of BankFinancial Corporation for tax purposes.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock purchases by each of the directors and executive officers of BankFinancial, F.S.B. and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to purchase in the offering an aggregate of $3.8 million of common stock, equal to 2.4%, 2.1%, 1.8% and 1.6% of the number of shares of common stock to be sold in the offering at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering.

Name	Number of Shares (1)	Aggregate Purchase Price (1)	Percent at Midpoint
F. Morgan Gasior	50,000	$500,000	*%
Dr. Kenneth Cmiel	1,000	10,000	*
Patrick I. Hartnett	5,000	50,000	*
John M. Hausmann, C.P.A.	50,000	500,000	*
Sherwin R. Koopmans	20,000	200,000	*
Joseph A. Schudt	50,000	500,000	*
Terry R. Wells	12,000	120,000	*
Glen R. Wherfel, C.P.A	10,000	100,000	*
Gregg T. Adams	10,000	100,000	*
James J. Brennan	50,000	500,000	*
Christa N. Calabrese	3,000	30,000	*
Paul A. Cloutier	25,000	250,000	*
Mark W. Collins	25,000	250,000	*
Robert O’Shaughnessy	50,000	500,000	*
Patricia Smith	5,000	50,000	*
Donald F. Stelter	12,500	125,000	*
Thad F. Stewart	1,000	10,000	*

All directors and executive officers as a group	379,500	$3,795,000	2.1%

*	Less than 1%.
(1)	Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which, would be considered an associate of the named individuals under the Plan of Conversion.

THE CONVERSION; PLAN OF DISTRIBUTION

The Boards of Directors of BankFinancial Corporation and BankFinancial MHC have approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by the members of BankFinancial MHC (depositors and certain borrowers of BankFinancial, F.S.B.). A special meeting of members has been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

General

The respective Boards of Directors of BankFinancial MHC and BankFinancial Corporation adopted the plan of conversion and reorganization on August 25, 2004. Pursuant to the plan of conversion and reorganization, our organization will convert from the mutual holding company form of organization to the fully stock form and we will sell shares of common stock to the public in our offering. BankFinancial MHC, the mutual holding company parent of BankFinancial Corporation, will be merged into BankFinancial, F.S.B., and BankFinancial MHC will no longer exist. BankFinancial Corporation, which owns 100% of BankFinancial, F.S.B., will be succeeded by a new Maryland corporation with the same name. When the conversion is completed, all of the capital stock of BankFinancial, F.S.B. will be owned by BankFinancial Corporation, our newly formed Maryland holding company, and all of the common stock of BankFinancial Corporation will be owned by public stockholders.

We intend to retain between $77.4 million and $104.9 million of the net proceeds of the offering, or $120.7 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds to BankFinancial, F.S.B. The conversion will be consummated only upon the issuance of at least 15,725,000 shares of our common stock offered pursuant to the plan of conversion and reorganization.

The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including the employee stock ownership plan and Associate Investment Plan (401(k) plan), supplemental eligible account holders and other members (depositors and certain borrowers of BankFinancial, F.S.B.). If all shares are not subscribed for in the subscription offering, we may, at our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in the Illinois counties of Cook, DuPage, Lake and Will.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Office of Thrift Supervision. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated consolidated pro forma market value of BankFinancial Corporation. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each branch office of BankFinancial, F.S.B. and at the Southeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to BankFinancial MHC’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See “Where You Can Find Additional Information.”

Reasons for the Conversion

The primary reasons for the conversion and related stock offering are:

•	to provide additional financial resources to pursue future acquisition opportunities and limited de novo branching opportunities;

•	to support our internal growth through lending in communities we serve or may serve in the future;

•	to enhance our existing products and services and to support the development of new products and services;

•	to improve our overall competitive position;

•	to repay term debt we incurred to acquire Success Bancshares and to fund the redemption of the trust preferred securities that we assumed from Success Bancshares in 2003;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock; and

•	to retain and attract qualified personnel by establishing stock benefit plans for management and employees, including a stock option plan, a recognition and retention plan and an employee stock ownership plan.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions. Our current mutual holding company structure limits our ability to offer shares of our common stock as consideration for a merger or acquisition since BankFinancial MHC is required to own a majority of our shares of common stock. Potential sellers often want stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

We have no current arrangements or agreements to acquire other banks, thrifts and financial service companies or branch offices. However, we have had, and intend to continue to have, discussions with local financial institutions to determine whether they would be interested in exploring the possibility of our acquiring them after the offering is completed and we have sufficient capital resources to fund an acquisition. In addition, we have participated in, and intend to continue to participate in, sales processes initiated on behalf of local financial institutions that have made a decision to explore the possibility of a sale. We have also explored, and intend to continue to explore, the possibility of acquiring local financial service companies, insurance agencies and engaging in limited de novo branching. We are presently investigating the feasibility of establishing a small number of de novo branches in the Chicago metropolitan area, but have no current plans to engage in extensive de novo branching. On a long-term basis, we may consider the establishment of de novo branches or the acquisition of financial institutions in other Midwestern states. There can be no assurance that we will be able to consummate any acquisition or establish any new branches. See “Risk Factors—Our Ability to Successfully Conduct Acquisitions Will Affect Our Ability to Grow Our Franchise and Compete Effectively in Our Marketplace.”

Approvals Required

The affirmative vote of a majority of the total eligible votes of the members of BankFinancial MHC at the special meeting of members is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of BankFinancial MHC will also be approving the merger of BankFinancial MHC into BankFinancial, F.S.B. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval.

A special meeting of members to consider and vote upon the plan of conversion and reorganization has been set for January 6, 2005.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, the normal business of BankFinancial, F.S.B. of accepting deposits and making loans will continue without interruption. BankFinancial, F.S.B. will continue to be a federally chartered savings bank and will continue to be regulated by the Office of Thrift Supervision. After the conversion, BankFinancial, F.S.B. will continue to offer existing services to depositors, borrowers and other customers. The directors serving BankFinancial Corporation, a federal corporation, at the time of the conversion will be the directors of BankFinancial Corporation, a Maryland corporation, after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of BankFinancial, F.S.B. at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from BankFinancial, F.S.B. will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all depositors and certain borrowers of BankFinancial, F.S.B. are members of, and have voting rights in, BankFinancial MHC as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members of BankFinancial MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in BankFinancial, F.S.B. will be vested in BankFinancial Corporation as the sole stockholder of BankFinancial, F.S.B. The stockholders of BankFinancial Corporation will possess exclusive voting rights with respect to BankFinancial Corporation common stock.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to BankFinancial MHC, BankFinancial Corporation, members of BankFinancial MHC, eligible account holders, supplemental eligible account holders, or BankFinancial, F.S.B. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in BankFinancial, F.S.B. has both a deposit account in BankFinancial, F.S.B. and a pro rata ownership interest in the net worth of BankFinancial MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of BankFinancial MHC and BankFinancial, F.S.B. Any depositor who opens a deposit account obtains a pro rata ownership interest in BankFinancial MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of BankFinancial MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that BankFinancial MHC and BankFinancial, F.S.B. are completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of BankFinancial MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that BankFinancial, F.S.B. were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the “liquidation account” to depositors as of March 31, 2003 and September 30, 2004 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to BankFinancial Corporation as the holder of BankFinancial, F.S.B.’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. BankFinancial, F.S.B. and BankFinancial Corporation have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial will receive a fee of $90,000, and will be reimbursed for its expenses. RP Financial will receive an additional fee of $10,000 for each update to the valuation appraisal. BankFinancial, F.S.B. and BankFinancial Corporation have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, subject to valuation adjustments applied by RP Financial to account for differences between BankFinancial Corporation and the peer group. RP Financial placed the greatest emphasis on the price-to-core earnings and price-to-book value approaches in estimating pro forma market value.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the consolidated financial statements of BankFinancial Corporation, a federal corporation. RP Financial also considered the following factors, among others:

•	the present results and financial condition of BankFinancial MHC, and the projected results and financial condition of BankFinancial Corporation, a Maryland corporation;

•	the economic and demographic conditions in BankFinancial, F.S.B.’s existing market area;

•	certain historical, financial and other information relating to BankFinancial, F.S.B.;

•	a comparative evaluation of the operating and financial characteristics of BankFinancial, F.S.B. with those of other similarly situated publicly traded savings institutions located in the State of Illinois, and other states in the Midwest United States;

•	the aggregate size of the offering of the shares of common stock;

•	the impact of the conversion and the offering on BankFinancial Corporation’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of BankFinancial Corporation; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in RP Financial’s independent valuation were certain assumptions as to the pro forma earnings of BankFinancial Corporation after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the recognition and retention plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of October 29, 2004, the estimated pro forma market value of BankFinancial Corporation ranged from $157.3 million to $212.8 million, with a midpoint of $185.0 million. The Board of Directors of BankFinancial Corporation decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 15,725,000 shares, the midpoint of the offering range will be 18,500,000 shares and the maximum of the offering range will be 21,275,000 shares, or 24,466,250 if the maximum amount is adjusted because of demand for shares or changes in market conditions.

The following table presents a summary of selected pricing ratios for BankFinancial Corporation and our peer group companies identified by RP Financial. Our pro forma price-to-core earnings multiple is annualized based on earnings for the twelve months ended September 30, 2004, while information for the peer group companies is based on earnings for the twelve months ended September 30, 2004 or the latest available trailing twelve-month period. All other information presented is as of September 30, 2004. Compared to the average pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 85.2% on a price-to-core earnings basis, a discount of 41.9% on a price-to-book basis and a discount of 43.3% on a price-to-tangible book basis. The pricing ratios result from our generally having higher levels of equity but lower earnings than the companies in the peer group. Our board of directors, in reviewing and approving the valuation, considered the range of price-to-core earnings multiples and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. Instead, the appraisal concluded that these ranges represented the appropriate balance of the two approaches to valuing BankFinancial Corporation, and the number of shares to be sold, in comparison to the peer group institutions. Specifically, in approving the valuation, the board believed that BankFinancial Corporation would not be able to sell its shares at a price-to-book value that was in line with the peer group without unreasonably exceeding the identified peer group on a price-to-core earnings basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion and offering.

	Pro forma price-to-core earnings multiple		Pro forma price-to-book value ratio	Pro forma price-to-tangible book value ratio
BankFinancial Corporation
Maximum	39.51	x	76.62%	82.94%
Minimum	30.81		68.58	75.56

Valuation of peer group companies as of October 29, 2004
Averages	21.33	x	131.95%	146.20%
Medians	19.64		128.69	143.04

RP Financial did not consider our price-to-earnings multiple meaningful, as we reported a net loss for the period reviewed by RP Financial. Instead, RP Financial calculated an estimate of our core earnings by excluding the effects on our earnings of other-than-temporary losses we recognized as of June 30, 2004 on preferred securities issued by two federal government-sponsored entities, Fannie Mae and Freddie Mac, and gains on the sale of securities and loans. RP Financial then calculated our price-to-core earnings multiples presented in the above table based upon its calculation of our estimated core earnings.

RP Financial estimated our core earnings for the twelve months ended September 30, 2004 as follows:

Amount
(In thousands)
Net income	$(4,051)
Add back: Loss on impairment of securities held for sale (1)	9,018
Less: Gain on sale of assets (1)	(642)

Estimated core earnings	$4,325

(1)	Calculated after tax at an effective combined federal and state tax rate of 39.7%.

The Board of Directors of BankFinancial Corporation reviewed the independent valuation and, in particular, considered the following:

•	BankFinancial MHC’s financial condition and results of operations;

•	comparison of financial performance ratios of BankFinancial MHC to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of BankFinancial MHC or BankFinancial, F.S.B. or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of BankFinancial Corporation to less than $157.3 million or more than $244.7 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to BankFinancial Corporation’s registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers BankFinancial, F.S.B. as a going concern and should not be considered as an indication of the liquidation value of BankFinancial, F.S.B. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $244.7 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 24,466,250 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $244.7 million and a corresponding increase in the offering range to more than 24,466,250 shares, or a decrease in the minimum of the valuation range to less than $157.3 million and a corresponding decrease in the offering range to fewer than 15,725,000 shares, then we will promptly return with interest at BankFinancial, F.S.B.’s passbook savings rate of interest all funds previously delivered to us to purchase shares of common stock and and cancel deposit account withdrawal authorizations, and, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will promptly cancel deposit account withdrawal authorizations and return all funds received to subscribers as described above. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and BankFinancial Corporation’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and BankFinancial Corporation’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at the main office of BankFinancial, F.S.B. and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each BankFinancial, F.S.B. depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on March 31, 2003 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to 50,000 shares of our common stock or, if greater, 15 times the number of subscription shares offered multiplied by the aggregate Qualifying Deposit account balances of the Eligible Account Holder divided by the aggregate Qualifying Deposit account balances of all Eligible Account Holders. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on March 31, 2003. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of BankFinancial Corporation or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding March 31, 2003.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, including our employee stock ownership plan and Associate Investment Plan (401(k) plan), will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each BankFinancial, F.S.B. depositor with a Qualifying Deposit on September 30, 2004 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to 50,000 shares of common stock or, if greater, 15 times the number of subscription shares offered multiplied by the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder divided by the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at September 30, 2004. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans and Supplemental Eligible Account Holders, each depositor of BankFinancial, F.S.B. on the voting record date of November 8, 2004 and each borrower as of January 1, 1999 whose borrowings remain outstanding as of November 8, 2004 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member whose order remains unfilled.

Expiration Date. The Subscription Offering will expire at 12:00 noon, Central time, on December 20, 2004, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor or borrower can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

We will not execute orders until we received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 15,725,000 shares within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at BankFinancial, F.S.B.’s passbook savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted by the Office of Thrift Supervision, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at BankFinancial, F.S.B.’s passbook savings rate and all deposit account withdrawal authorizations will be canceled. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Extensions may not go beyond January 6, 2007, which is two years after the special meeting of members of BankFinancial MHC to vote on the conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with a preference to natural persons residing in the Illinois counties of Cook, DuPage, Lake and Will.

Subscribers in the community offering may purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Illinois counties of Cook, DuPage, Lake and Will, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the Illinois counties of Cook, DuPage, Lake and Will whose orders remain unsatisfied based on the size of the unfilled order of each such person relative to the size of the aggregate unfilled orders of other natural persons residing in the Illinois counties of Cook, DuPage, Lake and Will. In addition, orders received for shares of common stock in the community offering will first be filled up to a maximum of two percent of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Illinois counties of Cook, DuPage, Lake and Will, has a present intent to remain within this community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin during or after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering. BankFinancial Corporation may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond February 3, 2005. If we have not received orders to purchase 15,725,000 shares by February 3, 2005, all funds delivered to us will be returned promptly to the subscribers with interest at BankFinancial, F.S.B.’s passbook savings rate and all withdrawal authorizations will be canceled. If an extension is granted by the Office of Thrift Supervision, we will notify purchasers of the extension of time and of the rights of purchasers to place a new stock order for a specified period of time. These extensions may not go beyond January 6, 2007, which is two years after the special meeting of members of BankFinancial MHC to vote on the conversion.

Syndicated Community Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill, acting as our agent. In such capacity, Sandler O’Neill may form a syndicate of other broker-dealers. Neither Sandler O’Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Purchasers in the syndicated community offering are eligible to purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” We may begin the syndicated community offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may do any of the following: terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	No person may purchase fewer than 25 shares of common stock or generally more than 50,000 shares;

•	Our tax-qualified stock benefit plans, including our employee stock ownership plan and Associate Investment Plan (401(k) plan) may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

•	Except for the tax-qualified employee benefit plans, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 75,000 shares in all categories of the offering combined; and

•	The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate may not exceed 25% of the shares issued in the offering.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of BankFinancial MHC, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Illinois counties of Cook, DuPage, Lake and Will.

The term “associate” of a person means:

(1)	any corporation or organization, other than BankFinancial Corporation, BankFinancial, F.S.B. or a majority-owned subsidiary of BankFinancial, F.S.B., of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of BankFinancial Corporation or BankFinancial, F.S.B.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of BankFinancial Corporation or BankFinancial, F.S.B. and except as described below. Any purchases made by any associate of BankFinancial Corporation or BankFinancial, F.S.B. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the National Association of Securities Dealers, Inc., members of the National Association of Securities Dealers and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of BankFinancial Corporation.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

We have engaged Sandler O’Neill, a broker-dealer registered with the National Association of Securities Dealers, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O’Neill will assist us in the offering as follows:

•	consulting as to the securities marketing implications of any aspect of the plan of conversion or any related corporate documents;

•	reviewing with our Board of Directors the securities marketing implications of the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting us in scheduling and preparing for meetings with potential investors and broker-dealers; and

•	providing such other general advice and assistance we may request to promote the successful completion of the offering.

For these services, Sandler O’Neill will receive a fee of 0.90% of the aggregate dollar amount of the common stock sold in the subscription and community offerings if the conversion is consummated, excluding in each case shares purchased by our tax qualified employee benefit plans and shares purchased by our directors, officers and employees and their immediate families. For these services, we have made an advance payment of $25,000 to Sandler O’Neill and will make another advance payment of $25,000 when the subscription offering commences.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill. In such capacity, Sandler O’Neill may form a syndicate of other broker-dealers. Neither Sandler O’Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Sandler O’Neill and other NASD member firms in the syndicated community offering will not exceed 6.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Sandler O’Neill for its reasonable out-of-pocket expenses (including legal fees and expenses) associated with its marketing effort, up to a maximum of $50,000 unless otherwise agreed by us. If the plan of conversion is terminated or if Sandler O’Neill’s engagement is terminated in accordance with the provisions of the agreement, Sandler O’Neill will only receive reimbursement of its reasonable out-of-pocket expenses and will return any amounts paid or advanced by us in excess of these expenses. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

In addition, we have engaged Sandler O’Neill to act as conversion agent in connection with the offering. In its role as conversion agent, Sandler O’Neill will assist us in the offering as follows:

(i)	consolidation of accounts and development of a central file;

(ii)	preparation of order and/or request forms;

(iii)	organization and supervision of our Stock Information Center; and

(iv)	subscription services.

For these services, Sandler O’Neill will receive a fee of $35,000 and reimbursement for its reasonable out-of-pocket expenses.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of BankFinancial, F.S.B. may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of BankFinancial, F.S.B.’s Burr Ridge office facility apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 12:00 noon, Central time, on December 20, 2004, unless we extend it for up to 45 days, with the approval of the Office of Thrift Supervision, if required. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond February 3, 2005 would require the Office of Thrift Supervision’s approval. All funds delivered to us to purchase shares of common stock in the offering would be returned promptly to the subscribers with interest at BankFinancial, F.S.B.’s passbook savings rate and all deposit account withdrawal authorizations would be canceled. Potential purchasers would be given the right to place new orders for common stock. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, we will promptly return all funds previously delivered to us to purchase shares of common stock with interest at BankFinancial, F.S.B.’s passbook savings rate and all deposit account withdrawal authorizations will be canceled. Subscribers may be resolicited with the approval of the Office of Thrift Supervision.

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at BankFinancial, F.S.B. or at another insured depository institution and will earn interest at our passbook savings rate from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at BankFinancial, F.S.B.’s passbook savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to 12:00 noon, Illinois time, on December 20, 2004. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to December 20, 2004 will not entitle you to purchase shares of common stock unless we receive the envelope by December 20, 2004. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center or by overnight delivery to the indicated address on the order form. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by BankFinancial, F.S.B. or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to BankFinancial Corporation; or

(2)	authorization of withdrawal from BankFinancial, F.S.B. deposit accounts designated on the order form.

Appropriate means for designating withdrawals from deposit accounts at BankFinancial, F.S.B. are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at BankFinancial, F.S.B. and/or another insured depository institution and will earn interest at BankFinancial, F.S.B.’s passbook savings rate from the date payment is received until the offering is completed or terminated.

You may not use a check drawn on a BankFinancial, F.S.B. line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to BankFinancial Corporation. Please provide a check instead of designating a direct withdrawal from BankFinancial, F.S.B. accounts with check-writing privileges, because we cannot place holds on checking accounts. If you request that we do so, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, BankFinancial, F.S.B.’s individual retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a BankFinancial, F.S.B. individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your BankFinancial, F.S.B. individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or BankFinancial Corporation to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit BankFinancial, F.S.B. from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and BankFinancial, F.S.B. checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

If you have any questions regarding the offering, please call or visit our Stock Information Center, toll free, at 1-(            )         -                , from 10:00 a.m. to 4:00 p.m., Central time, Monday through Friday. The Stock Information Center is located at our main office, 15W060 North Frontage Road, Burr Ridge, Illinois. The Stock Information Center will be closed weekends and bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of BankFinancial Corporation prior to the conversion, all claims of creditors of BankFinancial Corporation, including those of depositors of BankFinancial, F.S.B. (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of BankFinancial Corporation remaining, these assets would be distributed to stockholders, including BankFinancial MHC. In the unlikely event that BankFinancial MHC and BankFinancial Corporation liquidated prior to the conversion, all claims of their creditors would be paid first. Then, if there were any assets of BankFinancial MHC remaining, members of BankFinancial MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in BankFinancial, F.S.B. immediately prior to liquidation. In the unlikely event that BankFinancial, F.S.B. were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to BankFinancial Corporation as the holder of BankFinancial, F.S.B. capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of BankFinancial MHC as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with BankFinancial, F.S.B. after the conversion with a liquidation interest in the unlikely event of the complete liquidation of BankFinancial, F.S.B. after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at BankFinancial, F.S.B., would be entitled, on a complete liquidation of BankFinancial, F.S.B. after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of BankFinancial Corporation. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in BankFinancial, F.S.B. on March 31, 2003 and September 30, 2004, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on March 31, 2003 or September 30, 2004, respectively, bears to the balance of all deposit accounts in BankFinancial, F.S.B. on such dates.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on March 31, 2003 or September 30, 2004, as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to BankFinancial Corporation as the sole stockholder of BankFinancial, F.S.B.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to BankFinancial MHC, BankFinancial Corporation, BankFinancial, F.S.B., Eligible Account Holders, Supplemental Eligible Account Holders, and other members of BankFinancial MHC. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that BankFinancial Corporation or BankFinancial, F.S.B. would prevail in a judicial proceeding.

BankFinancial MHC and BankFinancial Corporation have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of BankFinancial Corporation, a federal corporation, to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and the merger of BankFinancial Corporation with and into BankFinancial, F.S.B. qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	Neither BankFinancial Corporation, a federal corporation, BankFinancial, F.S.B., nor BankFinancial MHC will recognize any gain or loss upon the transfer of assets of BankFinancial Corporation to BankFinancial, F.S.B. in exchange for shares of common stock of BankFinancial, F.S.B., which will be constructively received by BankFinancial MHC. (Sections 361 and 1032(a) of the Internal Revenue Code.)

3.	The basis of the assets of BankFinancial Corporation and the holding period of such assets to be received by BankFinancial, F.S.B. will be the same as the basis and holding period in such assets in the hands of BankFinancial Corporation immediately before the exchange. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

4.	The conversion of BankFinancial MHC to a federally chartered interim stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and the merger of BankFinancial MHC with and into BankFinancial, F.S.B. qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

5.	The exchange of Eligible Account Holders’ and Supplemental Account Holders’ interests in BankFinancial MHC for interests in a liquidation account established in BankFinancial, F.S.B. will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

6.	None of BankFinancial MHC, BankFinancial, F.S.B., nor Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, will recognize any gain or loss on the transfer of the assets of BankFinancial MHC to BankFinancial, F.S.B. in exchange for an interest in a liquidation account established in BankFinancial, F.S.B. for the benefit of Eligible Account Holders and Supplemental Eligible Account holders who remain depositors of BankFinancial, F.S.B. and nontransferable subscription rights to purchase shares of BankFinancial Corporation common stock.

7.	It is more likely than not that the nontransferable subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or other members upon distribution to them of nontransferable subscription rights to purchase shares of BankFinancial Corporation common stock, provided that the amount to be paid for BankFinancial Corporation common stock is equal to the fair market value of BankFinancial Corporation common stock.

8.	The basis of the shares of BankFinancial Corporation common stock purchased in the offering will be the purchase price. The holding period of the BankFinancial Corporation common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

9.	No gain or loss will be recognized by BankFinancial Corporation on the receipt of money in exchange for shares of BankFinancial Corporation common stock sold in the offering.

In the view of RP Financial, LC. (who is acting as independent appraiser of the value of the shares of BankFinancial Corporation common stock in connection with the conversion), which view is not binding on the Internal Revenue Service, the subscription rights do not have any value for the reasons set forth in paragraph 7, above. If the subscription rights granted to Eligible Account Holders and Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise the subscription rights in an amount equal to their value, and BankFinancial Corporation could recognize gain on a distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service has announced that it will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of BankFinancial MHC, the members of BankFinancial MHC, BankFinancial Corporation and the Eligible Account Holders and Supplemental Eligible Account Holders who exercise their subscription rights. In the event of a disagreement, there can be no assurance that BankFinancial Corporation or BankFinancial, F.S.B. would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to BankFinancial Corporation’s registration statement. Advice regarding the Illinois state income tax consequences consistent with the federal tax opinion has been issued by Crowe Chizek and Company LLC, tax advisors to BankFinancial MHC and BankFinancial Corporation.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or an executive officer of BankFinancial, F.S.B. generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of BankFinancial Corporation also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any recognition and retention plans or restricted stock plans.

Office of Thrift Supervision regulations prohibit BankFinancial Corporation from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

RESTRICTIONS ON ACQUISITION OF BANKFINANCIAL CORPORATION

Although the Board of Directors of BankFinancial Corporation is not aware of any effort that might be made to obtain control of BankFinancial Corporation after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of BankFinancial Corporation’s articles of incorporation to protect the interests of BankFinancial Corporation and its stockholders from takeovers which the Board of Directors of BankFinancial Corporation might conclude are not in the best interests of BankFinancial, F.S.B., BankFinancial Corporation or BankFinancial Corporation’s stockholders.

The following discussion is a general summary of the material provisions of BankFinancial Corporation’s articles of incorporation and bylaws, BankFinancial, F.S.B.’s charter and bylaws and certain other statutory and regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in BankFinancial Corporation’s articles of incorporation and bylaws and BankFinancial, F.S.B.’s charter and bylaws, reference should be made in each case to the document in question, each of which is part of BankFinancial MHC’s application for conversion with the Office of Thrift Supervision and BankFinancial Corporation’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

BankFinancial Corporation’s Articles of Incorporation and Bylaws

BankFinancial Corporation’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of BankFinancial Corporation more difficult.

The following description is a summary of the provisions of the articles of incorporation and bylaws. See “Where You Can Find Additional Information” as to how to review a copy of these documents.

Directors. Initially, the Board of Directors will be divided into three classes. Only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of BankFinancial Corporation’s board of directors. Further, the bylaws authorize the board of directors to establish additional classes of directors, and impose notice, informational and other requirements and conditions in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

Restrictions on Call of Special Meetings. The bylaws provide that special meetings of stockholders can be called by the Chief Executive Officer, the President or the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors authorized by our articles of incorporation and bylaws or upon the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the Special Meeting, subject to compliance with certain rules and procedures set forth in the bylaws.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of Directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns, directly or indirectly, more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors can be removed from office for cause if the removal is approved by the vote of stockholders owning at least two-thirds of the shares entitled to vote in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights). However, if removal of a director is recommended by at least two-thirds of the total number of directors authorized by our articles of incorporation and bylaws (excluding the director whose removal is sought), a director may be removed with or without cause and the removal need only be approved by stockholders owning a majority of the shares entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. After the conversion, BankFinancial Corporation will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of BankFinancial Corporation Following the Conversion.” The articles of incorporation authorize 100,000,000 shares of common stock and 25,000,000 shares of serial preferred stock. The Board of Directors of BankFinancial Corporation may amend the articles of incorporation, without action by the stockholders, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that BankFinancial Corporation has authority to issue. In addition, the Board of Directors of BankFinancial Corporation is authorized, without further approval of the stockholders, to issue additional shares of common or preferred stock and to classify or reclassify any unissued shares of stock (including common stock and preferred stock) from time to time into one or more classes or series subject to applicable provisions of law, and the Board of Directors is authorized to fix by setting or changing the designations, and the relative preferences, conversion or other rights (including offering rights), voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of BankFinancial Corporation that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of common stock or a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of common or preferred stock therefore may be to deter a future attempt to gain control of BankFinancial Corporation. The Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Maryland law provides that, subject to limited exceptions, the amendment or repeal of any provision of our articles of incorporation requires the approval at least two-thirds shares of common stock entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”). Our articles of incorporation, however, provide that if a proposed amendment or repeal is approved by at least two-thirds of the total number of directors authorized by our articles of incorporation and bylaws, the proposed amendment or repeal need only be approved by a majority of the shares entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”). Maryland law and our articles of incorporation also provide that, in any event, the proposed amendment or repeal of any provision of our articles of incorporation must be approved and deemed advisable by our board of directors before it can be submitted for consideration at an annual or special meeting.

The bylaws may be amended exclusively by the affirmative vote of a majority of the total number of authorized directors of BankFinancial Corporation.

Approval of Consolidations, Mergers, and Other Similar Transactions. Maryland law provides that, subject to limited exceptions, consolidations, mergers and other similar transactions require the approval at stockholders owning at least two-thirds of the shares of common stock entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”). However, our articles of incorporation provide that if the transaction is approved by at least two-thirds of total number of directors authorized by our articles of incorporation and bylaws, the transaction need only be approved by stockholders owning a majority of the shares entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

In addition, BankFinancial Corporation is subject to the Maryland Business Combination Act, which prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of an interested stockholder for a period of five years after the most recent date on which the interested stockholder becomes an interested stockholder, unless the board of directors approved in advance the transaction by which the interested stockholder otherwise would have become an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision or by a resolution of its board of directors. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested stockholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock other than shares owned by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These approval requirements do not have to be met if certain fair price and terms criteria have been satisfied.

Conversion Regulations

Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change of Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings bank’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

(1)	the acquisition would result in a monopoly or substantially lessen competition;

(2)	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

(3)	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

DESCRIPTION OF CAPITAL STOCK

General

At the effective date, BankFinancial Corporation will be authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. BankFinancial Corporation currently expects to issue in the offering up to 21,275,000 shares of common stock, subject to adjustment. BankFinancial Corporation will not issue shares of preferred stock in the conversion. Each share of BankFinancial Corporation common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of BankFinancial Corporation will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. BankFinancial Corporation may pay dividends out of statutory surplus or from net earnings if, as and when declared by its Board of Directors. The payment of dividends by BankFinancial Corporation is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of BankFinancial Corporation will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of BankFinancial Corporation out of funds legally available therefor. If BankFinancial Corporation issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of BankFinancial Corporation will have exclusive voting rights in BankFinancial Corporation. They will elect BankFinancial Corporation’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of BankFinancial Corporation’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If BankFinancial Corporation issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters, including a consolidation, merger, share exchange or a sale of substantially all of the assets of BankFinancial Corporation require a two-thirds stockholder vote unless the transaction is first approved by at least two-thirds of the Board of Directors.

As a federal stock savings bank, corporate powers and control of BankFinancial, F.S.B. are vested in its Board of Directors, who elect the officers of BankFinancial, F.S.B. and who fill any vacancies on the Board of Directors. Voting rights of BankFinancial, F.S.B. are vested exclusively in the owners of the shares of capital stock of BankFinancial, F.S.B., which will be BankFinancial Corporation, and voted at the direction of BankFinancial Corporation’s Board of Directors. Consequently, the holders of the common stock of BankFinancial Corporation will not have direct control of BankFinancial, F.S.B.

Liquidation. In the event of any liquidation, dissolution or winding up of BankFinancial, F.S.B., BankFinancial Corporation, as the holder of 100% of BankFinancial, F.S.B.’s capital stock, would be entitled to receive all assets of BankFinancial, F.S.B. available for distribution, after payment or provision for payment of all debts and liabilities of BankFinancial, F.S.B., including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of BankFinancial, F.S.B. available for distribution. In the event of liquidation, dissolution or winding up of BankFinancial Corporation, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of BankFinancial Corporation available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of BankFinancial Corporation will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of BankFinancial Corporation’s authorized preferred stock will be issued as part of the offering. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for BankFinancial Corporation’s common stock is Computershare, Denver, Colorado.

EXPERTS

The consolidated financial statements of BankFinancial MHC, Inc. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of Crowe Chizek and Company LLC, independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report to BankFinancial Corporation setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to BankFinancial Corporation, BankFinancial MHC and BankFinancial, F.S.B., will issue to BankFinancial Corporation its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Barack Ferrazzano Kirschbaum Perlman and Nagelberg LLP, Chicago, Illinois.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

BankFinancial Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including BankFinancial Corporation. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

BankFinancial MHC has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Southeast Regional Office of the Office of Thrift Supervision, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

In connection with the offering, BankFinancial Corporation will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, BankFinancial Corporation and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, BankFinancial Corporation has undertaken that it will not terminate such registration for a period of at least three years following the conversion and the offering.

BANKFINANCIAL MHC, INC.

Burr Ridge, Illinois

CONSOLIDATED FINANCIAL STATEMENTS

All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

BankFinancial MHC, Inc.

Burr Ridge, Illinois

We have audited the accompanying consolidated statements of financial condition of BankFinancial MHC, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in members’ equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BankFinancial MHC, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC Crowe Chizek and Company LLC
Oak Brook, Illinois
February 28, 2004

BANKFINANCIAL MHC, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands except share data)

	June 30, 2004	December 31,
		2003	2002
	(Unaudited)
ASSETS
Cash and due from financial institutions	$32,573	$26,359	$40,481
Interest-bearing deposits in other financial institutions	13,138	2,271	40,264

Cash and cash equivalents	45,711	28,630	80,745
Securities available-for-sale, at fair value	246,558	257,520	233,572
Loans held-for-sale	10,816	5,280	11,166
Loans receivable, net of allowance for loan losses:
June 30, 2004, $10,741 (unaudited); December 31, 2003, $12,034; and December 31, 2002, $12,461	1,068,153	1,067,248	1,077,932
Stock in Federal Home Loan Bank, at cost	23,520	22,806	21,128
Premises and equipment, net	32,689	33,019	26,800
Accrued interest receivable	4,978	5,201	5,786
Goodwill	10,865	10,865	10,865
Core deposit intangible	10,730	11,583	13,352
Other assets	14,947	15,979	9,380

Total assets	$1,468,967	$1,458,131	$1,490,726

LIABILITIES AND MEMBERS’ EQUITY
Liabilities
Deposits	$1,104,512	$1,073,897	$1,054,762
Borrowings	249,151	268,225	307,180
Advance payments by borrowers taxes and insurance	8,287	7,523	7,531
Accrued interest payable and other liabilities	11,714	11,579	17,755

Total liabilities	1,373,664	1,361,224	1,387,228

Commitments and contingent liabilities

Members’ equity
Retained earnings	95,867	102,629	104,576
Accumulated other comprehensive loss	(564)	(5,722)	(1,078)

Total members’ equity	95,303	96,907	103,498

Total liabilities and members’ equity	$1,468,967	$1,458,131	$1,490,726

See accompanying notes to consolidated financial statements.

BANKFINANCIAL MHC, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

	Six months ended		Years ended
	June 30,		December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Interest and dividend income
Loans, including fees	$27,342	$29,223	$56,912	$68,230	$62,234
Securities	3,872	5,330	9,288	12,016	14,273
Other	766	1,038	1,842	1,950	1,944

Total interest income	31,980	35,591	68,042	82,196	78,451

Interest expense
Deposits	6,194	7,147	13,317	19,508	32,713
Borrowings	5,356	7,824	17,235	19,257	16,033

Total interest expense	11,550	14,971	30,552	38,765	48,746

Net interest income	20,430	20,620	37,490	43,431	29,705

Provision (credit) for loan losses	—	(275)	(579)	(422)	2,000

Net interest income after provision (credit) for loan losses	20,430	20,895	38,069	43,853	27,705

Noninterest income
Fees and service charges	2,578	2,442	5,790	5,112	3,120
Insurance commissions and annuities income	380	438	824	1,169	1,351
Gain on sale of loans	158	1,945	2,419	1,352	1,321
Gain (loss) on sale of securities	419	—	—	(2)	—
Loan servicing fees	459	272	664	606	252
Amortization and impairment of servicing assets	(307)	(1,244)	(1,475)	(2,144)	(439)
Decline in fair value of derivatives	—	—	—	—	(982)
Operations of real estate owned	82	(123)	(215)	(224)	(166)
Other	543	425	992	992	584

Total noninterest income	4,312	4,155	8,999	6,861	5,041

Noninterest expense
Compensation and benefits	13,226	13,553	26,160	26,491	18,589
Office occupancy and equipment	2,593	2,367	4,942	6,286	3,426
Advertising and public relations	446	703	1,456	1,162	1,232
Data processing	1,415	1,266	2,515	3,394	2,322
Supplies, telephone, and postage	1,026	1,027	2,099	2,217	1,335
Amortization of intangibles	853	887	1,768	1,835	153
Loss on impairment of securities available for sale	14,966	—	—	—	—
Losses on early extinguishment of debt	—	—	8,347	—	—
Other	1,814	1,991	4,317	3,535	1,954

Total noninterest expense	36,339	21,794	51,604	44,920	29,011

Income (loss) before income taxes	(11,597)	3,256	(4,536)	5,794	3,735

Income tax expense (benefit)	(4,835)	780	(2,589)	748	599

Net income (loss)	$(6,762)	$2,476	$(1,947)	$5,046	$3,136

See accompanying notes to consolidated financial statements.

BANKFINANCIAL MHC, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY AND

COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Retained Earnings	Accumulated Other- Comprehensive Income (Loss)	Total Members’ Equity	Comprehensive Income (Loss)
Balance at January 1, 2001	$96,394	$2,439	$98,833

Comprehensive income
Net income	3,136	—	3,136	$3,136
Change in other comprehensive income, net of tax effects	—	503	503	503

Total comprehensive income				$3,639

Balance at December 31, 2001	99,530	2,942	102,472

Comprehensive income
Net income	5,046	—	5,046	$5,046
Change in other comprehensive Income (loss), net of tax effects	—	(4,020)	(4,020)	(4,020)

Total comprehensive income				$1,026

Balance at December 31, 2002	104,576	(1,078)	103,498

Comprehensive income
Net loss	(1,947)	—	(1,947)	$(1,947)
Change in other comprehensive loss, net of tax effects	—	(4,644)	(4,644)	(4,644)

Total comprehensive loss				$(6,591)

Balance at December 31, 2003	102,629	(5,722)	96,907

Comprehensive income (unaudited)
Net loss	(6,762)	—	(6,762)	$(6,762)
Change in other comprehensive loss, net of tax effects	—	5,158	5,158	5,158

Total comprehensive loss				$(1,604)

Balance at June 30, 2004 (unaudited)	$95,867	$(564)	$95,303

Comprehensive loss for the six months ended June 30, 2003 (unaudited)
Net income				$2,476
Change in other comprehensive loss, net of tax effects				(3,795)

Total comprehensive loss				$(1,319)

See accompanying notes to consolidated financial statements.

BANKFINANCIAL MHC, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six months ended June 30,		Years ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Cash flows from operating activities
Net income (loss)	$(6,762)	$2,476	$(1,947)	$5,046	$3,136
Adjustments to reconcile to net income (loss) to net cash from operating activities
Provision (credit) for loan losses	—	(275)	(579)	(422)	2,000
Depreciation and amortization	1,811	1,785	3,657	5,191	3,088
Amortization of premiums and discounts	149	(415)	1,057	1,837	2,184
Net (gain) loss on sale of securities	(419)	—	—	2	—
Loss on impairment of securities available for sale	14,966	—	—	—	—
Loss on early extinguishment of debt	—	—	8,347	—	—
Amortization of premium on early extinguishment of debt	2,070	—	4,131	—	—
Amortization of core deposit and other intangible assets	1,887	1,479	4,084	2,376	153
Decline in fair value of derivatives	—	—	—	—	982
Net change in net deferred loan origination costs	(91)	27	(557)	46	452
Net gain on sale of real estate owned	(155)	(26)	(20)	(23)	(71)
Net gain on sale of loans	(158)	(1,945)	(2,419)	(1,352)	(1,321)
Loans originated for sale	(39,588)	(83,501)	(158,084)	(117,213)	(77,034)
Proceeds from sale of loans	34,210	85,414	160,453	123,486	63,580
Federal Home Loan Bank of Chicago stock dividends	(714)	(931)	(1,678)	(1,062)	(1,136)
Net change in:
Deferred income tax	(4,826)	(222)	(2,106)	(547)	213
Accrued interest receivable	223	183	585	1,600	(247)
Other assets	(3,361)	(5,669)	2,870	958	(728)
Interest payable and other liabilities	135	715	(3,206)	(1,121)	1,979

Net cash from operating activities	(623)	(905)	14,588	18,802	(2,770)

(Continued)

BANKFINANCIAL MHC, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six months ended June 30,		Years ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Cash flows from investing activities
Securities available-for-sale
Proceeds from sales	$10,232	$—	$—	$35,312	$—
Proceeds from maturities	345	310	4,139	33,552	99,180
Proceeds from principal repayments	23,005	72,024	127,043	66,512	22,440
Purchases	—	(24,666)	(25,709)	(70,409)	(210,407)
Loans receivable
Principal payments on loans receivable	234,210	279,565	515,904	723,112	324,396
Purchases	(43,076)	(11,322)	(115,660)	(13,816)	(1,812)
Originated for investment	(217,485)	(263,854)	(534,273)	(605,934)	(187,682)
Proceeds from sales	—	—	—	—	77,858
Proceeds from sale of real estate owned	942	583	2,640	2,056	1,574
Purchase of premises and equipment, net	(921)	(5,628)	(8,766)	(3,530)	(4,527)
Cash and cash equivalents acquired in acquisition, net of cash paid	—	—	—	—	2,023

Net cash from investing activities	7,252	47,012	(34,682)	166,855	123,043

Cash flows from financing activities
Net increase (decrease) in deposits	30,820	12,637	19,700	(116,000)	(97,295)
Net change in advance payments by borrowers for taxes and insurance	764	793	(8)	823	(3,059)
Net change in borrowings	(21,132)	(25,415)	(34,518)	(23,877)	(12,550)
Payment of early extinguishment of debt	—	—	(17,195)	—	—

Net cash from financing activities	10,452	(11,985)	(32,021)	(139,054)	(112,904)

Net change in cash and cash equivalents	17,081	34,122	(52,115)	46,603	7,369

Beginning cash and cash equivalents	28,630	80,745	80,745	34,142	26,773

Ending cash and cash equivalents	$45,711	$114,867	$28,630	$80,745	$34,142

Supplemental disclosures
Interest paid	$9,665	$16,123	$28,592	$41,607	$48,366
Income taxes paid	—	—	—	—	—

See accompanying notes to consolidated financial statements.

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts and transactions of BankFinancial MHC, Inc. and its wholly owned subsidiary, BankFinancial Corporation, and BankFinancial Corporation’s wholly owned subsidiary, BankFinancial F.S.B. (“the Bank”) and the Bank’s wholly owned subsidiaries, BankFinancial Asset Recovery Corporation, SXNB Corporation, and Financial Assurance Inc. (collectively, “the Company”). SXNB Corporation ceased operations and was dissolved in October 2003. All significant intercompany accounts and transactions have been eliminated.

Nature of Business: The Company’s revenues, operating income, and assets are primarily from the banking industry. Loan origination customers are mainly located in the greater Chicago metropolitan area. To supplement loan originations, the Company purchases mortgage loans for which the underlying collateral is predominantly located in Illinois. The loan portfolio is concentrated in loans that are primarily secured by real estate.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, loan servicing rights, impairment of securities and fair value of financial instruments are particularly subject to change.

Securities: Debt securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available-for-sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available-for-sale. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities, such as Federal Home Loan Bank (“FHLB”) stock, are carried at cost.

Interest income includes amortization of purchase premium and discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans and Loan Income: Loans that management has the intent and ability to hold until maturity or payoff are reported at the principal balance outstanding, net of the allowance for loan losses, premiums and discounts on loans purchased, and net deferred loan costs. Interest income on loans is recognized in income over the term of the loan based on the amount of principal outstanding.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans originated are identified as either held for sale or investment at or soon after origination and accounted for accordingly. Loans that have been classified as held for sale are recorded at the lower of aggregate cost or market value. The Company sells a portion of its mortgage loan production in the secondary market. The Company obtains sales commitments on certain of these loans immediately prior to making the origination commitment. Net unrealized losses are recognized by charges to income.

Premiums and discounts associated with loans purchased are amortized over the expected life of the loan using the level-yield method.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the contractual loan term, adjusted for prepayments. Interest income is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience; the nature and volume of the portfolio; information about specific borrower situations; and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers nonclassified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Loan commitments are considered in determining the provision for loan losses. The Company has not recorded any provision for losses on commitments since no losses were probable and reasonably estimable.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is included in noninterest expense and is computed on the straight-line method over the estimated useful lives of the assets. Useful lives are estimated to be 25 to 40 years for buildings and improvements that extend the life of the original building, 10 to 20 years for routine building improvements, five to fifteen years for furniture and equipment, two to five years for computer hardware and software and no greater than four years on automobiles The cost of maintenance and repairs is charged to expense as incurred and significant repairs are capitalized.

Mortgage Servicing Rights: Mortgage servicing rights are recognized as assets for purchased rights and for the allocation value of retained servicing rights on loans sold. Mortgage servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

Real Estate Owned: Real estate properties acquired in collection of a loan are initially recorded at fair value at acquisition, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Expenses, gains and losses on disposition, and changes in the valuation allowance are reported in noninterest income.

Long-Term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate that their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Goodwill and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other intangible assets consist of core deposit intangible assets arising from whole bank acquisitions. They are initially measured at fair value and then are amortized over ten years using the sum-of-the-years-digits method.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in the deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Derivatives: Interest rate caps, which are derivative instruments, are recorded at their fair values. These derivatives are not designated as hedges; therefore, changes in fair value are reflected in income currently.

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market value information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that there now are such matters that will have a material effect on the financial statements.

Cash Flows Reporting: Cash and cash equivalents include cash, amounts due from financial institutions under 90 days, and daily funds sold. Net cash flows are reported for customer deposit transactions and advance payments by borrowers for taxes and insurance.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available-for-sale, which are also recognized as separate components of members’ equity.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Standards (unaudited): In January 2003, the Emerging Issues Task Force (“EITF”) began a project “EITF 03-1” to provide additional guidance on when a market value decline on debt and marketable equity securities should be considered other-than-temporary. Currently, declines in market value that are considered to be other-than-temporary require that a loss be recognized through the income statement. The EITF issued additional guidance in March 2004 establishing criteria for recognition and measurement under this pronouncement. Management applied the provisions of EITF 03-1 as of June 30, 2004. The implementation resulted in the recording of an impairment charge of $15.0 million against the combined carrying value of Fannie Mae and Freddie Mac preferred stock.

On March 9, 2004, the SEC issued Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments. According to the release, the fair value of the loan commitment is determined without considering the value of future cash flows related to servicing the loans, and thus the fair value represents the value of having to make a loan at what may become a below-market rate. This guidance is applicable for mortgage loan commitments, where the loans are to be sold, entered into as of April 1, 2004 or later. Management determined that implementation did not have a material impact on financial statement reporting.

The Financial Accounting Standards Board is preparing a proposed Statement that would be effective for all employee awards granted, modified, or settled in 2005 for calendar year-end companies. As of the effective date, compensation expense related to the non-vested portion of awards outstanding as of that date would be based on the grant-date fair value as calculated under the original provisions of Statement 123. Adoption of this standard could materially impact the amount of compensation expense incurred for future financial statements reporting if the Company has a stock award program in place at the time the proposed statement becomes effective.

Unaudited Periods: Balances as of June 30, 2004 and for the six months ended June 30, 2004 and 2003 have not been audited. In the opinion of management, all adjustments consisting of normal recurring adjustments that are necessary for a fair presentation of the unaudited periods have been reflected.

Reclassifications: Certain reclassifications have been made in the prior year’s financial statements to conform with the current year’s presentation.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 2 - SECURITIES

The fair value of securities available-for-sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive loss are as follows:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
At June 30, 2004 (unaudited)
State and municipal	$2,135	$8	$(13)
Mortgage-backed securities	149,618	633	(1,932)
Collateralized mortgage obligations	1,827	28	(1)
SBA-guaranteed loan participation certificates	2,334	3	(21)
Equity securities	90,644	375	—

	$246,558	$1,047	$(1,967)

At December 31, 2003
State and municipal	$2,385	$14	$(14)
Mortgage-backed securities	154,267	1,471	(832)
Collateralized mortgage obligations	2,832	30	(1)
SBA-guaranteed loan participation certificates	2,601	2	(14)
Equity securities	95,335	431	(10,785)
Other debt securities	100	—	—

	$257,520	$1,948	$(11,646)

At December 31, 2002
State and municipal	$6,510	$41	$(13)
Mortgage-backed securities	72,355	1,883	(10)
Collateralized mortgage obligations	48,627	293	—
SBA-guaranteed loan participation certificates	4,290	8	(18)
Equity securities	101,590	491	(4,590)
Other debt securities	200	—	—

	$233,572	$2,716	$(4,631)

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 2 - SECURITIES (Continued)

Mortgage-backed securities and collateralized mortgage obligations consist of Federal Home Loan Mortgage Corporation (“Freddie Mac”), Federal National Mortgage Association (“Fannie Mae”) and Government National Mortgage Association (“Ginnie Mae”) issues at June 30, 2004 and December 31, 2003. Equity securities consist primarily of Fannie Mae and Freddie Mac preferred stock.

The fair values of debt securities available-for-sale at June 30, 2004 and December 31, 2003, by contractual maturity, are shown below. Securities not due at a single maturity date are shown separately. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2004	December 31, 2003
	(Unaudited)
Due in one year or less	$450	$531
Due after one year through five years	1,296	1,206
Due after five years through ten years	389	748

	2,135	2,485

Mortgage-backed securities	149,618	154,267
Collateralized mortgage obligations	1,827	2,832
SBA-guaranteed loan participation certificates	2,334	2,601
Equity securities	90,644	95,335

Total	$246,558	$257,520

Securities pledged at June 30 2004 (unaudited) and year-end 2003 and 2002 had a carrying amount of $166.0 million, $171.4 million and $187.9 million, respectively, and were pledged to secure certain depository relationships, advances from the FHLB of Chicago, and a line of credit with the Federal Reserve Bank of Chicago.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 2 - SECURITIES (Continued)

Sales of securities available-for-sale were as follows:

	Six months ended June 30,		Years ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Proceeds	$10,551	$—	$—	$35,312	$—
Gross gains	419	—	—	69	—
Gross losses	—	—	—	(71)	—

Securities with unrealized losses not recognized in income are as follows:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
June 30, 2004 (unaudited)
State and municipal	$—	$—	$1,081	$13	$1,081	$13
Mortgage-backed securities	93,947	1,579	16,910	353	110,857	1,932
Collateralized mortgage obligations	506	1	—	—	506	1
SBA-guaranteed loan participation certificates	—	—	1,613	21	1,613	21

Total temporarily impaired	$94,453	$1,580	$19,604	$387	$114,057	$1,967

December 31, 2003
State and municipal	$—	$—	$1,081	$14	$1,081	$14
Mortgage-backed securities	83,268	831	523	1	83,791	832
Collateralized mortgage obligations	1,185	1	—	—	1,185	1
SBA-guaranteed loan participation certificates	—	—	186	14	186	14
Equity securities	—	—	64,825	10,785	64,825	10,785

Total temporarily impaired	$84,453	$832	$66,615	$10,814	$151,068	$11,646

The Company evaluates its investment securities with significant declines in fair value on a quarterly basis to determine whether they should be considered temporarily or other than temporarily impaired. We have historically conducted impairment reviews in accordance with

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 2 - SECURITIES (Continued)

the limited guidance set forth in SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities.” As mentioned in the New Accounting Standards section the Company applied EITF 03-1 in testing its securities for impairment as of June 30, 2004. The standards that EITF 03-1 establishes for testing equity securities for impairment are more stringent and evidence-based than the standards set forth in SFAS 115 and those applicable to debt securities under EITF 03-1.

The unrealized losses on investments in state and municipal bonds, mortgage-backed securities and collateralized mortgage obligations, and SBA guaranteed loan participation certificates above were attributable to increases in interest rates, rather than credit quality. Since the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered impaired on an other-than-temporary basis.

The Company tested the Fannie Mae and Freddie Mac preferred stocks for impairment under EITF 03-1 as of June 30, 2004. The analysis performed and the evidence considered determined that the unrealized losses on the Fannie Mae and Freddie Mac preferred stocks constitute other than temporary impairments, notwithstanding the Company’s belief that the securities will ultimately recover all or substantially all of their initial cost as interest rates, volatility rates and the spreads to the relevant risk-free benchmarks return to historical norms. The Company based this determination on the inability to forecast a full recovery for any of the preferred stocks over a reasonable period of time, the more stringent evidentiary standards that must be met under EITF 03-1 when the severity and duration of losses are significant and the forecasted recovery period is lengthy, and the uncertainties that are inherent in forecasting the timing and extent of future interest rates, interest rate volatilities and spreads to risk-free benchmarks. Based on these determinations, the Company reduced the combined carrying value of the Fannie Mae and Freddie Mac preferred stocks by recording an impairment charge of $15.0 million for the quarter ended June 30, 2004 (unaudited).

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 3 - LOANS RECEIVABLE

Loans receivable are as follows:

	At June 30, 2r004	At December 31,
		2003	2002
	(Unaudited)
Secured by one-to-four-family residential real estate	$352,920	$352,079	$453,884
Secured by multi-family mortgage loans	234,654	239,758	212,441
Nonresidential real estate	254,633	256,871	251,459
Construction and land loans	56,590	65,052	36,879
Commercial loans	83,473	79,729	79,459
Commercial leases	80,907	72,962	37,166
Consumer loans	2,898	3,502	3,909
Other loans (including municipal)	6,334	6,621	5,572

Total loans	1,072,409	1,076,574	1,080,769
Loans in process	4,679	993	8,466
Net deferred loan origination costs	1,806	1,715	1,158
Allowance for loan losses	(10,741)	(12,034)	(12,461)

Loans, net	$1,068,153	$1,067,248	$1,077,932

As of June 30, 2004 (unaudited) and December 31, 2003 and 2002, there were approximately $176 million, $161 million and $110 million, respectively, of loans purchased from other financial institutions included in the amount of loans secured by one-to-four-family residential real estate. Loans purchased were secured primarily by properties in Illinois.

Activity in the allowance for loan losses is as follows:

	Six months ended June 30,		Years ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Beginning balance	$12,034	$12,461	$12,461	$13,465	$7,464
Provision (credit) for loan losses	—	(275)	(579)	(422)	2,000
Loans charged off	(1,321)	(409)	(433)	(1,292)	(142)
Recoveries	28	281	585	710	2
Balance acquired in acquisition	—	—	—	—	4,141

Ending balance	$10,741	$12,058	$12,034	$12,461	$13,465

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 3 - LOANS RECEIVABLE (Continued)

Impaired loans were as follows:

	Six months ended June 30, 2004	Years ended December 31,
		2003	2002
	(Unaudited)
Period-end loans with allocated allowance for loan losses	$6,039	$7,128	$7,502
Period-end loans with no allocated allowance for loan losses	8,603	2,731	4,250

Total	$14,642	$9,859	$11,752

Amount of the allowance for loan losses allocated	$1,352	$2,866	$1,957
Average of impaired loans during the period	$11,560	$6,057	$5,712

Interest income received on impaired loans was immaterial for the years ended 2003, 2002, and 2001 and for the six month periods ended June 30, 2004 and 2003 (unaudited).

Nonperforming loans were as follows:

	Six months ended June 30, 2004	Years ended December 31,
		2003	2002
	(Unaudited)
Loans past due over 90 days still on accrual	$—	$—	$—
Nonaccrual loans	7,941	7,120	13,768

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 4 - SECONDARY MORTGAGE MARKET ACTIVITIES

First mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans were approximately $367.7 million and $314.6 million, $357.7 million, $248.3 million and $200.3 million at June 30, 2004 (unaudited) and 2003 (unaudited), December 31, 2003, 2002, and 2001, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $9.5 million and $15.9 million, $7.4 million, $12.2 million and $5.1 million at June 30, 2004 (unaudited) and 2003 (unaudited), December 31, 2003, 2002, and 2001, respectively.

Activity for capitalized mortgage servicing rights and the related valuation allowance was as follows.

	Six months ended June 30,		Years ended December 31,
	2004	2003	2003	2002
	(Unaudited)
Servicing rights
Beginning of year	$2,690	$2,745	$2,745	$2,425
Additions	453	1,097	2,102	1,530
Amortized to expense	(515)	(1,158)	(2,157)	(1,210)

Balance, end of year	2,628	2,684	2,690	2,745

Valuation allowance
Beginning of year	318	1,000	1,000	66
Additions expensed	151	144	144	1,146
Reductions credited to expense	(359)	(57)	(826)	(212)

Balance, end of year	110	1,087	318	1,000

Carrying value of mortgage servicing rights	$2,518	$1,597	$2,372	$1,745

Fair value of mortgage servicing rights	$3,676	$1,784	$3,146	$1,853

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 4 - SECONDARY MORTGAGE MARKET ACTIVITIES (Continued)

The estimated fair value of mortgage servicing rights is the present value of the expected future cash flows over the projected life of the loan. Assumptions used in the present value calculation are based on actual performance of the underlying servicing along with general market consensus. The expected cash flow is the net amount of all mortgage servicing income and expense items. The expected cash flows are discounted at an interest rate appropriate for the associated risk given the current market conditions. Significant assumptions are as follows:

	June 30, 2004	December 31,
		2003	2002
	(Unaudited)
Prepayment Speed	12.14%	18.24%	31.68%
Discount rate	12.00%	9.00%	8.00%
Average Servicing Cost per Loan	$53.00	$53.00	$53.00
Escrow Float Rate	4.00%	4.00%	4.00%

Key economic assumptions used in measuring the fair value of the Company’s mortgage servicing rights as of June 30, 2004 (unaudited) and December 31, 2003 and the effect on the fair value of our mortgage servicing rights from adverse changes in those assumptions, are as follows:

	June 30, 2004	December 31, 2003
	(Unaudited)
	(dollars in thousands)
Fair value of mortgage servicing rights	$3,676	$3,146
Weighted average annual prepayment speed	12.14%	18.24%
Decrease in fair value from 10% adverse change	161	153
Decrease in fair value from 20% adverse change	303	289
Weighted-average annual discount rate	12.00%	9.00%
Decrease in fair value from 10% adverse change	134	106
Decrease in fair value from 20% adverse change	260	206

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on variations in individual assumptions generally cannot be used to predict changes in fair value based upon further variations of the same assumptions. Also, in the above table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another factor, which might magnify or counteract the sensitivities.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 4 - SECONDARY MORTGAGE MARKET ACTIVITIES (Continued)

Estimated amortization expense for each of the next five years:

	June 30, 2004		December 31, 2003
	(Unaudited)
2005	$707	2004	$947
2006	586	2005	672
2007	423	2006	417
2008	291	2007	248
2009	215	2008	162

NOTE 5 - SECURITIZATIONS

The Company securitizes conforming adjustable rate residential mortgage loans. In these securitizations, the Company retained servicing responsibilities. The Company receives annual servicing fees approximating 0.25 percent of the outstanding balance. Fannie Mae has no recourse to the Company’s other assets for failure of debtors to pay when due. The Company receives securities in exchange for loans in these transactions and records no gain or loss. During the first six months ended 2004 (unaudited), $29.3 million of adjustable rate residential mortgage loans were securitized. During 2003, $137.7 million of adjustable rate residential mortgage loans were securitized. There were no securitizations in 2002.

NOTE 6 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

	June 30,	December 31,
	2004	2003	2002
	(Unaudited)
Investment securities	$587	$643	$878
Loans receivable	4,391	4,558	4,908

	$4,978	$5,201	$5,786

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 7 - PREMISES AND EQUIPMENT

Premises and equipment are as follows:

	June 30, 2004	December 31,
		2003	2002
	(Unaudited)
Land and land improvements	$9,103	$9,080	$9,129
Buildings and improvements	27,789	27,455	19,061
Furniture and equipment	7,328	6,978	5,759
Computer equipment	9,705	9,452	9,598

	53,925	52,965	43,547
Accumulated depreciation	(21,236)	(19,946)	(18,725)

	32,689	33,019	24,822
Construction in progress	—	—	1,978

	$32,689	$33,019	$26,800

Construction in progress at December 31, 2002 is comprised of $2.0 million of building costs attributable to a site where the Bank was building a new main office. The new office building was completed in July 2003 at a final cost of $8.2 million.

Depreciation and amortization of premises and equipment was $1.8 million for the six months ended June 30, 2004 (unaudited) and 2003 (unaudited), respectively. Depreciation and amortization of premises and equipment was $3.7 million, $5.2 million, and $3.1 million for the years ended December 31, 2003, 2002, and 2001, respectively.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 7 - PREMISES AND EQUIPMENT (Continued)

The Company leases branch facilities and corporate office space under noncancelable operating lease agreements. Rent expense for facilities was $120,000 and $239,000 for the six months ended June 30, 2004 (unaudited) and 2003 (unaudited), respectively, excluding taxes, insurance, and maintenance. Rent expense for facilities was $409,000, $1.1 million, and $304,000 in 2003, 2002, and 2001, respectively, excluding taxes, insurance, and maintenance. The minimum rental commitments, not including taxes, insurance, and maintenance, under leases are summarized below:

	June 30, 2004		December 31 2003
	(Unaudited)
2005	$404	2004	$442
2006	394	2005	390
2007	403	2006	399
2008	340	2007	402
2009	—	2008	140

Total	$1,541	Total	$1,773

The Company has subleased some of these branch facilities and currently is entitled to receive income of approximately:

	June 30, 2004		December 31 2003
	(Unaudited)
2005	$208	2004	$207
2006	195	2005	208
2007	175	2006	178
2008	160	2007	175
2009	—	2008	93

Total	$738	Total	$861

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 8 - GOODWILL AND CORE DEPOSIT INTANGIBLE

Goodwill

The change in the carrying amount of goodwill was as follows:

	Six months ended June 30, 2004 (Unaudited)	Years ended December 31,
		2003	2002
Beginning of year	$10,865	$10,865	$10,817
Adjustments related to purchase price allocation	—	—	48

End of year	$10,865	$10,865	$10,865

Core deposit intangible assets were as follows as of the period:

	Six months ended June 30, 2004 (Unaudited)		Years ended December 31,
			2003		2002
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets:
Core deposit intangibles	$15,340	$4,610	$15,340	$3,757	$15,340	$1,988

Aggregate amortization expense was $1,768,000, $1,835,000, and $153,000 for 2003, 2002, and 2001, respectively. Aggregate amortization expense was $853,000 and $887,000 for the six-month period ends June 30, 2004 (unaudited) and 2003 (unaudited), respectively.

Estimated amortization expense for each of the next five years:

	June 30, 2004		December 31, 2003
	(Unaudited)
2005	$1,667	2004	$1,701
2006	1,600	2005	1,634
2007	1,528	2006	1,566
2008	1,456	2007	1,490
2009	1,389	2008	1,423

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 9 - DEPOSITS

Year-end deposits are as follows:

	June 30, 2004	December 31,
		2003	2002
	(Unaudited)
Non-interest-bearing demand	$109,712	$98,087	$113,477
Interest-bearing NOW	229,226	237,584	246,051
Money market	178,191	159,611	147,134
Savings	136,770	135,517	121,744
Certificates of deposit	450,613	443,098	426,356

	$1,104,512	$1,073,897	$1,054,762

Certificates of deposit of $100,000 or more were approximately $138.0 million at June 30, 2004 (unaudited). Certificates of deposit of $100,000 or more were approximately $123.0 million and $99.9 million at year-end 2003 and 2002, respectively. Amounts over $100,000 are not insured by the Federal Deposit Insurance Corporation.

Included in certificates of deposit are $22.2 million, 18.6 million and $16.6 million of brokered deposits at June 30, 2004 (unaudited), December 31, 2003 and 2002, respectively. All brokered deposits are over $100,000.

Scheduled maturities of certificates of deposit are as follows:

	June 30, 2004		December 31 2003
	(Unaudited)
2005	$317,180	2004	$318,529
2006	104,897	2005	90,213
2007	18,120	2006	27,808
2008	2,422	2007	1,062
2009	7,790	2008	5,315
Thereafter	204	2009	171

Total	$450,613	Total	$443,098

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 9 - DEPOSITS (Continued)

Interest expense on deposit accounts is summarized as follows for the periods indicated:

	June 30,		December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Interest-bearing NOW	$506	$696	$1,208	$2,203	$3,062
Money market accounts	900	907	1,735	2,572	2,112
Savings	345	322	690	901	1,727
Certificates of deposit	4,443	5,222	9,684	13,832	25,812

	$6,194	$7,147	$13,317	$19,508	$32,713

NOTE 10 - BORROWINGS

Borrowed funds are summarized as follows:

	June 30, 2004 (Unaudited)				December 31, 2003		December 31, 2002
	Contractual Interest Rate Range		Weighted Average Contractual Rate	Amount	Weighted Average Contractual Rate	Amount	Weighted Average Contractual Rate	Amount
Fixed-rate advance from FHLB due:
Within 1 year	1.28%	6.38%	1.45%	$97,029	1.30%	$99,412	6.45%	$50,869
1 to 2 years	1.62	2.37	1.95	45,302	1.69	58,914	5.77	51,338
2 to 3 years	2.20	2.70	2.55	20,000	2.52	20,000	6.22	47,348
3 to 4 years	2.75	3.52	3.46	27,000	3.52	25,000	—	—
4 to 5 years	—	—	—	—	—	—	3.52	25,000
5 to 6 years	—	—	—	—	—	—	5.43	50,000
Greater than 6 years (callable 9/30/04)	6.44	6.44	6.44	25,000	6.44	25,000	6.56	50,000

Total fixed rate advances	1.28%	6.44%	2.50%	$214,331	2.31%	$228,326	5.85%	$274,555
Open Line advance, due on demand	—	—	—	—	1.21	7,000	—	—

Total FHLB funds	1.28	6.44	2.50	214,331	2.27	235,326	5.85	274,555
Securities sold under agreements to repurchase	0.50	0.50	0.50	4,820	0.50	2,899	1.01	3,450
Trust preferred securities	—	—	—	—	—	—	8.95	14,175
Other borrowings	3.11	3.11	3.11	30,000	3.16	30,000	3.79	15,000

Total borrowings	0.50%	6.44%	2.54%	$249,151	2.36%	$268,225	5.42%	$307,180

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 10 - BORROWINGS (Continued)

In July 2003, BankFinancial elected to pursue certain balance sheet restructuring strategies as a result of the historically low interest rate environment and its expectations of higher interest rates. The restructuring consisted of retiring $25.0 million of Federal Home Loan Bank Advances and replacing the other $145.0 million with new Federal Home Loan Bank Advances with a weighted average coupon of 1.38% and a weighted average maturity of approximately one year. The Company incurred a prepayment penalty of $15.4 million, recognized an immediate loss of $8.3 million on the early extinguishment of debt, and deferred the remaining prepayment penalty in accordance with EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments. The remaining portion of the prepayment penalty is being amortized as a yield adjustment over the life of the refinanced borrowings. As of June 30, 2004 (unaudited) and December 31, 2003, the unamortized prepayment penalty was $817,000 and $2.9 million, respectively.

The Company maintains a collateral pledge agreement covering secured advances whereby the Company has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, specifically identified whole first mortgages on improved residential property not more than 90-days delinquent to secure advances from the FHLB of Chicago. All stock in the FHLB of Chicago is pledged as additional collateral for these advances. At June 30, 2004 (unaudited), $233.0 million of first mortgage loans and $73.3 million in securities collateralized the advances. At December 31, 2003, $250.7 million first mortgage loans and $80.6 million in securities collateralized the advances.

At June 30, 2004 (unaudited) and December 31, 2003, the Company had available pre-approved overnight federal funds borrowing and repurchase agreement lines of $65 million and $45 million, respectively. At June 30, 2004 (unaudited) and December 31, 2003, the Company also had a line of credit available with the Federal Reserve Bank of Chicago for $36.8 million and $14.9 million, respectively. At June 30, 2004 (unaudited) and December 31, 2003, there was no outstanding balance on these lines.

The Company became the holder of the Trust Preferred Securities through the acquisition of Success Bancshares, Inc. (“Success”) in November of 2001. On May 19, 1998, Success issued $15 million ($10 per preferred security) of Trust Preferred Securities (“Securities”) through Success Capital Trust I (“Trust”), a statutory business trust and wholly owned subsidiary of Success. The Securities paid cumulative cash distributions quarterly at an annual rate of 8.95%. Proceeds from the sale of the Securities were invested by the Trust in 8.95% Junior Subordinated Deferrable Interest Debentures issued by Success, which represents all of the assets of the Trust. The Securities were subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at the stated maturity, May 19, 2028 or their earlier redemption, in each case at a redemption price equal to the aggregate liquidation preference of the Securities plus any accumulated and unpaid distributions thereon to the date

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 10 - BORROWINGS (Continued)

of redemption. The Company provided a full, irrevocable, and unconditional guarantee on a subordinated basis of the obligations of the Trust under the preferred securities in the event of the occurrence of an event of default, as defined in such guarantee. The Company, in accordance with the redemption provisions of the Securities, repaid the Securities on December 15, 2003 for a total of $15.5 million.

The Company entered into a promissory note with another financial institution on November 15, 2001. This note was amended during 2003 to increase the amount to $30.0 million from $15.0 million, with interest terms remaining the same, payable at the 90-day LIBOR plus 200 basis points. The interest on the note resets quarterly and interest is payable quarterly. At June 30, 2004, (unaudited), December 31, 2003 and 2002, the interest rate on the notes was 3.11%, 3.16%, and 3.79%, respectively. The Company also entered into a $5 million revolving line of credit agreement at the 90-day LIBOR plus 200 basis points. The interest on the line resets quarterly and interest is payable quarterly. At June 30, 2004 (unaudited), December 31, 2003 and 2002, the Company had not drawn on the line. These borrowings are secured by 1,000 shares of common stock of the Company, and mature December 31, 2004. The financing agreements contain certain financial covenants. At June 30, 2004 (unaudited) and December 31, 2003, the Company was in compliance with these covenants, as amended.

NOTE 11 - REGULATORY MATTERS

The Bank is subject to regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 11 - REGULATORY MATTERS (Continued)

At year end, actual capital levels and minimum required levels for the Bank were:

	Actual		Minimum Required for Capital Adequacy Purposes		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2004 (Unaudited)
Total capital (to risk-weighted assets)	$113,402	10.39%	$87,284	8.00%	$109,106	10.00%
Tier 1 (core) capital (to risk-weighted assets)	104,013	9.53	43,642	4.00	65,463	6.00
Tier 1 (core) capital (to adjusted total assets)	104,013	7.20	57,767	4.00	72,209	5.00

December 31, 2003
Total capital (to risk-weighted assets)	$119,682	10.63%	$90,094	8.00%	$112,617	10.00%
Tier 1 (core) capital (to risk-weighted assets)	110,514	9.81	45,047	4.00	67,570	6.00
Tier 1 (core) capital (to adjusted total assets)	110,514	7.65	57,811	4.00	72,264	5.00

December 31, 2002
Total capital (to risk-weighted assets)	$122,026	11.20%	$87,164	8.00%	$108,955	10.00%
Tier 1 (core) capital (to risk-weighted assets)	111,522	10.24	43,582	4.00	65,373	6.00
Tier 1 (core) capital (to adjusted total assets)	111,522	7.59	58,740	4.00	73,425	5.00

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 11 - REGULATORY MATTERS (Continued)

The following is a reconciliation of the Bank’s equity under accounting principles generally accepted in the United States of America (“GAAP”) to regulatory capital.

	June 30, 2004	December 31,
		2003	2002
	(Unaudited)
GAAP equity	$120,887	$122,753	$129,626
Disallowed intangible assets	(17,438)	(17,961)	(18,920)
Unrealized loss on securities available-for-sale	564	5,722	1,078
Disallowed subsidiaries equity	—	—	(175)
Disallowed mortgage servicing assets	—	—	(87)

Tier I capital	104,013	110,514	111,522
General regulatory loan loss reserves	9,389	9,168	10,504

Total regulatory capital	$113,402	$119,682	$122,026

As of June 30, 2004 (unaudited) and year-end 2003, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

Federal regulations require the Bank to comply with a Qualified Thrift Lender (“QTL”) test, which requires that 65% of assets be maintained in housing-related finance and other specified assets. If the QTL test is not met, limits are placed on growth, branching, new investment, FHLB advances, and dividends or the institution must convert to a commercial bank charter. Management considers the QTL test to have been met.

NOTE 12 - INCOME TAXES

The income tax expense (benefit) is as follows:

	June 30,		December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Current	$(9)	$1,002	$(483)	$1,295	$386
Deferred	(4,826)	(222)	(2,106)	(547)	213

Total income tax expense (benefit)	$(4,835)	$780	$(2,589)	$748	$599

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 12 - INCOME TAXES (Continued)

A reconciliation of the provision for income taxes computed at the statutory federal corporate tax rate of 34% to the income tax expense in the consolidated statements of income follows:

	June 30,		December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Provision computed at the statutory federal tax rate	$(3,943)	$1,107	$(1,542)	$1,970	$1,270
State taxes and other, net	(668)	61	(429)	(99)	487
Dividends received deduction	(224)	(388)	(618)	(1,123)	(1,158)

	$(4,835)	$780	$(2,589)	$748	$599

Effective income tax rate	(41.69)%	23.96%	(57.08)%	12.91%	16.04%

Retained earnings at June 30, 2004 (unaudited) and December 31, 2003 include approximately $14.9 million for which no deferred federal income tax liability has been recorded. This amount represents an allocation of income to bad debt deductions for tax purposes alone.

The net deferred tax asset (liability) is as follows:

	June 30, 2004	December 31,
		2003	2002
	(Unaudited)
Gross deferred tax assets
Allowance for loan losses	$4,161	$4,662	$4,522
Interest rate caps	52	114	265
Branch closing reserve	178	175	423
Accumulated depreciation	195	263	103
Alternative minimum tax, general business credit and net operating loss carryforwards	3,983	4,626	1,687
Impairment of securities available for sale	5,798	—	—
Unrealized loss on securities available-for-sale	357	3,976	837
Other	74	108	298

	14,798	13,924	8,135

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 12 - INCOME TAXES (Continued)

	June 30, 2004	December 31,
		2003	2002
	(Unaudited)
Gross deferred tax liabilities
Net deferred loan origination costs	$(1,422)	$(1,410)	$(1,086)
FHLB stock dividends	(2,687)	(2,411)	(1,884)
Purchase accounting adjustments	(4,941)	(5,621)	(6,169)
Mortgage servicing rights	(976)	(917)	(676)

	(10,026)	(10,359)	(9,815)

Net deferred tax asset (liability)	$4,772	$3,565	$(1,680)

As of June 30, 2004 (unaudited) and December 31, 2003, the Company had a federal net operating loss of approximately $11.1 million and $13.0 million, respectively. BankFinancial MHC files a combined Illinois state income tax return with all companies of the controlled group except for BankFinancial, F.S.B. As of June 30, 2004 (unaudited) and December 31, 2003, BankFinancial MHC had a state net operating loss of approximately $9.1 million and $8.2 million, respectively. As of June 30, 2004 (unaudited) and December 31, 2003, BankFinancial F.S.B. had a state net operating loss of approximately $6.0 million and $8.9 million, respectively. The net operating losses are being carried forward and will be available to reduce future taxable income. These net operating loss carryforwards expire beginning in 2016 through 2023.

NOTE 13 - EMPLOYEE BENEFIT PLANS

The Company has a defined contribution plan (“profit sharing plan”) covering all of its eligible employees. Employees are eligible to participate in the profit sharing plan after attainment of age 21 and completion of one year of service. The Company matches employee contributions up to 5% of an employee’s wages. The Company may also contribute an additional amount annually at the discretion of the Board of Directors. Contributions totaling $380,000, $417,000, $740,000, $718,000, and $450,000 were made for the six-month periods ended June 30, 2004 (unaudited), and June 30, 2003 (unaudited), and for the years ended 2003, 2002, and 2001, respectively.

NOTE 14 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

The Company is party to various financial instruments with off-balance-sheet risk. The Company uses these financial instruments in the normal course of business to meet the financing needs of customers and to effectively manage exposure to interest rate risk. These

(Continued)

F-33

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 14 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES (Continued)

financial instruments include commitments to extend credit, standby letters of credit, unused lines of credit commitments to sell loans, and interest rate caps. When viewed in terms of the maximum exposure, those instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Credit risk is the possibility that a counterparty to a financial instrument will be unable to perform its contractual obligations. Interest rate risk is the possibility that, due to changes in economic conditions, the Company’s net interest income will be adversely affected.

The following is a summary of the contractual or notional amount of each significant class of off-balance-sheet financial instruments outstanding. The Company’s exposure to credit loss in the event of nonperformance by the counterparty for commitments to extend credit, standby letters of credit, and unused lines of credit is represented by the contractual notional amount of these instruments. For interest rate caps, the contractual or notional amounts substantially exceed actual exposure to credit loss.

The contractual or notional amounts are as follows:

	June 30,	December 31,
	2004	2003	2002
	(Unaudited)
Financial instruments wherein contractual amounts represent credit risk
Commitments to extend credit	$64,125	$23,617	$60,871
Standby letters of credit	1,294	1,797	105
Unused lines of credit	217,543	205,346	182,138
Commitments to sell mortgages	3,257	2,954	21,000
Financial instruments wherein notional amounts exceed the amount of credit risk Interest rate caps	50,000	50,000	75,000

Commitments to extend credit of $64.1 million at June 30, 2004 (unaudited), represent $8.7 million fixed-rate loans, with rates ranging from 3.75% to 7.25%, and $55.4 million adjustable rate loans, with rates ranging from 3.38% to 6.63%. These commitments are due to expire within 2 months of issuance. At year-end 2003, fixed-rate commitments were $5.3 million, with rates ranging from 4.88% to 7.50% and adjustable-rate commitments of $18.3 million, with rates ranging from 3.75% to 6.13%,. All are due to expire within nine months of issuance.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 14 - LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES (Continued)

Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. The collateral held varies, but primarily consists of single-family residential real estate.

Interest rate caps are used for asset liability management. These instruments involve underlying items, such as interest rates, and are designed to transfer risk. Notional amounts are amounts on which calculations and payments are based, but which do not represent credit exposure. All derivatives are recorded in the consolidated statements of financial condition at fair value with changes in fair value reflected currently in the income statement.

Details of the interest rate cap agreements at December 31, 2003 are as follows:

Effective Date	Termination Date	Notional Amount	Adjustment/ Payment Frequency	Floating Rate Index	Cap Rate
December 21, 1994	December 20, 2004	$50,000	daily/quarterly	U.S. dollar Prime	10.00%

The fair value of the interest rate caps was $0 as of June 30, 2004 (unaudited), December 31, 2003 and 2002.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of financial instruments as follows:

	June 30, 2004		December 31, 2003		December 31, 2002
	(Unaudited)
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$45,711	$45,711	$28,630	$28,630	$80,745	$80,745
Securities available-for-sale	246,558	246,558	257,520	257,520	233,572	233,572
Loans held-for-sale	10,816	10,816	5,280	5,280	11,166	11,166
Loans receivable, net of allowance for loan losses	1,068,153	1,096,958	1,067,248	1,095,391	1,077,932	1,081,925
FHLB stock	23,520	23,520	22,806	22,806	21,128	21,128
Accrued interest receivable	4,978	4,978	5,201	5,201	5,786	5,786

Financial liabilities
Non-interest-bearing demand deposits	$(109,712)	$(109,712)	$(98,087)	$(98,087)	$(113,477)	$(113,477)
NOW and money market deposits	(407,417)	(407,417)	(397,195)	(397,195)	(393,185)	(393,185)
Savings	(136,770)	(136,770)	(135,517)	(135,517)	(121,744)	(121,744)
Certificates of deposit	(450,613)	(450,459)	(443,098)	(444,575)	(426,356)	(428,534)
Borrowings	(249,151)	(252,477)	(268,225)	(267,201)	(307,180)	(330,814)
Accrued interest payable	(627)	(627)	(604)	(604)	(1,666)	(1,666)

For purposes of the above, the following assumptions were used:

Cash and Cash Equivalents: The estimated fair values for cash and cash equivalents are based on their carrying value due to the short-term nature of these assets.

Securities: The estimated fair values of securities are based on quoted market prices when they are currently available. If a quoted market price for a specific security is not currently available, the Company estimates the fair value based on the quoted market price of another security with similar characteristics, adjusted to reflect objectively measurable differences such as coupon rates and reset dates. In the absence of current quoted market prices for the same or a similar security, the Company uses other valuation techniques to determine fair value, such as obtaining broker-dealer valuations or estimating fair value based on valuation modeling. Significant judgment is involved in determining fair value in the absence of current quoted market prices.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Loans: The estimated fair value for loans has been determined by calculating the present value of future cash flows based on the current rate the Company would charge for similar loans with similar maturities, applied for an estimated time period until the loan is assumed to be repriced or repaid. The estimated fair values of loans held-for-sale are based on quoted market prices.

Deposit Liabilities: The estimated fair value for certificate deposits has been determined by calculating the present value of future cash flows based on estimates of rates the Company would pay on such deposits, applied for the time period until maturity. The estimated fair values of non-interest-bearing demand, NOW, money market, and savings deposits are assumed to approximate their carrying values as management establishes rates on these deposits at a level that approximates the local market area. Additionally, these deposits can be withdrawn on demand.

Borrowings: The estimated fair values of advances from the FHLB, notes payable, and trust preferred securities are based on current market rates for similar financing. The estimated fair value of securities sold under agreements to repurchase is assumed to equal its carrying value due to the short-term nature of the liability.

Accrued Interest: The estimated fair values of accrued interest receivable and payable are assumed to equal their carrying value.

Off-Balance-Sheet Instruments: Off-balance-sheet items consist principally of unfunded loan commitments, standby letters of credit, and unused lines of credit. The estimated fair values of unfunded loan commitments, standby letters of credit, and unused lines of credit are not material.

While the above estimates are based on management’s judgment of the most appropriate factors, as of the balance sheet date, there is no assurance that the estimated fair values would have been realized if the assets were disposed of or the liabilities settled at that date, since market values may differ depending on the various circumstances. The estimated fair values would also not apply to subsequent dates.

In addition, other assets and liabilities that are not financial instruments, such as premises and equipment, are not included in the above disclosures.

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 16 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive loss components and related taxes were as follows:

	June 30,		December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Unrealized holding gains (losses) on securities available-for-sale	$(5,769)	$(6,327)	$(7,783)	$(6,767)	$737
Tax effect	2,379	2,532	3,139	2,746	(234)

Unrealized holding gains (losses) on securities available-for-sale, net of tax	(3,390)	(3,795)	(4,644)	(4,021)	503

Less reclassification adjustments for (gains) losses recognized in income	(419)	—	—	2	—
Tax effect	173	—	—	(1)	—

Less reclassification adjustments for (gains) losses recognized in income, net of tax	(246)	—	—	1	—

Loss on impairment of securities available-for-sale	14,966	—	—	—	—
Tax effect	(6,172)	—	—	—	—

Loss on impairment of securities available-for - sale, net of tax	8,794	—	—	—	—

Other comprehensive income (loss)	$5,158	$(3,795)	$(4,644)	$(4,020)	$503

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of BankFinancial MHC, Inc. follows:

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2004	December 31,
		2003	2002
	(Unaudited)
ASSETS
Cash in subsidiary	$197	$227	$209
Investment in subsidiary	95,034	96,620	103,192
Other assets	1,126	1,996	309

Total assets	$96,357	$98,843	$103,710

LIABILITIES AND MEMBERS’ EQUITY
Accrued expenses and other liabilities	$1,054	$1,936	$212
Members’ equity	95,303	96,907	103,498

Total liabilities and members’ equity	$96,357	$98,843	$103,710

CONDENSED STATEMENTS OF INCOME

	June 30,		December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Other expense	$29	$18	$31	$33	$24

Loss before income tax and subsidiary earnings (loss)	(29)	(18)	(31)	(33)	(24)
Income tax benefit	11	7	12	13	(17)
Equity in earnings (loss) of subsidiary	(6,744)	2,487	(1,928)	5,066	3,177

Net income (loss)	$(6,762)	$2,476	$(1,947)	$5,046	$3,136

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

  (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	June 30,		December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Cash flows from operating activities
Net income (loss)	$(6,762)	$2,476	$(1,947)	$5,046	$3,136
Adjustments
Equity in (earnings) loss of subsidiary	6,744	(2,487)	1,928	(5,066)	(3,177)
Change in other assets	870	(430)	(1,687)	2,190	(1,778)
Change in other liabilities	(882)	439	1,724	(2,203)	1,792

Net cash from operating Activities	(30)	(2)	18	(33)	(27)

Net change in cash and cash equivalents	(30)	(2)	18	(33)	(27)
Beginning cash and cash equivalents	227	209	209	242	269

Ending cash and cash equivalents	$197	$207	$227	$209	$242

NOTE 18 - SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING AND INVESTING ACTIVITIES:

Supplemental disclosures of non-cash financing and investing activities were as follows:

	June 30,		December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Loans transferred to other real estate	$407	$2,924	$3,301	$2,009	$1,880
Loans securitized	29,260	70,581	137,706	—	—
Due from broker for sale of securities not settled	319	—	—	—	—

Acquisition of Success Bancshares, Inc.:
Fair value of assets acquired					$588,935
Cash paid for Success Bancshares, Inc.					(50,114)

Fair value of liabilities assumed					$538,821

(Continued)

BANKFINANCIAL MHC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Table amounts in thousands)

NOTE 19 – ADOPTION OF PLAN OF CONVERSION AND REORGANIZATION

  (Unaudited)

On August 25, 2004, the Board of Directors of the Company adopted a Plan of Conversion and Reorganization to convert from a mutual holding company form of organization to the stock form of organization and will sell shares of common stock to the public. BankFinancial MHC, Inc., the mutual holding company parent of BankFinancial Corporation, will be merged into BankFinancial, F.S.B., and BankFinancial MHC will no longer exist. BankFinancial Corporation, which owns 100% of BankFinancial, F.S.B., will be succeeded by a new corporation with the same name. When the conversion is completed, all of the capital stock of BankFinancial, F.S.B. will be owned by BankFinancial Corporation, the newly formed holding company, and all of the common stock of BankFinancial Corporation will be owned by public stockholders.

A subscription offering of shares of common stock will be offered initially to eligible account holders, the Company’s tax-qualified employee benefit plans, supplemental eligible account holders and other members of the Company. Any shares of the Company’s common stock not sold in the subscription offering will be offered for sale to the general public, giving preference to the Company’s market area.

At the time of conversion, the Company will establish a liquidation account in an amount equal to its net worth as of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Company after conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for the accounts held. The liquidation account balance is not available for payment of dividends.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. At June 30, 2004 (unaudited), $143,000 has been incurred and deferred.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by BankFinancial Corporation or BankFinancial, F.S.B. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of BankFinancial Corporation or BankFinancial, F.S.B. since any of the dates as of which information is furnished herein or since the date hereof.

Up to 24,466,250 Shares

BankFinancial Corporation

(Proposed Holding Company for

BankFinancial, F.S.B.)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

Sandler O’Neill & Partners, L.P.

                , 2004

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until             , 2004 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

		Amount(1)
*	Registrant’s Legal Fees and Expenses	$350,000
*	Marketing Agent Legal Fees and Expenses	75,000
*	Registrant’s Accounting Fees and Expenses	150,000
*	Conversion Agent and Data Processing Fees	20,000
*	Marketing Agent Fees and Expenses	1,253,345
*	Appraisal and Business Plan Fees and Expenses	135,000
*	Printing, Postage and Mailing	250,000
*	Filing Fees (OTS, NASD, Nasdaq and SEC)	157,461
*	Other	89,645

*	Total	$2,465,000

*	Estimated
(1)	BankFinancial Corporation has retained Sandler O’Neill & Partners, L.P. to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the midpoint of the offering range.

Item 14. Indemnification of Directors and Officers

Articles 12 and 13 of the Articles of Incorporation of BankFinancial Corporation, a Maryland corporation (the “Corporation”), set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

Article 12. Indemnification.

Section A. Indemnification. The Corporation: (1) shall indemnify its current and former Directors (including any Director who was or is also an officer of the Corporation), whether serving the Corporation or at its request serving any other entity, including, without limitation, any subsidiary or other affiliate of the Corporation, to the fullest extent required or permitted by the MGCL (but, in the case of any amendment to the MGCL, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), including the advancement of expenses under procedures permitted or required by applicable law and to the fullest extent permitted by applicable law; (2) shall indemnify (including the advancement of expenses under procedures permitted or required by applicable law) its current and former officers to the fullest extent, consistent with applicable law, as may be required in a contract approved by the Board of Directors pursuant to a resolution approved by a majority of Directors then in office, or as may be required the Bylaws of the Corporation; and (3) may, to the extent not required pursuant to paragraph (2) of this Section A of this Article 12, indemnify (including the advancement of expenses under procedures permitted or required by applicable law) current and former officers and other employees and agents of the Corporation as may be authorized by the Board of Directors in the specific case and permitted by applicable law or the Bylaws of the Corporation; provided, however, that, except as provided in Section B of this Article 12 with respect to proceedings to enforce rights to indemnification or in a contract approved by the Board of Directors pursuant to a resolution approved by a majority of Directors then in office, the Corporation shall not indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee unless such proceeding (or part thereof) was authorized by the Board of Directors pursuant to a resolution approved by a majority of the Directors then in office.

Section B. Procedure. If a claim under Section A of this Article 12 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 30 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit against the Corporation. It shall be a defense to any action for advancement of expenses that the Corporation has not received both: (1) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct for indemnification has not been met; and (2) a written affirmation by the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by an indemnitee to whom the Corporation has not agreed to advance expenses, be a defense to such suit. In any suit brought by the indemnitee to enforce any right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise, shall be on the Corporation.

Section C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, this Charter, the Bylaws of the Corporation, any contract, agreement, vote of stockholders or disinterested Directors, or otherwise.

Section D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself or any Director, officer, employee or agent of the Corporation or another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGCL.

Section E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually and unconditionally received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any repeal or modification of this Article 12 shall not in any way diminish any rights of any person to indemnification or advancement of expenses of or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article is in force.

Article 13. Limitation of Liability.

An officer or Director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages except: (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and Directors of the Corporation shall be further eliminated or limited to the fullest extent permitted by MGCL, as so amended. Any repeal or modification of this Article 13 by the stockholders of the Corporation shall not adversely affect any right or protection of a Director or officer of the Corporation existing at the time of such repeal or modification.

Item 15. Recent Sales of Unregistered Securities

Not Applicable.

Item 16. Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between BankFinancial MHC, Inc., BankFinancial Corporation, BankFinancial, F.S.B. and Sandler O’Neill & Partners, L.P.*

1.2	Form of Agency Agreement between BankFinancial MHC, Inc., BankFinancial Corporation, BankFinancial, F.S.B. and Sandler O’Neill & Partners, L.P.*

1.3	Form of Selected Dealer’s Agreement

2	Plan of Conversion and Reorganization*

3.1	Articles of Incorporation of BankFinancial Corporation*

3.2	Bylaws of BankFinancial Corporation*

4	Form of Common Stock Certificate of BankFinancial Corporation*

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick*

10.1	Employee Stock Ownership Plan*

10.2	Deferred Compensation Plan*

10.3	Employment Agreement with F. Morgan Gasior*

10.4	Employment Agreement with James J. Brennan*

10.5	Employment Agreement with Paul A. Cloutier*

10.6	Employment Agreement with Robert O’Shaughnessy*

10.7	Employment Agreement with Christa Calabrese*

10.8	Loan Agreement with Bank One, NA (Successor to American National Bank and Trust Company of Chicago), as amended*

10.9	Commitment to Amend Loan Agreement with Bank One, NA (Successor to American National Bank and Trust Company of Chicago), as amended*

10.10	Form of Employment Agreement with F. Morgan Gasior*

10.11	Form of Employment Agreement with Senior Executive Officers*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of Crowe Chizek and Company LLC

23.3	Consent of RP Financial, LC.

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between BankFinancial Corporation. and RP Financial, LC.*

99.2	Letter of RP Financial, LC. with respect to Subscription Rights*

99.3	Appraisal Report of RP Financial, LC.*

99.4	Marketing Materials*

99.5	Order and Acknowledgment Form*

99.6	Prospectus Supplement for participants in the BankFinancial and Subsidiaries Associate Investment Plan*

99.7	Appraisal Report Update**

*	Previously filed.
**	Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Burr Ridge, State of Illinois on November 9, 2004.

BANKFINANCIAL CORPORATION

By:	/s/ F. Morgan Gasior
F. Morgan Gasior
Chairman of the Board, Chief Executive
Officer and President
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of BankFinancial Corporation (the “Company”) hereby severally constitute and appoint F. Morgan Gasior as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said F. Morgan Gasior may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company=s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said F. Morgan Gasior shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ F. Morgan Gasior F. Morgan Gasior	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	November 9, 2004

/s/ Paul A. Cloutier Paul A. Cloutier	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 9, 2004

/s/ Kenneth Cmiel Kenneth Cmiel	Director	November 9, 2004

/s/ Patrick I. Hartnett Patrick I. Hartnett	Director	November 9, 2004

/s/ John M. Hausmann John M. Hausmann	Director	November 9, 2004

/s/ Sherwin R. Koopmans Sherwin R. Koopmans	Director	November 9, 2004

/s/ Joseph A. Schudt Joseph A. Schudt	Director	November 9, 2004

/s/ Terry R. Wells Terry R. Wells	Director	November 9, 2004

As filed with the Securities and Exchange Commission on November 10, 2004

Registration No. 333-119217

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO

PRE-EFFECTIVE AMENDMENT NO. 2 TO THE

REGISTRATION STATEMENT

ON

FORM S-1

BankFinancial Corporation

Burr Ridge, Illinois

EXHIBIT INDEX

1.1	Engagement Letter between BankFinancial MHC, Inc., BankFinancial Corporation, BankFinancial, F.S.B. and Sandler O’Neill & Partners, L.P.*

1.2	Form of Agency Agreement between BankFinancial MHC, Inc., BankFinancial Corporation, BankFinancial, F.S.B. and Sandler O’Neill & Partners, L.P.*

1.3	Form of Selected Dealer’s Agreement

2	Plan of Conversion and Reorganization*

3.1	Articles of Incorporation of BankFinancial Corporation*

3.2	Bylaws of BankFinancial Corporation*

4	Form of Common Stock Certificate of BankFinancial Corporation*

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick*

10.1	Employee Stock Ownership Plan*

10.2	Deferred Compensation Plan*

10.3	Employment Agreement with F. Morgan Gasior*

10.4	Employment Agreement with James J. Brennan*

10.5	Employment Agreement with Paul A. Cloutier*

10.6	Employment Agreement with Robert O’Shaughnessy*

10.7	Employment Agreement with Christa Calabrese*

10.8	Loan Agreement with Bank One, NA (Successor to American National Bank and Trust Company of Chicago), as amended*

10.9	Commitment to Amend Loan Agreement with Bank One, NA (Successor to American National Bank and Trust Company of Chicago), as amended*

10.10	Form of Employment Agreement with F. Morgan Gasior*

10.11	Form of Employment Agreement with Senior Executive Officers*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of Crowe Chizek and Company LLC

23.3	Consent of RP Financial, LC.

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between BankFinancial Corporation and RP Financial, LC.*

99.2	Letter of RP Financial, LC. with respect to Subscription Rights*

99.3	Appraisal Report of RP Financial, LC.*

99.4	Marketing Materials*

99.5	Order and Acknowledgment Form*

99.6	Prospectus Supplement for participants in the BankFinancial and Subsidiaries Associate Investment Plan*

99.7	Appraisal Report Update**

*	Previously filed.
**	Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.